AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 1998

                                                REGISTRATION NO. 333-67221
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                       AMENDMENT NO. 1 TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                      FAVORITE BRANDS INTERNATIONAL, INC.
              AND THE GUARANTORS IDENTIFIED IN FOOTNOTE (1) BELOW
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     2064                     75-2608980
    (STATE OR OTHER           (PRIMARY STANDARD            (I.R.S. EMPLOYER
    JURISDICTION OF               INDUSTRIAL            IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION CODE
     ORGANIZATION)                 NUMBER)

                          25 TRI-STATE INTERNATIONAL
                            LINCOLNSHIRE, IL 60069
                                (847) 405-5800
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                           BROOKS B. GRUEMMER, ESQ.
                      FAVORITE BRANDS INTERNATIONAL, INC.
                          25 TRI-STATE INTERNATIONAL
                            LINCOLNSHIRE, IL 60069
                                (847) 405-5800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                         COPIES OF CORRESPONDENCE TO:
                          CHRISTOPHER E. AUSTIN, ESQ.
                      CLEARY, GOTTLIEB, STEEN & HAMILTON
                               ONE LIBERTY PLAZA
                           NEW YORK, NEW YORK 10006

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

-------
(1) The following domestic direct subsidiaries of Favorite Brands International, Inc. are Guarantors of the Notes and are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated: Trolli Inc., a Delaware corporation (52-1716800) and Sather Trucking Corp., a Delaware corporation (41-1849044) .

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

     TITLE OF EACH                       PROPOSED        PROPOSED
       CLASS OF                          MAXIMUM          MAXIMUM
   SECURITIES TO BE      AMOUNT TO BE OFFERING PRICE     AGGREGATE          AMOUNT OF
      REGISTERED          REGISTERED     PER UNIT    OFFERING PRICE(1) REGISTRATION FEE(3)
------------------------------------------------------------------------------------------
10 3/4% Senior
 Subordinated Notes due
 2006.................   $200,000,000      100%        $200,000,000          $55,600
------------------------------------------------------------------------------------------
Guarantees of 10 3/4%
 Senior Subordinated
 Notes due 2006.......   $200,000,000      (2)              (2)                (2)
------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(2) No additional consideration for the Guarantees of the 10 3/4% Series B Senior Subordinated Notes due 2006 will be furnished. Pursuant to Rule
  457(n) under the Securities Act, no separate fee is payable with respect to such Guarantees.

(3) A registration fee of $55,600 has previously been paid.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE       +
+AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION + +STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE + +STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE +
+WHERE THE OFFER OR SALE IS NOT PERMITTED.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

SUBJECT TO COMPLETION--DATED DECEMBER 28, 1998

PROSPECTUS


EXCHANGE OFFER FOR
$200,000,000
10 3/4% SENIOR NOTES DUE 2006
OF FAVORITE BRANDS INTERNATIONAL, INC.

                          Terms of the Exchange Offer

                              . We believe that the exchange of notes will not
 . We are offering to            be a taxable exchange for U.S. federal income
  exchange the notes that       tax purposes.
  we sold in a private
  offering for new
  registered exchange         . We will not receive any proceeds from the
  notes.                        exchange offer.

 . The exchange offer          . The terms of the notes to be issued are
  expires 5:00 p.m., New        identical to the outstanding notes, except for
  York City time, February      the transfer restrictions and registration
    , 1999, unless              rights relating to the outstanding notes.
  extended.

 . Tenders of outstanding
  notes may be withdrawn
  any time prior to the
  expiration of the
  exchange offer.

 . All outstanding notes
  that are validly
  tendered and not validly
  withdrawn will be
  exchanged.

  WE ARE NOT MAKING AN OFFER TO EXCHANGE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

  INVESTING IN THE NOTES ISSUED IN THE EXCHANGE OFFER INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11 .

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       , 1999

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
      Prospectus Summary.................................................   1
      Risk Factors.......................................................  11
      The Exchange Offer.................................................  21
      Use of Proceeds....................................................  32
      Selected Consolidated Historical Financial Data....................  32
      Management's Discussion and Analysis of Financial Condition and
       Results of Operations.............................................  35
      Business...........................................................  49
      Information Regarding Our Market and Industry Data.................  63
      Management.........................................................  64
      Principal Stockholders.............................................  71
      Certain Relationships and Related Transactions.....................  75
      Description of Bank Facilities and Other Indebtedness..............  77
      Description of the Exchange Notes..................................  81
      Exchange and Registration Rights Agreement......................... 125
      Certain United States Income Tax Considerations.................... 129
      Book-Entry; Delivery and Form...................................... 130
      Plan of Distribution............................................... 134
      Legal Matters...................................................... 134
      Experts............................................................ 135
      Index to Financial Statements...................................... F-1

                               PROSPECTUS SUMMARY

 The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

                               THE EXCHANGE OFFER

  On May 19, 1998, we issued $200,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2006 to Chase Securities, Inc. and BancAmerica Robertson Stephens in a private offering. These initial purchasers sold the notes to institutional investors in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are guaranteed by Trolli Inc. and Sather Trucking Corp., two subsidiaries of the Company.

Exchange and Registration Rights Agreement

  When we issued the initial notes, we entered into an Exchange and Registration Rights Agreement in which we agreed to use our best efforts to complete the exchange offer of the initial notes on or prior to February 13, 1999.


The Exchange Offer

  Under the terms of the exchange offer, you are entitled to exchange the initial notes in the exchange offer for registered exchange notes with substantially identical terms. You should read the discussion under the heading "Description of the Exchange Notes" for further information regarding the exchange notes. As of this date, there are $200,000,000 aggregate principal amount of the initial notes outstanding. The initial notes may be tendered only in integral multiples of $1,000.

Resale of Exchange Notes

  We believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

  . you are acquiring the exchange notes in the ordinary course of your business;

  . you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

  . you are not an "affiliate" of ours.

  If any of the foregoing are not true and you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from the registration requirements of the Securities Act, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

  Each broker-dealer that is issued exchange notes for its own account in exchange for initial notes that were acquired by the broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the exchange notes.

Consequences of Failure to Exchange Initial Notes

  If you do not exchange your initial notes for exchange notes, you will no longer be able to force us to register the initial notes under the Securities Act. In addition, you will not be able to offer or sell the initial notes unless they are registered under the Securities Act, or unless you offer or sell them under an exemption from the requirements of, or in a transaction not subject to, the Securities Act.

Expiration Date

  The exchange offer will expire at 5:00 p.m., New York City time, on February , 1999 unless we decide to extend the expiration date.

Interest on the Exchange Notes

  The exchange notes will accrue interest at 10 3/4% per year, from either the last date we paid interest on the initial notes you exchanged, or if you surrendered your initial notes for exchange after the record date for an interest payment date occurring after the date you exchanged your notes, the date we paid interest on those initial notes. We will pay interest on the exchange notes on May 15 and November 15 of each year.

Conditions to the Exchange Offer

  We will proceed with the exchange offer, so long as:

  . the exchange offer does not violate any applicable law or applicable interpretation of law of the staff of the Securities and Exchange Commission;

  . no litigation materially impairs our ability to proceed with the exchange offer; and

  . we obtain all the governmental approvals we deem necessary for the exchange offer.

Procedures for Tendering Initial Notes

  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal and transmit it together with all other documents required by the letter of transmittal, including the initial notes to be exchanged, to LaSalle National Bank, as exchange agent at the address set forth on the cover page of the letter of transmittal. Alternatively, you can tender your initial notes by following the procedures for book-entry transfer, as described in this document.

Guaranteed Delivery Procedure

  If you wish to tender your initial notes and you cannot get your required documents to the exchange agent by the expiration date, you may tender your initial notes according to the guaranteed delivery procedure described under the heading "The Exchange Offer--Guaranteed Delivery Procedure."

Withdrawal Rights

  You may withdraw the tender of your initial notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth herein under "The Exchange Offer--Exchange Agent" by 5:00 p.m., New York City time, on the expiration date.

Acceptance of Initial Notes and Delivery of Exchange Notes

  If all of the conditions to the exchange offer are satisfied or waived, we will accept any and all initial notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. We will deliver the exchange notes promptly after the expiration date.

Tax Considerations

  You should consult your tax adviser about the tax consequences of this exchange as they apply to your individual circumstances.

Exchange Agent

  LaSalle National Bank is serving as exchange agent for the exchange offer.

Fees and Expenses

  We will bear all expenses related to consummating the exchange offer and complying with the Registration Rights Agreement.

                       DESCRIPTION OF THE EXCHANGE NOTES

Issuer

  Favorite Brands International, Inc.

Notes Offered

  $200,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2006. The form and terms of the exchange notes are the same as the form and terms of the initial notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to registration under the Securities Act. The exchange notes will evidence the same debt as the initial notes and both the initial notes and the exchange notes are governed by the same indenture.

Maturity

  May 15, 2006.

Interest Payment Dates

  May 15 and November 15 of each year.

Sinking Fund

  None.

Optional Redemption

  On or after May 15, 2003, we may redeem the exchange notes, in whole or in part from time to time, at the redemption prices described in this prospectus under the heading "Description of the Exchange Notes," plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to May 15, 2001, we may redeem up to 35% of the original aggregate principal amount of the exchange notes with the proceeds of certain public offerings of equity in our company.

Change of Control

  Upon a change of control, we will be required to make an offer to purchase exchange notes at a price equal to 101% of their original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Subsidiary Guarantees

  Some of our subsidiaries will guarantee the exchange notes. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries are obligated to make them.

Ranking

  The exchange notes will be senior unsecured obligations of our company. The subsidiary guarantees will be senior unsecured obligations of our subsidiaries. The Company has incurred substantial secured indebtedness. The assets of the Company that secure the secured indebtedness will be available to pay the exchange notes only after all existing and future secured indebtedness has been paid in full.

  As of September 26, 1998, the aggregate principal amount of our outstanding indebtedness was $590.4 million (excluding unused commitments and letters of credit), $195.0 million of which was secured indebtedness. Assuming we had completed this offering on September 26, 1998:

  . the exchange notes would have been effectively senior to $195.0 million of subordinated indebtedness; and

  . the exchange notes would have been effectively junior to $195.4 million of indebtedness, consisting of secured indebtedness and subsidiary indebtedness.

  Our company and its subsidiaries may in the future issue additional senior secured indebtedness under certain circumstances. The exchange notes would be, in effect, subordinated to this senior secured indebtedness to the extent of its security interest in assets of our company or its subsidiaries.

Restrictive Covenants

  The indenture under which the exchange notes will be issued contains covenants for your benefit which, among other things, restrict our ability to:

  . incur indebtedness;

  . pay dividends on, and redeem the capital stock of, our company and certain of its subsidiaries;

  . redeem certain subordinated obligations;

  . sell assets;

  . sell the stock of our subsidiaries;

  . enter into transactions with affiliates;

  . enter into sale-leaseback transactions;

  . create liens;

  . enter into certain lines of business; and

  . consolidate, merge, or sell substantially all of our assets.

                                THE COMPANY

OVERVIEW

  Our company was formed in September 1995 to acquire the marshmallow and caramel business of Kraft Foods, Inc., a subsidiary of Philip Morris Companies, Inc. We have grown primarily through five subsequent acquisitions. Today, our company is the fourth largest confections company in the United States. We compete primarily in the marshmallow, fruit snack and non-chocolate candy categories of the confections market with a broad portfolio of products.

 Marshmallow Products

  We are the largest United States manufacturer of marshmallow products, which include marshmallows, marshmallow creme and dehydrated marshmallow bits. We have the number one market position in branded and ingredient marshmallow products. Based on Nielson data, our Jet-Puffed marshmallow brand has a 79% share of the branded marshmallow market and a 47% share of the total marshmallow market. We are also the market leader in the ingredient marshmallow category, which includes dehydrated marshmallow bits that are used primarily in cereals and hot beverages. We estimate that we have a 98% share of the dehydrated marshmallow bits market. We also manufacture private label marshmallow products.

 Fruit Snacks

  We sell our fruit snack products under the Farley's brand name. Based on Nielson data, our fruit snacks hold the number two market position with a 22% market share. Our growth strategy for this category includes the use of exclusive licenses for popular children's characters, such as Nickelodeon's Rugrats.

 Branded Gummis

  We market a variety of gummi products under the Trolli brand name, including BriteCrawlers, Gummi Beans, Trolli Squiggles and Apple O's. Based on Nielson data, Trolli has the number two market position in the gummi market with a 15% share.

 General Line Candy

  We sell general line candy primarily under the Farley's and Sathers brand names and under private labels. Our product line includes more than 100 varieties of non-chocolate and chocolate candies, gummis, caramels, nuts and snacks. Our company is the second largest general line candy supplier in the United States, and our Sathers line is the leading brand of general line candy in the convenience store channel.

 Distribution Network

  We sell our retail products to grocery stores, mass merchandisers, drugstores, convenience stores and club stores under branded and private labels. We sell these products through a sales network consisting of more than 25 independent food brokers supported by an internal sales organization that focuses on large national accounts, distributors and ingredients purchasers. We operate 13 manufacturing and packaging facilities and a nationwide distribution network that delivers products to more than 5,000 customers.

ACQUISITIONS AND BUSINESS INTEGRATION

  In August 1996, we acquired three companies:

  . Kidd & Company, Inc., a major competitor in the private label marshmallow market;

  . Farley Candy Company, the second largest supplier of general line candy in the United States; and

  . Sathers Inc. and Sather Trucking Corp., the third largest supplier of general line candy in the United States.

In January 1997, we acquired Dae Julie, Inc., a manufacturer of general line gummis and jells. In April 1997, we acquired Trolli Inc., a manufacturer of branded gummis.

  We began to consolidate all of the acquired businesses in fiscal 1998. To date, we have completed a number of integration initiatives, including closing some production facilities, consolidating some sales, marketing and customer service functions, reducing the number of distribution facilities, consolidating two separate trucking fleets, eliminating more than 1,400 stock keeping units and consolidating some management information systems. More recently, at the end of fiscal 1998, we decided that we would close our Melrose Park production facility in December 1998 and our Skokie production facility in April 1999.

FISCAL 1998 DIFFICULTIES

  During fiscal 1998, the integration process proceeded more slowly and was more difficult than anticipated. These delays and difficulties, as well as a significant increase in trade spending, caused a substantial deterioration in our results of operations beginning in fiscal 1998. Trade spending generally refers to amounts that we pay or credit to trade customers when selling our products. These amounts are intended to be used by our trade customers for promotional activities, including advertising, temporary price reductions and displays, and to secure shelf space, in order to increase consumer sales.

  In fiscal 1998, we started to initiate programs to control trade spending more effectively. Trade spending and integration issues continued, however, and are now expected to continue into fiscal 1999. As a result, we recently took a number of additional actions to address these issues and restructure our business. We have hired a new Chief Executive Officer; a President, Chief Operating Officer and Chief Financial Officer; and a number of other new key managers, including a Vice President of Sales and a Vice President of Information Systems. We have also implemented a number of additional procedures and controls to monitor trade spending more effectively and are now planning to implement new trade spending programs in the third quarter of fiscal 1999 for most of our products. We have centralized some of our sales forecasting, production and capacity planning and inventory management processes in order to the management of the supply chain. We plan to integrate further our distribution network by further reducing the number of distribution centers that we use.

                                USE OF PROCEEDS

  We will not receive any cash proceeds from the issuance of the exchange notes.

                           FORWARD-LOOKING STATEMENTS

  Certain of the information contained in this prospectus, including information with respect to our plans and strategy for our business and its financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

                           PRINCIPAL EXECUTIVE OFFICE

  Our headquarters are located at 25 Tri-State International, Lincolnshire, Illinois 60069 (telephone number (847) 405-5800).

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act covering the exchange notes. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

  Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended. In the indenture governing the exchange notes, we have agreed to file with the SEC financial and other information for public availability. In addition, the indenture governing the exchange notes requires us to deliver to you, or to LaSalle National Bank for forwarding to you, copies of all reports that we file with the SEC without any cost to you. We will also furnish such other reports as we may determine or as the law requires.

  You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information that we file at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to the public on the SEC Internet site (http://www.sec.gov).

  You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information.

  The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

  The table on page 10 sets forth summary historical consolidated financial and other data for the periods ended and as of the dates indicated.

  The summary consolidated historical financial data as of, and for the periods ended, June 29, 1996, June 28, 1997 and June 27, 1998 have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of the Company, and the notes thereto, which are included elsewhere in this prospectus. The financial data as of, and for the periods ended, June 30, 1994, June 30, 1995, and September 24, 1995 have been derived from the unaudited financial statements of Kraft's marshmallow and caramel business. In the table, we refer to Kraft's marshmallow and caramel business as the "Predecessor." For more information regarding this data, see "Risk Factors-- Uncertainty of Financial Information Related to the Kraft Business."

  The unaudited financial data for the 13 weeks ended September 27, 1997 and for the 13 weeks ended September 26, 1998 were derived from, and should be read in conjunction with, the interim consolidated financial information of the Company as of such dates included elsewhere in this prospectus. In our opinion, those statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the data. Operating results for the 13 weeks ended September 26, 1998 are not necessarily indicative of results to be expected for full fiscal 1999.

  The Company's results of operations for the year ended June 28, 1997 include the results of Farley, Sathers and Kidd from the date of their acquisition on August 30, 1996, the results of Dae Julie from the date of its acquisition on January 27, 1997 and the results of Trolli from the date of its acquisition on April 1, 1997.

  As a result of the significant number of acquisitions completed by the Company during the periods presented below, the historical consolidated financial information is not indicative of the results of operations, financial position or cash flows of the Company for the historical periods presented had the Company been organized and owned all of its current subsidiaries for such periods.

  As you review the information contained in the table on page 10, you should note the following:

  . Restructuring and business integration costs. The Company recorded restructuring and business integration costs during the year ended June 27, 1998 and the 13 weeks ended September 27, 1997 and September 26, 1998. These include, among other things, charges for impairment of property, plant and equipment, staff consolidation and related costs, incremental freight, distribution and warehousing consolidation expenses and manufacturing integration costs.

  . Interest expense. Our cash interest expense for the Senior Subordinated
    Notes increased by one percent per annum beginning on October 1, 1998.

  . Extraordinary charge. The extraordinary charge relates to the early extinguishment of debt. See Note 10 to the Company's Consolidated Financial Statements, included elsewhere in this prospectus.

  . Cumulative effect of change in accounting principle. The cumulative effect of change in accounting principle relates to the Company's adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" during the first quarter of fiscal 1999. See Note 16 to the Company's Consolidated Financial Statements, included elsewhere in this prospectus.

  . Adjusted EBITDA. Adjusted EBITDA is defined as income (loss) from operations before depreciation, amortization of goodwill and other intangibles, and restructuring and business integration costs. The Company believes that Adjusted EBITDA provides useful information regarding the Company's ability to service its debt, and the Company understands that this information is considered by some investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. Adjusted EBITDA does not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

  . Ratio of earnings to fixed charges. The ratio of earnings to fixed charges has been calculated by dividing income (loss) before income taxes, extraordinary charge and cumulative effect of change in accounting principle and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and the portion of rent expense deemed to be representative of the interest factor. The earnings described above were insufficient to cover fixed charges by $0.8 million for the 40 weeks ended June 29, 1996, $0.7 million for the 52 weeks ended June 28, 1997, $74.3 million for the 52 weeks ended June 27, 1998 and $14.5 million for the 13 weeks ended September 26, 1998.

You should also read the following information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, and the notes thereto, appearing elsewhere in this prospectus.

              SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

                                    PREDECESSOR                                  COMPANY
                          ------------------------------- ---------------------------------------------------------
                           FISCAL   FISCAL     JULY 1,
                            YEAR     YEAR       1995      40 WEEKS  52 WEEKS  52 WEEKS    13 WEEKS      13 WEEKS
                           ENDED    ENDED      THROUGH     ENDED     ENDED     ENDED        ENDED         ENDED
                          JUNE 30, JUNE 30, SEPTEMBER 24, JUNE 29,  JUNE 28,  JUNE 27,  SEPTEMBER 27, SEPTEMBER 26,
                            1994     1995       1995        1996      1997      1998        1997          1998
                          -------- -------- ------------- --------  --------  --------  ------------- -------------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $144,881 $151,488    $36,133    $127,629  $652,538  $763,921    $203,570      $ 196,640
Costs and expenses:
Cost of sales...........    82,600   87,436     20,943      74,289   433,707   493,095     129,407        123,508
 Selling, marketing and
  administrative........    44,376   46,439     10,897      38,110   176,506   237,147      53,827         69,004
 Amortization of
  intangible assets.....       --       --         --        7,454     9,540    13,670       3,061          3,004
 Restructuring and
  business integration
  costs.................       --       --         --          --        --     39,689       3,445          1,047
                          -------- --------    -------    --------  --------  --------    --------      ---------
                           126,976  133,875     31,840     119,853   619,753   783,601     189,740        196,563
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) from oper-
 ations.................    17,905   17,613      4,293       7,776    32,785   (19,680)     13,830             77
 Interest expense.......       --       --         --        8,589    33,463    54,581      12,745         14,577
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) before
 income taxes,
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............    17,905   17,613      4,293        (813)     (678)  (74,261)      1,085        (14,500)
 Provision (benefit) for
  income taxes..........     7,162    7,045      1,717        (305)      960   (27,419)        908         (5,356)
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) before
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............    10,743   10,568      2,576        (508)   (1,638)  (46,842)        177         (9,144)
Extraordinary charge--
 early debt
 extinguishment, net of
 income tax benefit.....       --       --         --          --        --      8,591       4,154            --
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit.....       --       --         --          --        --        --          --           2,503
                          -------- --------    -------    --------  --------  --------    --------      ---------
Net income (loss).......  $ 10,743 $ 10,568    $ 2,576    $   (508) $ (1,638) $(55,433)   $ (3,977)     $ (11,647)
                          ======== ========    =======    ========  ========  ========    ========      =========
OTHER FINANCIAL DATA:
Adjusted EBITDA.........  $ 20,055 $ 19,813    $ 4,801    $ 17,978  $ 61,874  $ 61,306    $ 27,062      $  11,234
Net cash provided by
 (used in) operating
 activities.............       N/A      N/A        N/A      22,480    32,550    12,559      (2,360)       (30,741)
Net cash used in
 investing activities...       N/A      N/A        N/A    (212,932) (367,209)  (27,313)     (4,662)        (5,592)
Net cash provided by
 financing activities...       N/A      N/A        N/A     191,388   336,900    18,017      17,276         32,467
Depreciation and amorti-
 zation.................     2,150    2,200        508      10,202    29,089    41,297       9,787         10,110
Capital expenditures....     1,900    2,400        692       8,544    31,018    27,010       4,584          5,592
Ratio of earnings to
 fixed charges..........       N/A      N/A        N/A         --        --        --          --             --
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash equiva-
 lents..................  $    --  $    --     $   --     $    936  $  3,177  $  6,440    $ 13,431      $   2,574
Total assets............    32,500   37,301     26,529     208,692   807,053   809,556     841,946        829,776
Total debt, including
 current portion........       --       --         --      134,800   533,367   557,390     556,898        590,440
Divisional/stockholder's
 equity.................    23,012   33,580     36,156      59,492   176,912   137,745     172,935        126,098

-------
N/A: Not available.

                                  RISK FACTORS

  You should consider carefully the following factors and other information in this Prospectus before making an investment in the Notes.

Risks Associated with the Exchange Offer

FAILURE TO PARTICIPATE IN THE EXCHANGE OFFER WILL HAVE ADVERSE CONSEQUENCES

  If you do not exchange your initial notes for exchange notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer of your initial notes. In general, the initial notes may not be offered or sold, unless:

  . they are registered under the Securities Act and applicable state securities laws; or

  . they are offered or sold pursuant to an exemption from the registration requirements of the Securities Act; or

  . they are offered or sold in a transaction that is not subject to the Securities Act.

We do not intend to register the initial notes under the Securities Act. To the extent initial notes are tendered and accepted in the exchange offer, the trading market, if any, for the initial notes would be adversely affected. See "The Exchange Offer."

SINCE THE EXCHANGE NOTES ARE NOT SECURED, OUR ASSETS MAY BE INSUFFICIENT TO PAY AMOUNTS DUE ON YOUR NOTES

  The exchange notes will be unsecured senior obligations of our company and will be equal in right of payment to all existing and future indebtedness of our company, other than indebtedness that is expressly subordinated to the exchange notes. In particular, the exchange notes, the $17 million loan from Texas Pacific Group and indebtedness under our bank facilities will be equal in right of payment and will all be senior in right of payment to our senior subordinated notes. The exchange notes and the $17 million TPG loan, however, will be unsecured, while indebtedness outstanding under our bank facilities is secured by substantially all of the assets of our company and our subsidiary guarantors. In addition, our company and some of our subsidiaries may incur other senior indebtedness, which may be substantial in amount, including secured indebtedness.

  Because the exchange notes are unsecured obligations of our company, your right of repayment may be compromised in the following situations:

 . our company or some of its subsidiaries enter into bankruptcy, liquidation, reorganization, or other winding-up;

 . there is a default in payment under our bank facilities or other secured indebtedness; or

 . there is an acceleration of any indebtedness under our bank facilities or other secured indebtedness.

If any of these events occurs, the assets of our company and some of our subsidiaries must pay all indebtedness under the bank facilities and other secured indebtedness before those assets would be available to pay the obligations on the exchange notes, the guarantees of payment of the exchange notes by our subsidiaries and other senior indebtedness. In that event, there may not be sufficient assets remaining to pay amounts due on any of the exchange notes and the subsidiary guarantees.

THERE IS NO PRIOR MARKET FOR THE EXCHANGE NOTES; IF ONE DEVELOPS, IT MAY NOT BE LIQUID

  The exchange notes are new securities for which there currently is no market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through an automated quotation system. Although Chase Securities Inc., one of the purchasers of our initial notes, has informed us that it currently intends to make a market in the exchange notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, this market making activity may be limited during the pendency of the exchange offer. It is not certain that any market for the exchange notes will develop or that any such market would be liquid. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for these notes.

Risks Associated with Our Business

DIFFICULTY IN INTEGRATING ACQUIRED BUSINESSES MAY CONTINUE TO ADVERSELY AFFECT OUR OPERATIONS

  We have acquired five companies since August 1996. Since that time, we have been working to integrate the operations and products of Farley, Sathers, Kidd and Dae Julie and, to a more limited extent, Trolli, into our operations. The integration to date has proceeded more slowly and was more difficult than we originally contemplated and, as a result, our financial position and results of operations have been adversely affected. Although we have implemented a number of initiatives to address certain of our integration issues, we may be required to implement a number of additional initiatives over the next several years in order to effectively integrate the acquired companies. Furthermore, additional operating issues may arise in connection with integrating the acquired companies and the measures that we have taken to date to address the current integration issues may not adequately resolve these issues. We expect integration difficulties to continue to adversely affect our results of operations in fiscal 1999.

OUR TRADE SPENDING LEVELS ARE VERY HIGH; LOWERING THEM MAY RESULT IN LOWER SALES OF OUR PRODUCTS

  Trade spending generally refers to amounts that we pay or credit to trade customers, such as retailers, when selling our products. These amounts are intended to be used by our trade customers for promotional activities, including advertising, temporary price reductions and displays, and to secure shelf space, in order to increase consumer sales. The combined effect of the lack of effective controls and information systems, increased competitive activities in some product categories and ineffective execution of trade spending programs, resulted in a significant increase in our trade spending in fiscal 1998 as compared to previous years. The increase in trade spending has adversely affected our financial position and results of operations in fiscal 1998 and we anticipate that the trade spending levels in fiscal 1999 will be at least equal to those in fiscal 1998.

  Beginning in the third quarter of fiscal 1999, we plan to implement newly designed trade spending programs for most of our products. The goal of our new trade spending programs is to reduce trade spending as a percentage of net sales and to more effectively spend our trade dollars. There are, however, a number of risks related to our new trade spending programs. These risks include the possibility that lower levels of trade spending may result in lower sales of our products. Therefore, we can give no assurance that trade spending levels will decline or, if they do decline, that our sales will not be adversely affected.

LIQUIDITY RISK COULD IMPAIR OUR ABILITY TO FUND OPERATIONS AND COULD JEOPARDIZE OUR FINANCIAL CONDITION

  We have incurred net losses in each of fiscal 1996, fiscal 1997, fiscal 1998 and the first quarter of fiscal 1999. Our continued net losses and substantially leveraged capital structure have impaired our liquidity and available sources of liquidity. Unless we successfully integrate our acquired businesses, achieve our planned trade spending and other cost savings and otherwise are able to implement our business strategy, we will continue to incur net losses and will not generate sufficient cash flows to fully meet our debt service requirements in the future.

  In the first quarter of fiscal 1999, we had negative cash flow from operations of $30.7 million, compared to negative cash flow from operations of $2.4 million in the first quarter of fiscal 1998. Our cash flow from operations declined from $32.6 million in fiscal 1997 to $12.6 million in fiscal 1998. As a result of poor recent operating performance, in September 1998 we requested and received an amendment to our bank facilities to avoid a future default under the financial covenants. In connection with this amendment, TPG, an affiliate of our company, loaned us $17.0 million, all of which was used to repay amounts outstanding under our revolving credit facility.

  In addition, on October 1, 1998, the interest rate on $195.0 million of senior subordinated notes due 2007 increased by one percent (from 10.25% to 11.25%) because we were unable to obtain a rating on such notes of at least B-from Standard & Poor's Ratings Service and B3 from Moody's Investors Service, Inc. The senior subordinated notes are rated CCC+ by Standard & Poor's Rating Service and Caa1 by Moody's Investors Service.

  We will need to improve our operating results and cash flow in order to meet our debt service obligations and to comply with our debt covenants. We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these notes, on commercially reasonable terms, if at all.

SUBSTANTIAL LEVERAGE AND INSUFFICIENT EARNINGS TO COVER FIXED CHARGES

  We are highly leveraged. As of September 26, 1998, we had outstanding indebtedness of $590.4 million and could have borrowed an additional $25.8 million under our revolving credit facility. Our earnings were insufficient to cover fixed charges by $74.3 million in fiscal 1998 and by $14.5 million for the 13 weeks ended September 26, 1998. As of September 26, 1998, our debt to equity ratio was 4.7 to 1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Our substantial level of debt has important consequences, which include the following:

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired;

  . a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for other operations and business opportunities;

  . certain of our borrowings bear interest at variable rates, which could result in a higher interest expense in the event of increases in general market interest rates;

  . we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage;

  . our substantial degree of leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or in our business;

  . a significant portion of our indebtedness will become due prior to the maturity of the exchange notes; and

  . our ability to refinance the exchange notes in order to pay the principal of the exchange notes at maturity or upon a change of control may be adversely affected.

OUR DEBT COVENANTS RESTRICT OUR BUSINESS IN MANY WAYS

  The indenture for the exchange notes, our amended bank facilities and note agreement relating to our senior subordinated notes, contain covenants that restrict our business in a number of important ways. These covenants limit our ability to:


  . incur indebtedness;

  . pay dividends on, and redeem the capital stock of, our company and certain of its subsidiaries;

  . redeem certain subordinated obligations;

  . sell assets;

  . sell the stock of our subsidiaries;

  . enter into transactions with affiliates;

  . enter into sale-leaseback transactions;

  . create liens;

  . enter into certain lines of business; and

  . consolidate, merge, or sell substantially all of our assets.

  The indenture also requires a guarantee of payment of the exchange notes from some of our existing and future subsidiaries.

  In addition, the bank facilities contain covenants that require us to comply with specified financial ratios and satisfy certain financial tests.

  Our company's ability to comply with those agreements in the future may be affected by prevailing economic, financial and industry conditions, certain of which are beyond our control. Breaching any of those covenants or restrictions could result in a default under the indenture, the bank facilities or the note agreement. Moreover, the indenture, the bank facilities and the note agreement would allow our creditors to require acceleration of the payment of principal and interest on those notes or loans if certain events of default occurred or if the principal and interest on some of our other indebtedness were accelerated. If the indebtedness under the bank facilities were to be accelerated, it is not certain whether our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the exchange notes.

UNCERTAINTY OF FINANCIAL INFORMATION RELATED TO THE KRAFT BUSINESS

  Kraft did not operate the marshmallow and caramel business that it sold to us as a separate business unit. Therefore, Kraft did not regularly prepare separate financial statements for this business. The books and records for the pre-acquisition periods relating to that business have not been separately audited. We were granted limited access to Kraft's books and records prior to and since the closing of the Kraft acquisition. The data included in "Prospectus Summary--Summary Consolidated Historical Financial Data" and "Selected Consolidated Historical Financial Data" include estimates of certain expenses associated with the historical operations of the business as part of Kraft, and were derived from unaudited information provided by Kraft. As a result of the factors listed above, this data may not be representative of the costs of operating this business going forward.

WE ARE EXPOSED TO GENERAL RISKS OF THE FOOD INDUSTRY

  The food products manufacturing industry is subject to many risks, including:

 . adverse changes in general economic conditions;

 . adverse changes in local markets (resulting in greater risks inherent in the limited shelf life of food products in the case of oversupply);

 . food spoilage and contamination;

 . lack of attractiveness of a particular food product line after its novelty has worn off;

 . evolving consumer preferences and nutritional and health-related concerns;

 . federal, state and local food processing controls;

 . consumer product liability claims;

 . product tampering; and

 . the availability and expense of insurance.

WE MAY NOT BE ABLE TO PASS THROUGH INCREASES IN THE PRICES OF RAW MATERIALS TO OUR CUSTOMERS

  We use agricultural commodities, flavors, other raw materials and packaging in the production of our products and we purchase these items from commodity processors, importers, other food companies and packaging manufacturers. The primary raw materials we use in our products include sugar, corn products (dextrose, starch and corn syrup), gelatin and packaging. Our principal raw materials are generally available from several suppliers, except for two of Trolli's key ingredients, which are only available from one domestic supplier and other international sources. The prices of our raw materials are affected by several factors, including government agricultural policies, weather conditions, competition among suppliers and demand among users. Movement in the price level of these raw materials can have a corresponding impact on finished product costs, and hence, on gross margins. Our ability to pass through increases in costs of raw materials to our customers depends on competitive conditions and pricing methodologies in the markets in which we operate. Material increases in the prices of raw materials may occur and we may not be able to pass any such price increases through to our customers.

OUR SALES AND EARNINGS FLUCTUATE BASED ON SEASONAL FACTORS, OVER WHICH WE DO NOT HAVE CONTROL

  Our sales and earnings are subject to a variety of seasonal factors, which vary among our product lines. Our cash needs also vary based on seasonal factors, with the second and third fiscal quarters ordinarily generating the most significant working capital requirements. In light of the seasonality of our business, results for any interim period do not necessarily indicate the results that we may realize for the full year. Our quarterly results of operations may also fluctuate as a result of a variety of other factors, including the timing of new product introductions, promotional activities and price increases. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonality."

THE CONFECTIONS BUSINESS IS VERY COMPETITIVE

  The confections business is highly competitive. Numerous brands and products compete for shelf space and sales. Together, the four largest companies (Hershey, M&M/Mars, Nestle and our company) account for the majority of United States sales volume in chocolate and non-chocolate candy. Our significant competitors include General Mills and Brach's in the fruit snacks category, Brach's in the general line candy category, Nabisco (Gummi Savers), Hershey (Amazin' Fruit) in the branded gummis category and International Home Foods (Campfire) in the marshmallows category. In addition, our branded marshmallow products compete with private label products, and our general line candy products compete with private label products, as well as products of numerous regional "rebaggers." Some of our competitors are larger than us or are divisions of larger companies and certain of these competitors have substantially greater financial and other resources available to them. It is not certain that we can compete successfully with these other companies. In addition, many of our competitors are substantially less leveraged and have in the past used their relative financial flexibility to engage in competitive activity that reduces our margins. Competitive pressures or other factors have in the past and could in the future cause our products to lose market share, result in significant price erosion or require us to make additional expenditures for trade spending or other promotional activities, which have had a material adverse effect on us in the past, and could do so in the future.

THE LOSS OF ANY OF OUR MAJOR CUSTOMERS COULD ADVERSELY AFFECT OUR SALES

  We derive our revenue primarily from the sale of our products to grocery stores, mass merchandisers, drugstores, convenience stores and club stores and from sales of our ingredients products to major food manufacturers. Wal-Mart, Sam's Clubs and McLane, which are affiliated with each other, in the aggregate accounted for approximately 17% of fiscal 1998 net sales. Our next largest customer accounted for approximately three percent of fiscal 1998 net sales. Continued consolidation in the retail food industry is expected to result in an increasingly concentrated customer base. The loss of significant customers or a significant reduction in their purchases from us could have a material adverse effect on us.

UNIONIZATION OF OUR EMPLOYEES COULD INCREASE OUR COSTS AND COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR FACILITIES EFFICIENTLY

  Currently, unions represent the employees of only one of our 13 manufacturing and packaging facilities, Trolli's Creston, Iowa facility. Approximately 430 employees, representing fewer than 10% of our full-time employees, work at that facility, and approximately 360 employees are covered by that contract, which expires in August 2001. Employees of our Kendallville, Indiana facility, which employs approximately 650 workers, defeated unionization of the plant in elections held in October 1997 and May 1998. If more of our employees vote to join a union or if there is increased union activity at our facilities, there is a risk that our costs would increase or that contract terms and union activities such as work stoppages or lockouts could adversely affect our ability to operate our facilities efficiently.

THERE ARE POTENTIAL CONFLICTS OF INTEREST IN OUR CORPORATE GOVERNANCE

  We are wholly owned by Favorite Brands International Holding Corp., which in turn is controlled by TPG and InterWest Partners. As a result of agreements among TPG and InterWest affiliates and some other stockholders of Holdings, TPG has the power to select five directors of the nine-member Board of Directors of Holdings, two of whom must not be affiliates of TPG and must be reasonably acceptable to InterWest. InterWest has the power to select two members of the Board, one of whom must not be an affiliate of InterWest and must be reasonably acceptable to TPG. Under the agreements, TPG designees acting with one other member would be able to adopt resolutions providing for certain fundamental actions, including amendment of Holdings' charter documents, issuance of additional capital stock, the sale, lease or disposition of 50% or more of Holdings' consolidated assets or a merger or other business combination. The interests of TPG, InterWest and their affiliates may conflict with those of the holders of exchange notes. See "Principal Stockholders."

OUR BUSINESS MAY SUFFER DURING THE TRANSITION TO NEW MANAGEMENT OR IF ANY OF OUR KEY PERSONNEL LEAVES THE COMPANY

  Several of our key personnel have joined us recently. In particular, Chief Executive Officer Richard Harshman joined us in October 1998; President, Chief Operating Officer and Chief Financial Officer Steve Kaplan, in May 1998;Vice President of Information Services John Niemzyk, in July 1998; Vice President of Supply Chain Dan Boekelheide, in November 1997; and Vice President of Sales Paul Hervey, in May 1998. The management transition with respect to these officers or the loss of services of these officers may adversely affect our business, financial condition and operating results.

  Jose Minski serves as the Chief Operating Officer of Trolli under an employment agreement that expires at the end of calendar 1998. In the first quarter of calendar 1999, some former stockholders of Trolli who are related to Mr. Minski are entitled to earn additional cash payments based on Trolli's earnings. See "Certain Relationships and Related Transactions." Mr. Minski has indicated that he will not continue his employment with us after 1998, although he has agreed to serve on Holdings' Board of Directors. The loss of Mr. Minski's services may adversely affect the Trolli business.

IF A CHANGE OF CONTROL OCCURS, WE MAY NOT HAVE SUFFICIENT ASSETS TO PAY AMOUNTS DUE ON THE EXCHANGE NOTES

  The Indenture requires us, if a change of control occurs, to make an offer to purchase all or any part of the exchange notes at a price in cash equal to 101% of the aggregate principal amount of the exchange notes plus accrued and unpaid interest, if any, to the date of purchase. The note agreement also requires us to make an offer to purchase our senior subordinated notes if similar change of control events occur. Our bank facilities prohibit us from repurchasing any exchange notes or senior subordinated notes, with limited exceptions. They also provide that certain change of control events constitute a default under our bank facilities. Any future credit agreements or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions.

  If a change of control occurs at a time when we are prohibited from purchasing the exchange notes and the senior subordinated notes, we could seek the consent of our lenders to purchase these notes. In the alternative, we could attempt to refinance the borrowings that contain such a prohibition. If we do not obtain such a consent or refinance such borrowings, we would remain prohibited from purchasing the exchange notes and the senior subordinated notes. In that case, our failure to purchase tendered exchange notes would constitute a default under the indenture and/or the note agreement, which, in turn, could result in amounts outstanding under our bank facilities being declared due and payable. Any such declaration could have adverse consequences for us and the holders of exchange notes. In the event of a change of control, it is not certain that we would have sufficient assets to satisfy all of our obligations under the bank facilities, the exchange notes and the senior subordinated notes. The provisions relating to a change of control in the indenture and the note agreement may make it more difficult for a potential acquiror to obtain control of us.

FAILURE OF YEAR 2000 COMPLIANCE INITIATIVES COULD ADVERSELY AFFECT US

  We are assessing and upgrading our information systems on a facility by facility basis. We have not completed our assessment of systems that incorporate computing devices for manufacturing and other equipment. Because this assessment is not yet completed, it may be necessary to revise the estimate of our remediation costs or difficulties. Our information systems are scheduled to be compliant by the end of fiscal 1999. We cannot guarantee, however, that we will successfully complete our system replacements and modifications, or that these replacements and modifications will be timely completed. We may also not be able to recruit and/or retain key information systems personnel. In addition, if our key third party suppliers and vendors do not identify and implement required year 2000 modifications, our financial and operating results may adversely affected.

ACTUAL RESULTS OF OUR OPERATIONS MAY DIFFER FROM THOSE CONTAINED IN FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. We may also make written or oral forward-looking statements in our periodic reports to the SEC, in our annual report to shareholders, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. You can identify these statements by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "scheduled to," "pro forma," "adjusted," "anticipates" or "intends" or the negative of those terms, or other variations of those terms or comparable language, or by discussions of strategy or intentions. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

  Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

 . the competitive environment in the food industry in general and in our specific market areas;

 . the ability to control trade spending levels;

 . our significant indebtedness;

 . changes in trade spending levels and the impact of reduced trade spending on sales;

 . our ability to successfully integrate the acquired companies and businesses;

 . the estimated costs of our year 2000 remediation; and

 . our ability successfully to reduce our current cost structure and other factors referenced in this prospectus.

  Risks Associated with Laws, Regulations and Claims Against Us

FAILURE TO COMPLY WITH THE LAWS AND REGULATIONS THAT AFFECT OUR BUSINESS COULD SUBJECT US TO CIVIL PENALTIES AND CRIMINAL SANCTIONS

  Our operations are subject to extensive and increasingly stringent regulation by the United States Food and Drug Administration, the United States Department of Agriculture, the Federal Trade Commission and other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products. We also must comply with laws and regulations relating to emissions of air pollutants and discharges of waste water, the remediation of contamination associated with releases of hazardous substances and the disposal of waste material. Our manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. Compliance with existing federal, state and local laws and regulations is not expected to have a material adverse effect on our earnings or our competitive position. If we fail to comply with applicable laws and regulations, we would be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on us. See "Business--Certain Legal and Regulatory Matters."

WE MAY NOT BE ABLE TO PROTECT ADEQUATELY OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS

  We believe that our trademarks and other proprietary rights are important to our success and to our competitive position. Accordingly, we devote substantial resources to establishing and protecting our trademarks and proprietary rights. Nonetheless, the actions we take to establish and protect our trademarks and other proprietary rights may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations by us of their trademarks and proprietary rights. For example, Nabisco has filed a claim in federal court alleging, among other things, that Trolli has infringed on Nabisco's trademark for a round candy with a hole in the center represented by Life Savers and Gummi Savers.

  We also hold:

 . licenses to market gummis under the Trolli brand name in certain other countries;

 . in connection with a product development and license agreement with Mederer
  GmbH that expires in April 2007, the right to obtain exclusive licenses to market new Trolli products in the United States and other countries; and

 . licenses to manufacture and sell certain fruit snack products (for example, our license to use the name and likeness of Rugrats).

These licenses and arrangements are a strategic part of our business. The loss of these licenses or the failure to obtain renewals when they expire would have an adverse effect on us.

A PRODUCT LIABILITY JUDGMENT AGAINST US OR A PRODUCT RECALL COULD HAVE A MATERIAL ADVERSE EFFECT ON US

  We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We may also be required to recall products in the event of contamination or damage to the products. We have not historically incurred material expenditures for product liability claims other than costs of insurance premiums. A product liability judgment against us or a product recall could have a material adverse effect on us.

UNDER FRAUDULENT TRANSFER STATUTES, A COURT MAY VOID OUR OBLIGATIONS AND A GUARANTOR'S OBLIGATIONS TO YOU OR MAY SUBORDINATE THOSE OBLIGATIONS TO OTHER INDEBTEDNESS

  Under the federal or state fraudulent transfer laws, a court could take certain actions detrimental to you if it found that, at the time the initial notes or the guarantees of our subsidiaries were issued:

 . we or a guarantor issued the initial notes or a guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

 . we or a guarantor received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the initial notes or a guarantee, and:

 . we or a guarantor were insolvent or rendered insolvent by issuing the initial notes or the guarantees; or

 . we or a guarantor were engaged or about to engage in a business or transaction for which our assets were unreasonably small; or

 . we or a guarantor intended to incur indebtedness beyond our ability to pay, or believed or should have believed that we would incur indebtedness beyond our ability to pay.

  If a court made this finding, it could:

 . void all or part of our obligations, or a guarantor's obligations, to the holders of exchange notes; or

 . subordinate our obligations, or a guarantor's obligations to the holders of exchange notes to other indebtedness of ours or of the guarantor.

The effect of the court's action would be to entitle the other creditors to be paid in full before any payment could be made on the exchange notes. In that event, there would be no assurance that any repayment on the exchange notes would ever be recovered by the holders of exchange notes.

  Under the fraudulent transfer statutes, it is not certain whether a court would determine that we or a guarantor were insolvent on the date that the initial notes and guarantees were issued. However, we or a guarantor generally would be considered insolvent at the time we or the guarantor incur the debt constituting the initial notes or a guarantee, if:

 . the fair saleable value of the relevant assets is less than the amount required to pay our total existing debts and liabilities, including contingent liabilities, or those of the guarantor, as they become absolute and mature; or

 . we or the guarantor incurs debts beyond our or its ability to pay as such debts mature.

  To the extent a court voids a guarantee of payment of the initial notes as a fraudulent conveyance or holds it unenforceable for any other reason, holders of exchange notes would cease to have any claim against the guarantor. If a court allowed such a claim, the guarantor's assets would be applied to the guarantor's liabilities and preferred stock claims. We cannot assure you that a guarantor's assets would be sufficient to satisfy the claims of the holders of exchange notes relating to any voided portions of any of the guarantees.

                               THE EXCHANGE OFFER

  This is a summary of material provisions of the Exchange and Registration Rights Agreement entered into by and among the Company, Trolli Inc. and Sather Trucking Corp. (the "Guarantors"), and the initial purchasers as of May 19, 1998 (the "Registration Rights Agreement"). It does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an exhibit to the registration statement and a copy of which is available as set forth under the heading "Prospectus Summary--Where You Can Find More Information."

TERMS OF THE EXCHANGE OFFER

 General

  In connection with the issuance of the initial notes pursuant to a purchase agreement dated as of May 14, 1998 by and among the Company, the Guarantors and the initial purchasers (the "Purchase Agreement"), the initial purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

  The Registration Rights Agreement requires the Company and the Guarantors to file the registration statement of which this prospectus is a part for a registered exchange offer relating to an issue of new notes identical in all material respects to the initial notes but containing no restrictive legend. Under the Registration Rights Agreement, the Company and the Guarantors are required to:

  . file the registration statement not later than 180 days following the date of original issuance of the initial notes (the "Issue Date"),

  . use their respective best efforts to cause the registration statement to become effective no later than 240 days after the Issue Date,

  . keep the exchange offer effective for not less than 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the initial notes and

  . use their respective best efforts to consummate the exchange offer no later than 270 days after the Issue Date.

  The exchange offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

  Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. Exchange notes of the same class will be issued in exchange for an equal principal amount of outstanding initial notes accepted in the exchange offer. Initial notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent
to all record holders of initial notes as of January   , 1999. The exchange
offer is not conditioned upon any minimum principal amount of initial notes being tendered in exchange. However, our obligation to accept initial notes for exchange is subject to certain conditions as set forth herein under "-- Conditions."

  Initial notes will be deemed accepted when, as and if the Trustee has given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of initial notes for the purposes of receiving the exchange notes and delivering them to the holders.

  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to other issuers, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by each holder without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  . the holder is not a broker-dealer who acquires the initial notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act;

  . the holder is not an "affiliate" of the Company, as that term is defined in Rule 405 under the Securities Act;

  . the exchange notes are acquired in the ordinary course of the holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

  By tendering the initial notes in exchange for exchange notes, each holder, other than a broker-dealer, will represent to the Company that:

  . any exchange notes to be received by it will be acquired in the ordinary course of its business;

  . it is not engaged in, and does not intend to engage in, a distribution of such exchange notes and has no arrangement or understanding to participate in a distribution of the exchange notes; and

  . it is not an affiliate, as defined in Rule 405 under the Securities Act, of the Company.

  If a holder of initial notes is engaged in or intends to engage in a distribution of the exchange notes or has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, the holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this prospectus available to any broker-dealer for a period of time not to exceed 180 days after the registration statement is declared effective (subject to extension under certain circumstances) for use in connection with any such resale. See "Plan of Distribution."

  In the event that:

  1. because of any change in law or legal interpretations by the SEC's staff, the Company and the Guarantors are not permitted to effect the exchange offer, or

  2. any initial notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 270 days after the Issue Date, or

  3. an initial purchaser so requests with respect to initial notes or Private Exchange Securities (as defined in the Registration Rights Agreement) not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer, or

  4. any applicable law or interpretations do not permit a holder of initial notes to participate in the exchange offer, or

  5. any holder of initial notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes (the obligation to comply with a prospectus delivery requirement being understood not to constitute a restriction on transferability), then in the case of clauses (1) through (4) of this sentence, the Company and the Guarantors shall at their sole expense:

  a. as promptly as practicable, file with the SEC a shelf registration statement covering resales of the initial notes,

  b. use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act and

  c. use their best efforts to keep effective the shelf registration statement until the earlier of two years after Issue Date (or a shorter period under certain circumstances) or such time as all of the applicable initial notes have been sold thereunder.

The Company and the Guarantors will, in the event that a shelf registration statement is filed, provide to each holder of the initial notes copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the exchange notes. A holder that sells initial notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with its sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to that holder (including certain indemnification rights and obligations).

  In the event that:

  1. the registration statement or the shelf registration statement, as the case may be, is not filed with the SEC on or prior to 180 days after the Issue Date,

  2. the registration statement or the shelf registration statement, as the case may be, is not declared effective within 240 days after the Issue Date,

  3. the exchange offer is not consummated on or prior to 270 days after the Issue Date, or

  4. the shelf registration statement is filed and declared effective within 240 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company and the

     Guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (4), a "Registration Default"), the Company and the Guarantors will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement), during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder until:

  . the registration statement or shelf registration statement is filed,

  . the registration statement is declared effective and the exchange offer is consummated,

  . the shelf registration statement is declared effective, or

  . the shelf registration statement again becomes effective, as the case may be.

Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  Upon consummation of the exchange offer, subject to certain exceptions, holders of initial notes who do not exchange their initial notes for exchange notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their initial notes, unless the initial notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors-- Failure to Participate in The Exchange Offer Will Have Adverse Consequences."

 Expiration Date; Extensions; Amendments; Termination

  The term "expiration date" shall mean February   , 1999 (30 calendar days
following the commencement of the exchange offer), unless the exchange offer is extended if and as required by applicable law, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.

  In order to extend the expiration date, the Company will notify the exchange agent of any extension by oral or written notice and may notify the holders of the initial notes by mailing an announcement or by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right to delay acceptance of any initial notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of initial notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company (if permitted to be waived), by giving oral or written notice of such delay, extension or termination to the exchange agent. The Company also reserves the right to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the initial notes. If any material change is made to terms of the exchange offer, the exchange offer shall remain open for a minimum of an additional five business days, if the exchange offer would otherwise expire during such period. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of the delay to the exchange agent. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the initial notes of the amendment including providing public announcement, or giving oral or written notice to the holders of the initial notes. A material change in the terms of the exchange offer could include, among other things, a change in the timing of the exchange offer, a change in the exchange agent, and other similar changes in the terms of the exchange offer.

  Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement.

 Interest on the Exchange Notes

  The exchange notes will accrue interest payable in cash at 10 3/4% per annum, from the later of:

  . the last interest payment date on which interest was paid on the initial notes surrendered in exchange therefor; or

  . if the initial notes are surrendered for exchange on a date subsequent to the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment.

 Procedures for Tendering

  To tender in the exchange offer, a holder of initial notes must complete, sign and date the letter of transmittal or a facsimile of it, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile, or an agent's message together with the initial notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

  . certificates for the initial notes must be received by the exchange agent along with the letter of transmittal,

  . a timely confirmation of a book-entry transfer (a "Book-Entry
    Confirmation") of the initial notes, if such procedure is available, into the exchange agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility" or "DTC") pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

  . the holder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND-DELIVERY SERVICE. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE COMPANY.

  Delivery of all documents must be made to the exchange agent at its address set forth below. Holders of initial notes may also request their respective brokers, dealers, commercial banks, trust companies or nominees to tender initial notes for them.

  The term "agent's message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the exchange agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering initial notes that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that the Company may enforce this agreement against the participant.

  The tender by a holder of initial notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth here and in the letter of transmittal.

  Only a holder of initial notes may tender the initial notes in the exchange offer. The term "holder" for this purpose means any person in whose name initial notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

  Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his or her behalf. If the beneficial owner wishes to tender on his or her own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his or her initial notes, either make appropriate arrangements to register ownership of the initial notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the initial notes tendered pursuant thereto are tendered:

  . by a registered holder (or by a participant in DTC whose name appears on a security position listing as the owner) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the exchange notes are being issued directly to such registered holder (or deposited into the participant's account at DTC); or

  . for the account of an Eligible Institution.

  If the letter of transmittal is signed by the recordholder(s) of the initial notes tendered thereby, the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever. If the letter of transmittal is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

  If the letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, those initial notes must be endorsed or accompanied by bond powers and a proxy that authorize such person to tender the initial notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the initial notes.

  If the letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the letter of transmittal.

  A tender will be deemed to have been received as of the date when the tendering holder's duly signed letter of transmittal accompanied by initial notes, or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an Eligible Institution is received by the exchange agent. Issuances of exchange notes in exchange for initial notes tendered pursuant to a notice of guaranteed delivery by an Eligible Institution will be made only against delivery of the letter of transmittal and any other required documents, and the tendered initial notes or a timely confirmation received of a book-entry transfer of initial notes into the exchange agent's account at DTC with the exchange agent.

  All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered initial notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular initial notes. The Company's interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as the Company shall determine. Neither the Company, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of initial notes, nor shall any of them incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of such initial notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture, to:

  . purchase or make offers for any initial notes that remain outstanding subsequent to the expiration date or, as set forth under "--Expiration Date; Extensions; Amendments; Termination", to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

  . to the extent permitted by applicable law, purchase initial notes in the open market, in privately negotiated transactions or otherwise.

  The terms of any such purchases or offers could differ from the terms of the exchange offer.

 Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

  Upon satisfaction or waiver of all of the conditions to the exchange offer, all initial notes properly tendered will be accepted, promptly after the expiration date, and the exchange notes will be issued promptly after acceptance of the initial notes. See "--Conditions" below. For purposes of the exchange offer, initial notes shall be deemed to have been accepted as validly tendered for exchange when, as and if the Company has given oral or written notice thereof to the exchange agent.

  In all cases, issuance of exchange notes for initial notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such initial notes or a timely Book-Entry Confirmation of such initial notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered initial notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. In the case of initial notes tendered by the book-entry transfer procedures described below, the non-exchanged initial notes will be credited to an account maintained with the Book-Entry Transfer Facility.

 Book-Entry Transfer

  The exchange agent will make a request to establish an account with respect to the initial notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of initial notes by causing the Book-Entry Transfer Facility to transfer such initial notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility, an agent's message or the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. All references in the prospectus to deposit of initial notes shall be deemed to include the Book-Entry Transfer Facility's book-entry delivery method.

 Guaranteed Delivery Procedure

  If a registered holder of the initial notes desires to tender the notes, and the notes are not immediately available, or time will not permit the holder's initial notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, a tender may be effected if:

  1. the tender is made through an Eligible Institution;

  2. prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed letter of transmittal or facsimile thereof and notice of guaranteed delivery, substantially in the form provided by the Company, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the initial notes and the amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that within five business days after the expiration date, the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  3. the certificates for all physically tendered initial notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

 Withdrawal of Tenders

  Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time on the business day prior to the expiration date at the address set forth below under "--Exchange Agent" and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must:

  1. specify the name of the person having tendered the initial notes to be withdrawn (the "Depositor");

  2. identify the initial notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of such initial notes;

  3. be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the initial notes to register the transfer of such initial notes into the name of the Depositor withdrawing the tender;

  4. specify the name in which any such initial notes are to be registered, if different from that of the Depositor; and

  5. if the initial notes have been tendered pursuant to the book-entry procedures, specify the name and number of the participant's account at DTC to be credited, if different than that of the Depositor.

  All questions as to the validity, form and eligibility, time of receipt of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any initial notes that have been tendered for exchange and that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of initial notes tendered by book-entry transfer, such initial notes will be credited to an account maintained with the Book-Entry Transfer Facility for the initial notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be re-tendered by following one of the procedures descried under "-- Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the expiration date.

CONDITIONS

  Notwithstanding any other term of the exchange offer, initial notes will not be required to be accepted for exchange, nor will exchange notes be issued in exchange for any initial notes, and the Company may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

  1. because of any change in law, or applicable interpretations thereof by the SEC, the Company determines that it is not permitted to effect the exchange offer;

  2. an action is proceeding or threatened that would materially impair the Company's ability to proceed with the exchange offer; or

  3. not all government approvals that the Company deems necessary for the consummation of the exchange offer have been received.

  The Company has no obligation to, and will not knowingly, permit acceptance of tenders of initial notes:

  . from affiliates of the Company within the meaning of Rule 405 under the Securities Act;

  . from any other holder or holders who are not eligible to participate in the exchange offer under applicable law or interpretations by the SEC; or

  . if the exchange notes to be received by such holder or holders of initial notes in the exchange offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

ACCOUNTING TREATMENT

  The exchange notes will be recorded at the same carrying value as the initial notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The costs of the exchange offer and the unamortized expenses related to the issuance of the initial notes will be amortized over the term of the exchange notes.

EXCHANGE AGENT

  LaSalle National Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                         By Mail, Overnight Mail or Courier:
                         LaSalle National Bank
                         135 South LaSalle Street
                         Suite 1960
                         Chicago, IL 60603
                         ATTN: Alvita Griffin

                        Facsimile Transmission: (312) 904-2236
                        Confirm by Telephone: (312) 904-2231

FEES AND EXPENSES

  The Company will pay the expenses of soliciting tenders under the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of the Company.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. The Company, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes, and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the exchange offer will be paid by the Company, including fees and expenses of the exchange agent and Trustee and accounting, legal, printing and related fees and expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of initial notes pursuant to the exchange offer. If, however:

  . certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the initial notes tendered, or

  . if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . if a transfer tax is imposed for any reason other than the exchange of initial notes pursuant to the exchange offer,

then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

                                USE OF PROCEEDS

  There will be no cash proceeds payable to the Company from the issuance of the exchange notes under the exchange offer. In consideration for issuing these notes as contemplated in this prospectus, the Company will receive initial notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The initial notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in the indebtedness of the Company. The proceeds received from the sale of the initial notes were used to repay obligations under the Company's then existing credit facilities.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

  The following table sets forth selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The summary consolidated historical financial data as of, and for the periods ended, June 29, 1996, June 28, 1997 and June 27, 1998 have been derived from, and should be reviewed in conjunction with, the Consolidated Financial Statements of the Company, and the notes thereto, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and which are included elsewhere in this prospectus. The financial data as of, and for the periods ended, June 30, 1994, June 30, 1995, and September 24, 1995 have been derived from the unaudited financial statements of Kraft's marshmallow and caramel business. See "Risk Factors--Uncertainty of Financial Information Related to the Kraft Business."

  The unaudited financial data for the 13 weeks ended September 27, 1997 and for the 13 weeks ended September 26, 1998 were derived from, and should be read in conjunction with, interim consolidated financial information of the Company as of such dates, which is included elsewhere in this prospectus. In our opinion, such statements reflect all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of such data. Operating results for the 13 weeks ended September 26, 1998 are not necessarily indicative of results to be expected for full fiscal 1999.

  As a result of the significant number of acquisitions completed by the Company during the periods presented below, the historical consolidated financial information is not indicative of the results of operations, financial position or cash flows of the Company for the historical periods presented had the Company been organized and owned all of its current subsidiaries for such periods. The following information should be read together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements, and the notes thereto, appearing elsewhere in this prospectus.

              SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

                                  PREDECESSOR(1)                                COMPANY(2)
                          ------------------------------- ---------------------------------------------------------
                           FISCAL   FISCAL     JULY 1,
                            YEAR     YEAR       1995      40 WEEKS  52 WEEKS  52 WEEKS    13 WEEKS      13 WEEKS
                           ENDED    ENDED      THROUGH     ENDED     ENDED     ENDED        ENDED         ENDED
                          JUNE 30, JUNE 30, SEPTEMBER 24, JUNE 29,  JUNE 28,  JUNE 27,  SEPTEMBER 27, SEPTEMBER 26,
                            1994     1995       1995        1996      1997      1998        1997          1998
                          -------- -------- ------------- --------  --------  --------  ------------- -------------
                                                          (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $144,881 $151,488    $36,133    $127,629  $652,538  $763,921    $203,570      $ 196,640
Costs and expenses:
Cost of sales...........    82,600   87,436     20,943      74,289   433,707   493,095     129,407        123,508
 Selling, marketing and
  administrative........    44,376   46,439     10,897      38,110   176,506   237,147      53,827         69,004
 Amortization of
  intangible assets.....       --       --         --        7,454     9,540    13,670       3,061          3,004
 Restructuring and
  business integration
  costs(3)..............       --       --         --          --        --     39,689       3,445          1,047
                          -------- --------    -------    --------  --------  --------    --------      ---------
                           126,976  133,875     31,840     119,853   619,753   783,601     189,740        196,563
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) from oper-
 ations.................    17,905   17,613      4,293       7,776    32,785   (19,680)     13,830             77
 Interest expense(7)....       --       --         --        8,589    33,463    54,581      12,745         14,577
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) before
 income taxes,
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............    17,905   17,613      4,293        (813)     (678)  (74,261)      1,085        (14,500)
 Provision (benefit) for
  income taxes..........     7,162    7,045      1,717        (305)      960   (27,419)        908         (5,356)
                          -------- --------    -------    --------  --------  --------    --------      ---------
Income (loss) before
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............    10,743   10,568      2,576        (508)   (1,638)  (46,842)        177         (9,144)
Extraordinary charge--
 early debt
 extinguishment, net of
 income tax benefit(4)..       --       --         --          --        --      8,591       4,154            --
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit(5)..       --       --         --          --        --        --          --           2,503
                          -------- --------    -------    --------  --------  --------    --------      ---------
Net income (loss).......  $ 10,743 $ 10,568    $ 2,576    $   (508) $ (1,638) $(55,433)   $ (3,977)     $ (11,647)
                          ======== ========    =======    ========  ========  ========    ========      =========
OTHER FINANCIAL DATA:
Adjusted EBITDA(6)......  $ 20,055 $ 19,813    $ 4,801    $ 17,978  $ 61,874  $ 61,306    $ 27,062      $  11,234
Net cash provided by
 (used in) operating
 activities.............       N/A      N/A        N/A      22,480    32,550    12,559      (2,360)       (30,741)
Net cash used in
 investing activities...       N/A      N/A        N/A    (212,932) (367,209)  (27,313)     (4,662)        (5,592)
Net cash provided by
 financing activities...       N/A      N/A        N/A     191,388   336,900    18,017      17,276         32,467
Depreciation and amorti-
 zation.................     2,150    2,200        508      10,202    29,089    41,297       9,787         10,110
Capital expenditures....     1,900    2,400        692       8,544    31,018    27,010       4,584          5,592
Ratio of earnings to
 fixed charges(7)(8)....       N/A      N/A        N/A         --        --        --          --             --
BALANCE SHEET DATA (END
 OF PERIOD):
Cash and cash equiva-
 lents..................  $    --  $    --     $   --     $    936  $  3,177  $  6,440    $ 13,431      $   2,574
Total assets............    32,500   37,301     26,529     208,692   807,053   809,556     841,946        829,776
Total debt, including
 current portion........       --       --         --      134,800   533,367   557,390     556,898        590,440
Divisional/stockholder's
 equity.................    23,012   33,580     36,156      59,492   176,912   137,745     172,935        126,098

-------
N/A: Not available
(1) The periods ended and as of June 30, 1994, June 30, 1995 and September 24, 1995 reflect the unaudited results of the Predecessor. See "Risk Factors-- Uncertainty of Financial Information Related to the Kraft Business."

(2) The Company's results of operations for the year ended June 28, 1997 include the results of Farley, Sathers and Kidd from the date of their acquisition on August 30, 1996, the results of Dae Julie from the date of its acquisition on January 27, 1997 and the results of Trolli from the date of its acquisition on April 1, 1997.

(3) The Company recorded restructuring and business integration costs during the year ended June 27, 1998 and the 13 weeks ended September 27, 1997 and September 26, 1998. These include, among other things, charges for impairment of property, plant and equipment, staff consolidation and related costs, incremental freight, distribution and warehousing consolidation expenses and manufacturing integration costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to the Company's Consolidated Financial Statements included elsewhere in this prospectus.

(4) The extraordinary charge relates to the early extinguishment of debt. See
    Note 10 to the Company's Consolidated Financial Statements included elsewhere in this prospectus.

(5) The cumulative effect of change in accounting principle relates to the Company's adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" during the first quarter of fiscal 1999. See Note 16 to the Company's Consolidated Financial Statements, included elsewhere in this prospectus.

(6) Adjusted EBITDA is defined as income (loss) from operations before depreciation, amortization of goodwill and other intangibles, and restructuring and business integration costs. The Company believes that Adjusted EBITDA provides useful information regarding the Company's ability to service its debt, and the Company understands that such information is considered by some investors to be an additional basis for evaluating the Company's ability to pay interest and repay debt. Adjusted EBITDA does not, however, represent cash flow from operations as defined by generally accepted accounting principles and should not be considered as a substitute for net income as an indicator of the Company's operating performance or cash flow as a measure of liquidity. Because Adjusted EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies. See the Company's Consolidated Financial Statements, and related notes thereto, included elsewhere in this prospectus.
(7) The Company's cash interest expense with respect to the Senior Subordinated Notes increased by one percent per annum beginning on October 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

(8) The ratio of earnings to fixed charges has been calculated by dividing income (loss) before income taxes, extraordinary charge and cumulative effect of change in accounting principle and fixed charges by fixed charges. Fixed charges for this purpose include interest expense, amortization of deferred financing costs and the portion of rent expense deemed to be representative of the interest factor. The earnings described above were insufficient to cover fixed charges by $813 for the 40 weeks ended June 29, 1996, by $678 for the 52 weeks ended June 28, 1997, by $74,261 for the 52 weeks ended June 27, 1998 and by $14,500 for the 13 weeks ended September 26, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's results of operations and of its liquidity and capital resources should be read in conjunction with the financial statements, and the related notes thereto, appearing elsewhere in this prospectus. The Company's fiscal year ends on the Saturday immediately preceding June 30 and generally includes 52 weeks of operations. The fiscal year for the period from September 25, 1995 (the date of completion of the Kraft acquisition) through June 29, 1996 included 40 weeks reflecting the first full period in which the Company had operations.

GENERAL

  The Company is the fourth largest confections company in the United States. We compete primarily in the marshmallow, fruit snack and non-chocolate candy categories of the confections market with a broad portfolio of products. The Company's products are sold under proprietary brand names and private labels, principally through the grocery, mass merchandiser, drugstore, convenience store and club store channels.

  A substantial portion of the Company's growth since August 1996 is the result of the acquisitions of Kidd, Farley and Sathers in August 1996, Dae Julie in January 1997 and Trolli in April 1997 (the "Acquisitions"). In connection with these Acquisitions, the Company's goal was to integrate the various acquired companies to realize efficiencies and reduce costs. The integration process to date has included, among other things, the relocation of all marshmallow production to the Kendallville, Indiana and Henderson, Nevada plants, the closure of a Sathers general line candy facility, the consolidation of certain distribution facilities and the reorganization of certain sales, marketing, customer service and administrative functions. To complete this process, further consolidation, reorganization and rationalization measures are planned.

FISCAL 1998 DIFFICULTIES

  During fiscal 1998, the integration process proceeded more slowly and was more difficult than we anticipated. These delays and difficulties, as well as a significant increase in trade spending, caused a substantial deterioration in the Company's results of operations beginning in fiscal 1998.

  Trade Spending. Subsequent to the Acquisitions, certain of the Company's sales, marketing and customer service functions (except Trolli's) were consolidated and reorganized to accommodate all product lines across multiple channels. Each of the acquired companies' trade spending programs was complex, and the existing information systems of the Company and the acquired companies were not designed to effectively plan, authorize and evaluate the effectiveness of trade spending programs. The combined effect of the lack of effective controls and information systems, certain competitive pressures (primarily in fruit snacks) and ineffective execution of trade spending programs resulted in increases in trade spending of approximately 40% in fiscal 1998 compared to pro forma trade spending in fiscal 1997 (i.e., giving effect to full fiscal 1997 trade spending of the acquired companies). The Company has implemented new reporting procedures designed to allow it to plan, monitor and evaluate trade spending programs more effectively.

  Beginning in the third quarter of fiscal 1999, we intend to implement newly designed trade spending programs for most of our products as well as additional reporting mechanisms and controls. The goal of our new trade spending programs is to reduce trade spending as a percentage of net sales and to more effectively spend our trade dollars. Since the new programs are being implemented in the third quarter, the Company does not anticipate that trade spending for all of fiscal 1999 will be lower than in fiscal 1998. There are a number of risks related to implementation of our new trade spending programs. These risks include the possibility that lower levels of trade spending may result in lower sales of our products. Therefore, we can give no assurance that trade spending levels will decline or, if they do decline, that our sales will not be adversely affected.

  The Company's results of operations also have been adversely affected by the issues discussed below relating to the integration of the various acquired companies.

  Distribution and Freight. The Company closed 12 distribution facilities as part of the integration of its distribution network. In connection with the closures, the Company incurred expenses to move inventories to remaining distribution centers and to upgrade the remaining facilities to accommodate increased inventory levels. In addition, a difficult consolidation process was further complicated by decentralized sales forecasting and production planning and limited capacity planning, inventory management and information systems capabilities. These difficulties resulted in reduced levels of customer service, including lower customer fill rates. In an effort to address these issues and accommodate customer delivery requirements during the peak season, the Company increased inventory (which further increased storage and handling costs), incurred excessive freight costs and decided to forego third-party trucking revenues.

  Inventory Management. As discussed above in "--Distribution and Freight," inventory levels were increased to meet customer delivery requirements. These increases, coupled with the short shelf life of some of the Company's products, resulted in higher levels of inventory obsolescence.

  Quality Control. The relocation of all marshmallow production to the Kendallville and Henderson plants, coupled with an unsuccessful union organizing effort at the Kendallville plant, resulted in production and delivery of lower quality marshmallows during the summer of 1997 and approximately $800,000 of marshmallow product returns in the second quarter of fiscal 1998 that the Company can identify as being related to quality. Summer and fall of each year are the seasons when marshmallow production normally increases in anticipation of the holiday season, in which marshmallow sales are at their highest. The Company subsequently made a number of changes in its production and packaging processes to address these quality problems. The Company anticipates that marshmallow product returns related to quality will be lower in fiscal 1999 than those experienced in fiscal 1998.

  During fiscal 1998 and fiscal 1999, the Company took a number of actions to address the integration issues discussed above. The Company has made several senior management changes, which include hiring a new Chief Executive Officer; President, Chief Operating Officer and Chief Financial Officer; Vice President of Supply Chain; Vice President of Sales; and Vice President of Information Systems, as well as making several realignments of existing management. Management has also implemented a new quality control and testing program for marshmallow production that is designed to reduce the level of lower quality marshmallows. For example, the Company is using thicker bags for its marshmallows, has improved its formulae, has increased the use of refrigerated trucking and storage and has implemented on-line quality testing procedures. The Company also has centralized certain of its sales forecasting, production and capacity planning and inventory management processes to facilitate managing the supply chain more efficiently. Since implementing the supply chain management initiatives in the third quarter of fiscal 1998, the Company has improved customer service levels.

  Although we have implemented a number of initiatives to address certain of our integration issues, we will be required to implement a number of additional initiatives over the next several years in order to effectively integrate the acquired companies. In fiscal 1998, the Company recorded $39.7 million in restructuring and business integration costs. During the quarter ended September 26, 1998, the Company incurred an additional $1 million of business integration costs. While we cannot quantify the amount of business integration costs that we will incur in fiscal 1999, we anticipate that such costs will decline significantly as compared to the amounts recorded in fiscal 1998. However, additional operating issues may arise in connection with integrating the acquired companies and the measures that we have taken to date to address the current integration issues may not adequately resolve these issues. We expect integration difficulties to continue to adversely affect our results of operations in fiscal 1999.

RESULTS OF OPERATIONS

  Sales are recognized when products are shipped and are shown net of discounts (other than trade spending), returns and unsalables.

  The principal elements of the Company's cost of sales are raw materials and packaging supplies, labor, manufacturing overhead and purchased product costs. Raw materials consist primarily of sugar, corn products (dextrose, starch and corn syrup) and gelatin. Packaging supplies include bag stock, film and corrugated boxes. See "Risk Factors--We May Not Be Able to Pass Through Increases in the Prices of Raw Materials to Our Customers."

  Selling, marketing and administrative expenses include, but are not limited to:

  . selling costs, such as salaries and wages, utilities, transportation and warehousing;

  . marketing expenses such as trade spending, consumer promotions, advertising, license fees and broker commissions; and

  . general overhead expenses, which consist primarily of salaries and wages, professional fees and office occupancy expenses.

  Trade spending generally refers to promotional expenditures associated with selling products to trade customers, such as retailers and other customers that are not the end users of the products. Trade spending is intended to be used by our trade customers for promotional activities, including advertising, temporary price reductions and displays, and for securing shelf space.

  Amortization of intangible assets consists principally of amortization of goodwill related to the Acquisitions. The amortization period for goodwill was increased from 15 years to 40 years effective August 30, 1996. See the notes to the Company's Consolidated Financial Statements appearing elsewhere in this prospectus.

  The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items in the Company's consolidated statements of operations for such periods.

                         40 WEEKS   52 WEEKS ENDED           13 WEEKS ENDED
                          ENDED    ------------------  ---------------------------
                         JUNE 29,  JUNE 28,  JUNE 27,  SEPTEMBER 27, SEPTEMBER 26,
                           1996      1997      1998        1997          1998
                         --------  --------  --------  ------------- -------------
                                                        (UNAUDITED)   (UNAUDITED)
Net sales by major
 product category:
  Marshmallows .........   94.1%     23.6%     19.2%        17.0%         14.6%
  Fruit snacks..........    --       15.9      17.0         13.7          17.2
  Trolli gummis.........    --        3.0       9.2          9.6          11.7
  General line candy....    5.9      55.6      53.2         58.3          55.4
  Non-product
   revenue(1)...........    --        1.9       1.4          1.4           1.1
                          -----     -----     -----        -----         -----
    Total net sales.....  100.0     100.0     100.0        100.0         100.0
Costs and expenses:
  Cost of sales.........   58.2      66.5      64.5         63.6          62.8
  Selling, marketing and
   administrative.......   29.9      27.0      31.1         26.4          35.1
  Amortization of
   intangible assets....    5.8       1.5       1.8          1.5           1.5
  Restructuring and
   business integration
   costs................    --        --        5.2          1.7           0.5
                          -----     -----     -----        -----         -----
                           93.9      95.0     102.6         93.2          99.9
Income (loss) from
 operations.............    6.1       5.0      (2.6)         6.8           0.1
Interest expense........    6.7       5.1       7.1          6.3           7.4
                          -----     -----     -----        -----         -----
(Loss) income before
 income taxes,
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............   (0.6)     (0.1)     (9.7)         0.5          (7.3)
(Benefit) provision for
 income taxes...........   (0.2)      0.1      (3.6)         0.4          (2.7)
                          -----     -----     -----        -----         -----
(Loss) income before
 extraordinary charge
 and cumulative effect
 of change in accounting
 principle..............   (0.4)     (0.2)     (6.1)         0.1          (4.6)
Extraordinary charge,
 net of income tax
 benefit................    --        --        1.1          2.0           --
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit.....    --        --        --           --            1.3
                          -----     -----     -----        -----         -----
Net loss................   (0.4)%    (0.2)%    (7.2)%       (1.9)%        (5.9)%
                          =====     =====     =====        =====         =====

--------
(1) Non-product revenue primarily relates to Sather Trucking Corp.

THIRTEEN WEEKS ENDED SEPTEMBER 26, 1998 COMPARED TO THIRTEEN WEEKS ENDED SEPTEMBER 27, 1997

  Net Sales. Net sales were $196.6 million for the quarter ended September 26, 1998, compared to $203.6 million for the quarter ended September 27, 1997, a decrease of $7.0 million. The decline was a result of lower sales of marshmallow and general line candy products. These decreases were partially offset by increases in sales of fruit snack and gummi products. The decline in marshmallow sales coincided with an overall decline in sales in the retail marshmallow category and the timing of certain seasonal sales. The Company believes that the decline in marshmallow sales also related to the quality problems and lower customer service levels that occurred in prior periods in connection with integrating the acquired companies. The decline in general line candy was partially due to a decline in branded caramel sales as well as declines in a number of other product categories. Management attributes the decline in branded caramel sales to the September 1997 expiration of the

Company's interim license to use the Kraft brand name, which in turn resulted in increased competitive activity.

  Cost of Sales. Cost of sales was $123.5 million for the first quarter of fiscal 1999, compared to $129.4 million for the first quarter of fiscal 1998, a decrease of $5.9 million. Expressed as a percentage of net sales, cost of sales was 62.8% for the first quarter of fiscal 1999 and 63.6% for the first quarter of fiscal 1998, a slight improvement over the prior year period. Costs of sales as a percentage of net sales may increase in future periods while we are incuring costs related to planned plant expansions and productivity initiatives that are part of the integration process.

  Selling, Marketing and Administrative Expenses. Selling, marketing and administrative expenses were $69.0 million for the first quarter of fiscal 1999, compared to $53.8 million for the first quarter of fiscal 1998, an increase of $15.2 million. Expressed as a percentage of net sales, these expenses were 35.1% for the first quarter of fiscal 1999 and 26.4% for the first quarter of fiscal 1998. Over three-fourths of the increase was the result of increased trade spending and planned increases in consumer promotions. Increased administrative expenses relating to building infrastructure for the integrated company also contributed to the increased expenses. The Company expects to continue to experience increased administrative expenses as these activities continue in fiscal 1999.

  Amortization of Intangible Assets. Amortization of intangible assets was $3.0 million for the first quarter of fiscal 1999, compared to $3.1 million for the first quarter of fiscal 1998.

  Restructuring and Business Integration Costs. Restructuring and business integration costs were $1.0 million for the first quarter of fiscal 1999, compared to $3.4 million for the first quarter of fiscal 1998, a decrease of $2.4 million. The fiscal 1999 charges reflect professional fees associated with trade spending and integration initiatives and transportation costs associated with opening the Company's new regional distribution centers, partially offset by the resolution of a technology license dispute. The fiscal 1998 costs primarily included freight, distribution and warehousing associated with the consolidation of distribution centers and manufacturing integration.

  Income from Operations. Income from operations was $0.1 million for the first quarter of fiscal 1999, compared to operating income of $13.8 million for the first quarter of fiscal 1998, a decrease of $13.7 million. This decline is a result of the factors indicated above.

  Interest Expense. Interest expense was $14.6 million for the first quarter of fiscal 1999, compared to $12.7 million for the first quarter of fiscal 1998, an increase of $1.9 million. This increase was primarily due to higher average outstanding debt balances.

  Provision (Benefit) for Income Taxes. The benefit for income taxes was $5.4 million for the first quarter of fiscal 1999 as a result of the current quarter's pre-tax loss, as compared to a $0.9 million provision for the first quarter of fiscal 1998.

  Extraordinary Charge--Early Debt Extinguishment. During the first quarter of fiscal 1998, the Company incurred a $4.2 million extraordinary charge, which is net of $2.7 million in income tax benefits, related to the early extinguishment of certain indebtedness. See Note 10 to the Company's Consolidated Financial Statements contained elsewhere in this prospectus.

  Cumulative Effect of Change in Accounting Principle. During the first quarter of fiscal 1999, the Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities", which required the Company to write off unamortized start-up costs of $2.5 million, which amount is net of $1.7 million in income tax benefits. See Note 16 to the Company's Consolidated Financial Statements contained elsewhere in this prospectus.

  Net Loss. As a result of the factors discussed above, the Company had a net loss of $11.6 million for the first quarter of fiscal 1999, compared to a net loss of $4.0 million for the first quarter of fiscal 1998.

FISCAL YEAR ENDED JUNE 27, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 28, 1997

  Net Sales. Net sales were $763.9 million in fiscal 1998, compared to $652.5 million in fiscal 1997, an increase of $111.4 million. The increase was primarily due to the fact that fiscal 1998 includes the results of operations of all acquired companies for the entire year, while fiscal 1997 only includes results of operations of the acquired companies from their respective dates of acquisition. On a comparable basis (i.e., giving effect to full fiscal 1997 net sales of the acquired companies), sales were down 6% primarily due to:

  . lower sales of private-label marshmallows,

  . decreases in ingredient and branded caramel sales, and

  . heavy promotional activity that shifted customer purchases from the first quarter of fiscal 1998 to the fourth quarter of fiscal 1997.

  The decline in sales of private label marshmallows resulted primarily from the quality and service issues discussed above, while the decline in branded caramel sales resulted primarily from the expiration in September 1997 of our interim license of the Kraft brandname for caramels. These decreases were partially offset by increases in sales of gummi and fruit snack products.

  Cost of Sales. Cost of sales was $493.1 million for fiscal 1998, compared to $433.7 million for fiscal 1997, an increase of $59.4 million. Expressed as a percentage of net sales, cost of sales was 64.5% for fiscal 1998 and 66.5% for fiscal 1997. Cost of sales for fiscal 1997 included $10.3 million related to purchase accounting adjustments resulting from the Acquisitions. Adjusted for the impact of these amounts, cost of sales as a percentage of net sales was 64.9% for fiscal 1997. The remaining margin improvement in fiscal 1998 primarily relates to reduced production costs generated from the integration of the acquired companies, automation of fruit snack and hard candy manufacturing and vendor consolidation, offset in part by increased fixed costs associated with facility consolidation and charges associated with aged inventories.

  Selling, Marketing and Administrative Expenses. Selling, marketing and administrative expenses were $237.1 million for fiscal 1998, compared to $176.5 million for fiscal 1997, an increase of $60.6 million. Expressed as a percentage of net sales, these expenses were 31.1% in fiscal 1998 and 27.0% in fiscal 1997. The increase in these expenses was primarily the result of increased trade and consumer spending.

  Amortization of Intangible Assets. Amortization of intangible assets was $13.7 million in fiscal 1998, compared to $9.5 million in fiscal 1997, an increase of $4.2 million, primarily due to increased goodwill associated with the Acquisitions.

  Restructuring and Business Integration Costs. The Company recorded a $39.7 million charge for restructuring and business integration costs during fiscal 1998. The nature of these costs is discussed below.

  During fiscal 1998, the Company began to integrate the acquired companies through various initiatives, including consolidation of production facilities, reorganization of certain supply chain functions, integration of certain sales, marketing and customer service functions, and integration of certain information systems. As a result of these activities, the Company incurred the following business integration charges during fiscal 1998, of which $13.6 million was paid as of fiscal year end (dollars in millions):

Staff consolidation and related costs.................................... $ 7.4
Manufacturing integration costs..........................................   4.9
Distribution and warehouse consolidation costs...........................   6.6
Stock keeping unit rationalization costs.................................   1.8
Technology licensing costs...............................................   1.7
Strategic acquisitions not pursued.......................................   1.3
                                                                          -----
                                                                          $23.7
                                                                          =====

  In addition to the integration activities discussed above, the Board of Directors approved a restructuring of the Company's operations during fiscal 1998. The restructuring, which management expects to be completed by fiscal 2000, includes (i) rationalizing certain production facilities and outsourcing production of certain candy products and (ii) further consolidating the distribution network by reducing the number of distribution centers used by the Company. In connection with these activities, the Company recorded the following restructuring charges during fiscal 1998 (dollars in millions):

Loss on impairment of property, plant and equipment...................... $13.8
Termination benefits for approximately 500 plant employees...............   1.3
Plant closing costs......................................................   0.9
                                                                          -----
                                                                          $16.0
                                                                          =====

  The $13.8 million charge represented a non-cash write-down of the value of certain assets.

  Income (loss) from Operations. As a result of the factors outlined above, the loss from operations was $19.7 million for fiscal 1998, compared to operating income of $32.8 million for fiscal 1997, a decrease of $52.5 million.

  Interest Expense. Interest expense was $54.6 million for fiscal 1998, compared to $33.5 million for fiscal 1997, an increase of $21.1 million. This increase was primarily due to higher average outstanding debt balances.

  Provision (Benefit) for Income Taxes. The benefit for income taxes was $27.4 million for fiscal 1998, as a result of the current year's pre-tax loss, as compared to a $1.0 million provision for fiscal 1997. See Note 11 to the Company's Consolidated Financial Statements included elsewhere in this prospectus.

  Extraordinary Charge--Early Debt Extinguishment. The Company incurred an $8.6 million extraordinary charge, net of $5.6 million in income tax benefits, during fiscal 1998 related to the early extinguishment of the Company's prior senior credit agreement and the senior subordinated notes that were outstanding at that time. See Note 10 to the Company's Consolidated Financial Statements included elsewhere in this prospectus.

  Net Loss. As a result of the factors discussed above, the Company had a net loss of $55.4 million for fiscal 1998, compared to a net loss of $1.6 million for fiscal 1997.

FIFTY-TWO WEEKS ENDED JUNE 28, 1997 COMPARED TO FORTY WEEKS ENDED JUNE 29, 1996

  Net Sales. Net sales were $652.5 million in fiscal 1997, compared to $127.6 million in fiscal 1996, an increase of $524.9 million. The increase was primarily due to the Acquisitions.

  Marshmallow product sales were $154.0 million in fiscal 1997, compared to $120.1 million in fiscal 1996. Marshmallow revenues increased significantly as a result of the Kidd acquisition, which was completed in August 1996. The remaining sales increase from fiscal 1996 to fiscal 1997 was due to the Farley, Trolli, Sathers and Dae Julie acquisitions. These acquisitions broadened the Company's product portfolio to include fruit snacks, branded gummis and general line candy.

  Cost of Sales. Cost of sales was $433.7 million for fiscal 1997, compared to $74.3 million for fiscal 1996, an increase of $359.4 million. The increase was primarily related to the Acquisitions. Expressed as a percentage of net sales, cost of sales was 66.5% for fiscal 1997 and 58.2% for fiscal 1996. Fiscal 1997 cost of sales included $10.3 million related to purchase accounting adjustments resulting from the Acquisitions. Fiscal 1996 includes a similar $1.3 million amount related to the Kraft acquisition. Adjusted for the impact of these amounts, cost of sales as a percentage of net sales was 64.9% for fiscal 1997 and 57.2% for fiscal 1996. Although the Company was able to reduce production costs by consolidating the production of six marshmallow manufacturing facilities into two facilities and implementing productivity initiatives, the cost savings from these initiatives were more than offset by significant changes in sales mix in fiscal 1997 due to the Acquisitions (i.e., 1996 sales consisted primarily of branded marshmallow and caramel sales, while 1997 sales included lower margin general line candy and private label marshmallow sales).

  Selling, Marketing, and Administrative Expenses. Selling, marketing and administrative expenses were $176.5 million for fiscal 1997, compared to $38.1 million for fiscal 1996, an increase of $138.4 million. This increase was primarily due to the Acquisitions. Expressed as a percentage of net sales, these expenses were 27.0% in fiscal 1997 and 29.9% in fiscal 1996. The decrease in these expenses as a percentage of net sales was primarily attributable to the fixed administrative component being spread over a larger sales base.

  Amortization of Intangible Assets. Amortization of intangible assets was $9.5 million for fiscal 1997, compared to $7.5 million for fiscal 1996, an increase of $2.0 million. This increase was principally the result of increased amortization of goodwill from the Acquisitions.

  Income from Operations. As a result of the factors discussed above, income from operations was $32.8 million for fiscal 1997, as compared to $7.8 million for fiscal 1996, an increase of $25.0 million.

  Interest Expense. Interest expense was $33.5 million for fiscal 1997, compared to $8.6 million for fiscal 1996, an increase of $24.9 million. This increase was primarily attributable to additional borrowings incurred to fund the Acquisitions and related working capital requirements.

  Provision (Benefit) for Income Taxes. The provision for income taxes was $1.0 million for fiscal 1997, compared to a $0.3 million income tax benefit in fiscal 1996, an increase of $1.3 million.

  Net Loss. As a result of the factors discussed above, the Company had a net loss of $1.6 million for fiscal 1997, compared to a net loss of $0.5 million for fiscal 1996, a decrease of $1.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  Net cash provided by operating activities was $22.5 million, $32.6 million, $12.6 million in fiscal 1996, fiscal 1997 and fiscal 1998, respectively, and net cash used in operating activities was $2.4 million and $30.7 million in the first quarter of fiscal 1998 and the first quarter of fiscal 1999, respectively. The increase in cash provided by operating activities from fiscal 1996 to fiscal 1997 is principally attributable to the Acquisitions. The decline in cash provided by operations between fiscal 1997 and fiscal 1998 reflects an increased net loss and higher inventory levels in anticipation of the implementation of the Company's new regional distribution centers, which was partially offset by increased accounts receivable collections. The increase in net cash used in operating activities during the first quarter of fiscal 1999 compared to the first quarter of fiscal 1998 reflects the increased net loss in the first quarter of fiscal 1999 and a significant increase in accounts payable and accrued expenses in the first quarter of fiscal 1998.

  The Company's liquidity requirements have arisen principally from acquisitions, capital expenditures, seasonal and general working capital requirements and debt service obligations. In fiscal 1996 and fiscal 1997, the Company spent $204.4 million and $336.2 million, respectively, in connection with the Acquisitions. Capital expenditures in fiscal 1996, fiscal 1997, fiscal 1998 and the first quarter of fiscal 1999 were $8.5 million, $31.0 million, $27.0 million and $5.6 million, respectively. These amounts were financed principally with net cash provided by operating activities, proceeds from bank borrowings or issuance of debt and equity securities.

  Our earnings were insufficient to cover fixed charges by $74.3 million in fiscal 1998 and by $14.5 million for the 13 weeks ended September 26, 1998. During this period, fixed charges were funded by selling additional equity and obtaining additional bank borrowings. It is not certain that the Company will continue to have access to such additional funds in future periods. If the Company is not able to access such funds or does not improve its operating results and cash flow, the Company could be forced to reduce capital and other controllable expenditures and may not be able to meet its debt service obligations or comply with its debt covenants.

  The Company received $90.0 million and $60.0 million of capital contributions from Holdings in fiscal 1997 and fiscal 1996, respectively. The Company also received net proceeds (after the repayment of certain outstanding debt) from bank borrowings and the issuance of debt securities of $246.9 million and $131.4 million in fiscal 1997 and fiscal 1996, respectively. These proceeds were used primarily to fund the Acquisitions. The Company received net proceeds from financing activities of $17.3 million and $32.5 million in the first quarter of fiscal 1998 and the first quarter of fiscal 1999, respectively.

  As a result of the integration and trade spending issues discussed above, the Company experienced liquidity problems in the third quarter of fiscal 1998 and obtained a short-term liquidity facility from a commercial bank with credit support provided by TPG, Holdings' controlling shareholder. Further, in May 1998, the Company completed a refinancing of all of its indebtedness other than the Senior Subordinated Notes through the issuance of the initial notes and borrowings under a term loan and a $75 million revolving credit facility from a group of lenders (the "Bank Facilities"). In connection with the refinancing, TPG made an additional $13.6 million equity investment in Holdings, which was then contributed to the Company in May 1998.

  An amendment to the Company's Bank Facility was approved on September 25, 1998 and became effective in October 1998. This amendment:

  . reset certain financial covenants through fiscal 2001,

  . deleted certain other financial covenants,

  . changed certain definitions, and

  . increased the borrowing spread by 0.25 percent.

This amendment was obtained to avoid a future default under the previous covenants. In connection with the amendment:

  . TPG agreed to loan the Company $17.0 million (the "Sponsor Loan"--terms of which are further described below), and

  . the Company paid an amendment fee. The Company used the proceeds of the Sponsor Loan to repay borrowings under the Revolving Credit Facility.

  The Sponsor Loan ranks senior unsecured and matures on November 20, 2005; the Sponsor Loan accrues interest at 10% per annum which is payable on the maturity date. In connection with the Sponsor Loan, Holdings' controlling stockholder also received a ten-year warrant to purchase 77,500 shares of Holdings' Common Stock at $0.01 per share. The Company has estimated the value of the warrants issued in connection with the Sponsor Loan to be $3.9 million using the Black-Scholes option valuation model. The Company intends to amortize this amount over the remaining life of the Sponsor Loan as interest expense.

  The Company remains highly leveraged. As of September 26, 1998, the Company's total debt was $590.4 million. The following table shows the breakdown of our total debt as of that date:

                    TOTAL DEBT AS OF SEPTEMBER 26, 1998

                                                                      AMOUNT
      DESCRIPTION                                                  (IN MILLIONS)
      -----------                                                  -------------
      Senior Secured:
        Revolving credit facility.................................    $ 45.0
        Term B....................................................     150.0
      Initial Notes...............................................     200.0
      Senior Subordinated Notes...................................     195.0
      Other.......................................................        .4
                                                                      ======
                                                                      $590.4

At that date, the Company's stockholder's equity was $126.1 million. See "Risk Factors" for a description of risks related to the Company's indebtedness level and liquidity position.

  The Company has two interest rate swap agreements that had a notional amount of $82.0 million as of September 26, 1998. These agreements expire in December 1999, requiring the Company to pay a fixed interest rate of 6.26% per annum and entitling the Company to receive variable interest based upon three month LIBOR rates. These agreements are not expected to materially affect the Company's results of operations or financial condition.

  On October 1, 1998, the interest rate on the Company's $195 million Senior Subordinated Notes increased by 1.0% (from 10.25% to 11.25%) because the Company was unable to obtain a rating on such Notes of at least B- from Standard & Poor's Ratings Service and B3 from Moody's Investors Service, Inc. The Senior Subordinated Notes are rated CCC+ from Standard & Poor's Ratings Service and Caa1 from Moody's Investors Service.

  The Company's principal needs for liquidity are:

  . to fund capital expenditures,

  . for general working capital purposes and

  . to fund continued restructuring and business integration costs.

  The Company estimates that capital expenditures for fiscal 1999 will be approximately $48 million. The Company's principal source of liquidity is borrowings under its revolving credit facility. As of September 26, 1998, the Company had $4.2 million of outstanding letters of credit and $25.8 million available for borrowing under this facility. The proceeds of the $17.0 million Sponsor Loan that were obtained in October 1998 were used to repay borrowings under the Company's revolving credit facility.

SEASONALITY

  The Company's sales and earnings are subject to a variety of seasonal factors, which vary among the Company's product lines. The Company's cash needs also vary based on seasonal factors, with the second and third fiscal quarters ordinarily generating the most significant working capital requirements. In light of the seasonality of the Company's business, results for any interim period are not necessarily indicative of the results that may be realized for the full year. The Company's working capital requirements fluctuate throughout the year as a result of increased inventory levels produced in anticipation of holiday sales and the Company offering extended terms on seasonal sales.

INFLATION

  Inflationary factors such as increases in the costs of ingredients, packaging materials, purchased product, labor and corporate overhead may adversely affect the Company's operating results. Although the Company does not believe that inflation has had a material impact on its financial position or results of operations for the periods discussed above, there can be no assurance that a high rate of inflation in the future would not have an adverse effect on the Company and its operating results.

YEAR 2000 COMPLIANCE

  The Company has Year 2000 initiatives in three general areas: Information Technology ("IT") business systems; IT infrastructure; and non-IT systems (including embedded systems and exposure to third party systems).

 IT Business Systems

  The Company has completed the assessment of its IT business systems (i.e., manufacturing, distribution, financial software, etc.) and is testing most systems that it has identified as not being Year 2000 compliant. The Company's strategy is to remediate non-compliant systems in most cases through modification or upgrade. In certain circumstances, replacement will be necessary.

  Most of the Company's IT business systems are scheduled to be fully Year 2000 compliant by the end of fiscal 1999. The cost yet to be incurred for these projects, principally reflecting external labor and outside service provider costs and limited hardware and software costs, is estimated to be approximately $1.3 million. These costs will be expensed as incurred, with the exception of the software and hardware acquisition costs, which will be capitalized.

 IT Infrastructure

  Since late 1995, the Company has significantly upgraded and continues to upgrade its IT infrastructure. Personal computers and related software and local and wide area networks have been upgraded. As a result, this part of the IT infrastructure is substantially Year 2000 compliant.

  The Company uses IBM mainframe and mid-range computers to run most of its critical business systems. This hardware, and corresponding operating system software, has been upgraded with Year 2000 compliant versions. The Company expects to verify compliance by the end of the third quarter of fiscal 1999.

  The Company estimates that the costs yet to be incurred for these projects, which reflects external labor costs and limited additional hardware and software costs, should not exceed $250,000. These costs will be expensed as incurred, with the exception of the acquisition of new software and hardware, which will be capitalized.

 Non-IT Systems

 Embedded Systems

  These items include any systems that incorporate computing devices for manufacturing, building and facility maintenance equipment. This includes electronic manufacturing equipment, such as assembly line, robotics, elevators, fire alarms, heating, ventilation and air conditioning systems (HVAC), building and office space security, time collection and reporting devices and interfaces. These systems are being assessed and updated on a facility by facility basis with the help of third-party consultants, most of whom specialize in Year 2000 compliance and remediation planning. All embedded systems are scheduled to be compliant by the end of fiscal 1999.

  Based upon the assessments completed by the Company to date and certain assumptions, the Company estimates that remediation costs for embedded systems will be approximately $1.0 million. However, the Company has only completed a limited assessment of these systems and as the Company continues to review these systems, this estimate could change significantly.

 Third Parties

  The Company has sent Year 2000 compliance questionnaires to its major raw material suppliers to determine if these suppliers are addressing and preparing for the Year 2000 compliance with their systems. The Company is continuing to work with these third parties and has initiated a tracking system to monitor responses and to resolve issues as they arise.

  The Company currently uses a number of third-party service vendors for many of its functions, including, but not limited to, warehouse management, carriers and pool distributors, automated payroll processing, insurance, banking collections and disbursements and benefit programs. The Company is initiating formal communications with these third-party providers to determine the extent to which these third parties are moving toward Year 2000 compliance. A tracking system will be used to monitor responses and resolve issues as they arise.

  Many of the Company's customers currently place orders and receive acknowledgements using EDI systems. The Company has developed a plan to make its EDI systems Year 2000 compliant by the end of the third quarter of fiscal 1999.

 Year 2000 Risks

  The principal Year 2000 risks to the Company related to its IT business systems and IT infrastructure are:

  . the inability to recruit and/or retain key IT staff;

  . the inability to locate and correct all relevant computer codes;

  . the failure to complete, on a timely basis, the modifications and/or release upgrades to, as well as the selected replacements of, the IT business systems; and

  . reliance on third parties' representations and ability to complete Year 2000 initiatives.

  The principal risks to the Company with respect to its embedded systems is the Company's failure to identify and replace all Year 2000 non-compliant embedded systems. Until further assessments are completed in this area, the Company may not be able to estimate accurately the remediation costs or difficulties associated with these systems.

  The principal risks to the Company with respect to its relationships with third parties are:

  . the failure of key third parties to identify and implement required Year
    2000 compliance and/or the Company's failure to timely recognize these third parties' non-compliance; and

  . the failure to implement compliant EDI systems with key customers.

 Contingency Plans

  Contingency plans, where necessary, are expected to be completed during the third quarter of fiscal 1999 to address the risks discussed above. No assurance can be given, however, that the Company will be able to address the Year 2000 issues for all of its software and applications in a timely manner or that it will not encounter unexpected difficulties or significant expenses relating to adequately addressing the Year 2000 issue. If the Company or its major customers, suppliers or other third parties with whom the Company does business fail to address adequately the Year 2000 issue, or the Company fails to successfully integrate or convert its computer systems generally, the Company's business or results of operations could be materially adversely affected. See "Risk Factors--Failure of Year 2000 Compliance Initiatives Could Adversely Affect Us."

RECENT ACCOUNTING PRONOUNCEMENTS

 Segmental information

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement 131, "Disclosure about segments of an enterprise and related information," which requires adoption in fiscal 1999. Statement 131 requires companies to report segment information based on how management disaggregates its business for evaluating performance and making operating decisions. The Company has reviewed Statement 131 and anticipates that it will report as a single segment after adopting that Statement.

 Derivative instruments

  In 1998, the FASB issued Statement 133, "Accounting for derivative instruments and hedging activities," which requires adoption in fiscal 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Management believes that the adoption of Statement 133 will not have a material impact on its financial reporting.

                                    BUSINESS

OVERVIEW

  The Company was formed in September 1995 to acquire Kraft's marshmallow and caramel business and has grown primarily through five subsequent acquisitions. Today, the Company is the fourth largest confections company in the United States with a broad portfolio of marshmallow, fruit snack, branded gummi and general line candy products. The Company has the number one market position in branded and ingredient marshmallow products. The Company has the number two market position in fruit snacks, branded gummis and general line candy. Through its nationwide sales and distribution networks, the Company has achieved significant penetration in all major domestic trade channels.

  The Company is the largest United States manufacturer of marshmallow products. We have the number one market position in branded and ingredient marshmallow products. The Company's Jet-Puffed marshmallow brand, which was developed by Kraft in the 1950's, has a 79% share of the branded marshmallow market and a 47% share of the total marshmallow market. We are also the market leader in the ingredient marshmallow category, which includes dehydrated marshmallow bits that are used primarily in cereals and hot beverages. The Company sells dehydrated marshmallow bits to every major cereal manufacturer in the United States and believes it has a 98% share of the dehydrated marshmallow bits market. The Company also manufactures private label marshmallow products.

  The Company sells its fruit snack products under the Farley's brand name and holds the number two market position with a 22% market share. The Company's growth strategy for this category includes the use of exclusive licenses for popular children's characters, such as Nickelodeon's Rugrats. The Company markets a variety of gummi products under the Trolli brandname, including BriteCrawlers, Gummi Beans, Trolli Squiggles and Apple O's. Trolli has the number two market position in the gummi market with a 15% share.

  The Company's general line candy is sold primarily under the Farley's and Sathers brand names and under private labels. Our product line includes more than 100 varieties of non-chocolate and chocolate candies, gummis, caramels, nuts and snacks. The Company is the second largest general line candy supplier in the United States and its Sathers line is the leading brand of general line candy in the convenience store channel.

  The Company's retail products are sold to grocery stores, mass merchandisers, drugstores, convenience stores and club stores under branded and private labels. The Company sells its products through a sales network consisting of more than 25 independent food brokers supported by an internal sales organization that focuses on large national accounts, distributors and ingredients purchasers. The Company operates 13 manufacturing and packaging facilities and a nationwide distribution network that delivers products to more than 5,000 customers.

INDUSTRY OVERVIEW

  The confections market consists of chocolate candy, non-chocolate candy, marshmallow products and fruit snacks. The Company competes primarily in the non-chocolate candy, fruit snack and marshmallow categories of the confections industry. Sales in the non-chocolate candy category in 1997 were approximately $4.6 billion. The non-chocolate candy category grew at a compound annual rate of approximately eight percent from 1990 to 1997, while the chocolate candy category grew at a compound annual rate of approximately four percent during the same period. The Company believes that the more rapid growth in the non-chocolate candy category is largely attributable to increased marketing efforts for non-chocolate candy (which has historically been under-marketed as compared to chocolate candy) and to continuing consumer concerns over the higher fat content associated with chocolate. Overall, the market for candy is growing, with per capita consumption of non-chocolate and chocolate candy in the United States increasing from approximately 18 pounds in 1987 to approximately 24 pounds in 1996.

  The retail marshmallow market grew at a compound annual rate of approximately five percent from 1990 to 1997. The Company believes that this growth resulted from extensive marketing and increased consumer use of marshmallow products as an ingredient in such homemade snacks as marshmallow crispy treats. In the 52 weeks ended September 26, 1998, however, estimated sales in the retail marshmallow industry declined approximately two percent over the equivalent period ending in September 1997.

  The fruit snack market (consisting of fruit rolls and fruit pieces) grew approximately seven percent in 1997. The Company believes that this growth is attributable to fruit snacks' image as a healthy and convenient snack, which appeals to parents, and their flavor and colorful shapes and characters, which appeal to children. In the 52 weeks ended September 26, 1998, the fruit snack market grew approximately seven percent over the equivalent period ending in September 1997.

  The Company also competes in the non-chocolate candy category with its general line candy and gummis. The gummi market, which includes products such as Gummi Bears and Gummi Worms, grew approximately six percent in 1997. In the 52 weeks ended September 26, 1998, this market grew approximately eight percent over the equivalent period ending in September 1997. Management attributes this growth to the popularity of gummi products with children and new product introductions.

COMPETITIVE STRENGTHS

  Management believes that the following competitive strengths provide the Company with a foundation to enhance growth and further strengthen its position as an industry leader.

    LEADING CONFECTIONS COMPANY. The Company is the fourth largest confections company in the United States and is a leader in each of its four product categories. Management believes that its leading market position and size enable it to achieve extensive product distribution and realize purchasing and production economies, as well as provide a strong platform for new product introductions and line extensions.

    BROAD ARRAY OF PRODUCTS. The Company offers an extensive range of products, including branded, private label and ingredient items. This enables our customers to satisfy many of their confections needs with a single vendor. The Company's products represent a balance between long-standing brands, such as Jet-Puffed marshmallows, and innovative products, such as Rugrats fruit snacks and Trolli gummis. These premium brands are complemented by a broad array of products targeted to value-conscious consumers. The Company's product offerings also enhance its ability to develop special sales and marketing programs, such as seasonal campaigns for Halloween and Easter.

    EXTENSIVE SALES NETWORK AND TRADE PENETRATION. The Company has an internal sales force of more than 50 representatives and a national network of more than 25 independent brokers who sell products to more than 5,000 customers located throughout the United States. The Company's extensive sales and distribution networks have contributed to its significant penetration in all major domestic trade channels. The Company's presence in these channels provides it with a significant opportunity to cross-sell existing products and launch new products.

    ADVANCED MANUFACTURING CAPABILITY AND PRODUCT INNOVATION. The Company's advanced manufacturing capabilities, proprietary technology and research and development efforts enable it to produce high-quality products and provide a platform for product innovations. With its research and development team, the Company has been a product development and improvement innovator. For example, the Company was the first to add vitamins to fruit snacks to increase their appeal as a healthy snack, and Trolli's BriteCrawlers gummi was named the 1996 non-chocolate Product of the Year by the Professional Candy Buyer trade magazine.

ACQUISITIONS AND BUSINESS INTEGRATION

 ACQUISITIONS

  The Company was formed in September 1995 to acquire Kraft's marshmallow and caramel business. In August 1996, the Company acquired three companies, including Kidd, a major competitor in the private label marshmallow market, and Farley and Sathers, the country's second and third largest suppliers of general line candy, respectively. Subsequently, the Company acquired Dae Julie in January 1997 and Trolli in April 1997. Dae Julie and Trolli were both manufacturers and marketers of gummi candy.

 INTEGRATION OF THE ACQUIRED COMPANIES

  We began to consolidate the acquired businesses in fiscal 1998. These businesses consisted of 15 manufacturing and packaging facilities, more than 24 distribution facilities, two trucking fleets, six sales, marketing and customer service organizations, more than 6,000 stock keeping units and disparate information systems. Most of the integration initiatives discussed below have not included Trolli. As part of the Trolli acquisition agreement, the Company agreed to continue to operate Trolli as a separate subsidiary until December 31, 1998. Nevertheless, Trolli and Company operations are closely coordinated.

  To date, the Company has completed a number of integration initiatives, including closing production facilities, consolidating certain sales, marketing and customer service functions, reducing the number of distribution facilities, consolidating two separate trucking fleets, eliminating more than

1,400 stock keeping units and consolidating certain management information systems. More recently, at the end of fiscal 1998, we decided that we would close our Melrose Park production facility in December 1998 and our Skokie production facility in April 1999.

  During fiscal 1998 the integration process proceeded more slowly and was more difficult than we anticipated. These difficulties, as well as a significant increase in trade spending, caused a substantial deterioration in our results of operations commencing in fiscal 1998. During the year we took a number of steps to address certain of our integration issues. We commenced a program at that time designed to control trade spending more effectively and in May 1999 successfully completed a refinancing of much of the Company's indebtedness, including the issuance of the initial notes.

   Trade spending and integration problems continued, however, and are now expected to continue into fiscal 1999. As a result, we recently took a number of additional actions to address these issues and restructure our business. We have hired a new Chief Executive Officer; a President, Chief Operating Officer and Chief Financial Officer; and a number of other new key managers, including a Vice President of Sales and a Vice President of Information Systems. We have also implemented a number of additional procedures and controls to monitor trade spending more effectively and are now planning to implement new trade spending programs in the third quarter of fiscal 1999 for most of our products. We have also pursued a new quality control and testing program for marshmallow production, which is designed to reduce the level of lower quality marshmallows. We have centralized certain of our sales forecasting, production and capacity planning and inventory management functions in order to facilitate managing the supply chain more efficiently.

  By January 1998, the customer service, sales and distribution functions of the Kraft, Kidd, Farley and Dae Julie operations and the Farley and Dae Julie production operations were consolidated to a common management information system. The Company continues to use a number of different management information systems. The Company's long-term strategic objective is to be fully integrated on an enterprise resource planning system. In the short term, the Company is directing resources towards resolving the Year 2000 issue, which is expected to be completed by the end of fiscal 1999. See "--Management Information Systems."

  Although we have implemented a number of initiatives to address certain of our integration issues, it will be necessary to implement a number of additional initiatives over the next several years in order to effectively integrate the acquired companies. See "Risk Factors--Difficulty in Integrating Acquired Businesses May Continue to Adversely Affect Our Operations".

BUSINESS STRATEGY

  The Company's goal is to become the premier provider of high quality non-chocolate confections. The Company intends to pursue this goal through the implementation of the following business strategies:

    COMPLETING INTEGRATION INITIATIVES. The Company will continue to focus its efforts on completing the integration of the acquired companies. Although the Company has accomplished a number of integration and consolidation initiatives, the Company is in the process of completing a number of other integration initiatives, including the implementation of coordinated promotional programs for each of its product categories, quality control procedures across all product areas, further systems consolidations, additional supply chain procedures and functions and trade spending controls. To implement these initiatives, the Company hired a new Chief Executive Officer; President, Chief Operating Officer and Chief Financial Officer; and a number of other new key managers including Vice President of Sales, Vice President of Information Systems and a Vice President of Supply Chain. Management believes that the completion of the integration process will allow the Company to reduce costs and improve operating efficiencies.

    IMPLEMENTING MARKETING INITIATIVES. The Company is in the process of implementing a number of new marketing initiatives, which include the following:

      Increasing Brand Equity and Awareness. The Company intends to reallocate its marketing expenditures to emphasize programs that increase consumer awareness of its products and that build brand equity. Such programs may include advertising, targeted couponing programs and product tie-ins with other major manufacturers, such as Nestle and Kellogg. The Company believes that a consumer-focused strategy, which the acquired companies had not emphasized, will enhance brand equity, increase sales across the Company's product lines and support the introduction of new products.

      Enhancing Trade Promotion Programs. The Company intends to focus on trade promotions, such as in-store advertising and retail displays, designed to improve trade spending efficiency. The acquired companies had historically marketed their products primarily through aggressive trade promotions that emphasized discounts from list prices to retailers, and they generally lacked mechanisms to plan, control and execute their trade spending programs effectively. Beginning in the third quarter of fiscal 1999, the Company expects to implement new trade spending programs for most of its products.

      Launching Line Extensions and New Products. The Company intends to leverage its existing brands, research, development and manufacturing capabilities and extensive sales network to introduce new products and extend its product lines. As part of these efforts, the Company has a non-binding letter of intent with Nickelodeon to become the exclusive licensee of Nickelodeon's Rugrats, Rugrats Movie and NickToons characters for fruit snack products through 2001. The Company has also introduced a number of new products in the last 12 months, including five new fruit snack products, a line of flavored caramels, Trolli Gummi Beans and Trolli Burger. The Company also has a number of new fruit snack, marshmallow, gummi and candy products under development.

    INCREASING TRADE CHANNEL PENETRATION. The Company plans to leverage its existing trade channel penetration, broad product offerings and strong brand names to cross-sell products and expand into additional trade channels. The Company's marshmallow and fruit snack products each have an ACV in the grocery channel in excess of 90%. Through its acquisition of Sathers, the Company also acquired an extensive convenience store distribution network. Specific opportunities being targeted by the Company include:

    . increasing the distribution of Trolli gummis (ACV of less than 50%) and general line candy (ACV of less than 30%) in the grocery channel;

    . further increasing distribution of the Company's products in convenience stores and drugstores;

    . developing additional distribution channels, such as vending, concessions and foodservice; and

    . exploring international distribution opportunities.

    CONTINUING TO REDUCE COSTS. Management believes that through continued infrastructure investments, restructuring and cost reduction programs it can increase its efficiencies and reduce its costs. These initiatives are expected to include:

    . completing the recently announced closure of two production facilities and outsourcing production of certain related candy products;

    . further consolidating the distribution network by reducing the number of distribution centers used by the Company; and

    . continuing to automate production facilities and to invest in advanced production equipment.

PRODUCTS AND MARKETS

  The Company is the fourth largest confections company in the United States, with a broad portfolio of marshmallow, fruit snack, branded gummi and general line candy products. The Company's products are sold under proprietary brand names and private labels principally through grocery, mass merchandiser, drugstore, convenience store and club store channels. The marshmallow product category consists of branded, private label and ingredient products. Branded marshmallows and marshmallow creme are primarily sold under the Jet-Puffed brand name. The Company markets fruit snacks under the Farley's brand name. The Company markets gummis under the Trolli brand name and as part of its general line candy offering. General line candy, which includes bulk candy, gummis, caramels, nuts and snacks, is primarily sold under the Farley's and Sathers names.

Marshmallows and Marshmallow Creme (19.2% of Fiscal 1998 Net Sales)

  The Company is the largest manufacturer of marshmallow products in the United States, with fiscal 1998 net sales of $147.0 million. The Company has the number one market position in the branded and ingredient categories.

  Jet-Puffed. The Company's Jet-Puffed brand is the leading marshmallow and marshmallow creme brand. Jet-Puffed has a 79% share of the branded marshmallow market and a 47% share of the total marshmallow market. Its products include standard, miniature and fun-shaped marshmallows of varied colors and flavors, and marshmallow creme. The Jet-Puffed brandname was developed in the 1950's. The Company has implemented several initiatives to further strengthen brand awareness, including television advertising, aggressive consumer couponing and promotional tie-ins with leading consumer products manufacturers, including Nestle and Kellogg. In addition, the Company is pursuing initiatives to position Jet-Puffed as a snacking product, where management believes there is opportunity for growth.

  Private Label. The Company also manufactures private label marshmallow products. Private label marshmallow products are sold primarily to grocery stores and mass merchandisers. The Company has standardized its production formulae and packaging and has implemented initiatives to eliminate lower volume and less profitable customer accounts. For example, the Company has increased the minimum production run for private label marshmallows and reduced the number of private label marshmallow formulae from eight to one. By targeting high-volume strategic accounts, management believes it can increase operating margins in its private label business.

  Ingredient. The Company's ingredient business includes the manufacture of miniature marshmallows, dehydrated marshmallow bits and marshmallow creme, all of which are sold to food processors. These products are primarily used in popular children's cereals, hot beverage mixes (hot chocolate or cocoa), ice cream and snacks (primarily granola bars). The Company supplies dehydrated marshmallow bits to every major cereal manufacturer in the United States and believes that it has a 98% share of the dehydrated marshmallow bits market. Management believes that no other competitor currently has the technology to manufacture the diverse marbit colors and shapes required by cereal manufacturers. This advanced production and technical capability has made the Company the leader in the ingredients category.

Fruit Snacks (17.0% of Fiscal 1998 Net Sales)

  The Company is the second largest manufacturer and marketer of fruit snacks in the United States, with a 22% market share. Fruit snacks, which are made in various shapes, colors and flavors, are divided into two principal subgroups: fruit snack shapes and fruit snack rolls. The Company primarily markets its products through the grocery and mass merchandising channels.

  The Company markets fruit snacks under the Farley's brand name. Some of the Company's more popular products include Farley's Dinosaurs, Zoo Animals, The Roll, Power Fruit and Troll, as well as licensed products such as Rugrats, Creepy Crawlers, Street Sharks and Teenage Mutant Ninja Turtles. The Company introduced two new fruit snack products, Rugrats Fruit Rolls and MegaMonster Roll, in August 1997, three new fruit snack products, Shark Wave, Alien Fruit Snacks and MVP Sports, in March 1998 and a new two-flavored fruitroll, Sidewinder, in October 1998. The Company currently holds an exclusive license to make Nickelodeon's Rugrats characters as fruit snacks through December 1998. The Company has entered into a non-binding letter of intent with Nickelodeon to be the exclusive licensee of the Rugrats, NickToons and Rugrats Movie properties for the fruit snack market through December 2001. The Company has sought to position its products with parents as healthy and convenient snacks (including through the addition of vitamins), while enhancing their appeal to children through the use of colorful shapes and popular children's characters.

Trolli Branded Gummi Products (9.2% of Fiscal 1998 Net Sales)

  The Company's Trolli brand holds the number two position in the gummi market, with a 15% market share. Trolli's market share has increased each year since 1994, when it held only three percent of the market and was ranked number seven in the category. Trolli primarily markets its products through the mass merchandiser, drugstore and grocery channels.

  Trolli has established a reputation as an innovative manufacturer and marketer of high quality gummis. Some products introduced by Trolli include BriteCrawlers, Peachies, Apple O's, Trolli Squiggles, Super Bears, Gummi Octopus, Strawberry Puffs and Gummi Beans. Trolli's BriteCrawlers product was named the 1996 non-chocolate Product of the Year by the Professional Candy Buyer, an industry publication. In its 1997 acquisition of Trolli, the Company signed a 10-year product development agreement with Mederer GmbH, entitling Trolli to sell under an exclusive license in the United States and other specified countries any new Trolli products developed during the period.

General Line Candy (53.2% of Fiscal 1998 Net Sales)

  The Company is one of the two leading suppliers of general line candy in the United States. The Company's general line candy products are primarily sold under the Farley's and Sathers brand names, as well as under private labels. The Company's product offerings in this category include more than 100 varieties of candy (primarily hard, jelly, gummi, panned and cremes), caramels, nuts and snacks. The Company primarily markets its general line candy through mass merchandisers and convenience stores. Sathers is the leading brand of general line candy in the convenience store channel.

  General line candy products are sold in a variety of weights and packages, depending upon the product and distribution channel. Many of the Sathers brand products are sold in two-for-$1 hanging bags, which are displayed on pegboards in retail outlets. Farley's branded products are generally sold in larger two-for-$3 hanging bags, "lay-down" bags (bags weighing one pound or more) and plastic tubs. Private label products are sold in either bag format, as well as in bulk. Except for seasonal varieties, such as candy corn, jelly beans and conversation hearts, and certain other products that are sold on a product-by-product basis, the Company generally markets its general line candy as a complete portfolio.

  The Company manufactures and markets caramel products for the retail market under the Farley's brand name. The Company also produces a number of ingredient caramel products, mainly for sale to food processors for use in candy, snacks and as a dessert topping. Recently the Company launched a line of flavored caramels, including caramel apple, cappuccino and fudge flavors.

  The following table sets forth the principal categories of the Company's general line candy and indicates representative products in each category.

 PRODUCT CATEGORY          REPRESENTATIVE PRODUCTS
 ----------------          -----------------------
 Gummis(1)................   Bears, Worms, Dinosaurs, Peach Rings, Green Apple Rings
 Jells....................   Spice Drops, Orange Slices, Fruit Slices, Spearmint Leaves
 Cremes/Pans..............   Cremes: Candy Corn, Indian Corn, Pumpkins, Harvest Mix, Easter Mallowcreams and Heart Darts
                             Pans: Jelly Beans, Cinnamon Imperials, Marshmallow Eggs, French Burnt Peanuts, Boston Baked Beans,
                             Jawbreakers
 Hard Candy...............   Starlite Mints, Butterscotch Buttons, Lemon Drops, Cinnamon Discs, Butterscotch Discs, Butter
                             Toffee, Clearly Fruit
 Chocolate................   Raisins, Peanut Clusters, Bridge Mix, Double Dipped Peanuts, Nonpareils, Malted Milk Balls
 Nuts, Snacks & Naturals..   Yogurt Raisins, Sweet & Nutty Mix, Pineapple Wedges, Sunflower Seeds, California Mix, Really
                             Naturals
 Caramels.................   Branded, Ingredient
 Kiddie Candy.............   Combination of a variety of general line and rebagged candy
 Other....................   Tang-a-roos, Sonic Boom bubble gum, Power Fruit

--------
(1) Gummis do not include Trolli brand gummis.

MARKETING AND SALES

  The Company markets its products through a mix of consumer promotions, trade promotions and advertising. Consumer promotions include free-standing inserts, other targeted coupons (such as Catalina Marketing coupons, which are generated with consumers' sales receipts), product tie-ins with other major manufacturers, such as Nestle and Kellogg, bonus bags, television marketing and seasonal promotions. Trade promotions consist of temporary price reductions, in-store advertising, coupons in retail flyers and retail displays. However, Farley, Dae Julie and Kidd each historically relied heavily on trade promotions with less emphasis on consumer promotions and advertising. The Company's marketing strategy is to refocus its marketing efforts towards building brand equity through consumer promotions and advertising rather than trade spending and price discounting. In addition, the Company believes that it can implement a more effective and efficient trade spending program by focusing on trade performance that generates the greatest amount of consumer take-away. As part of its new emphasis on consumer promotions, in the fourth quarter of calendar 1998, the Company launched a print advertising campaign for its Jet-Puffed marshmallows. In addition, Trolli advertises its products in regional television campaigns, and in November 1998, the Company began a television campaign for its fruit snack product lines to coincide with the release of Nickelodeon's Rugrats Movie.

  The Company's sales organization consists of four groups:

  . a retail broker network;

  . a national accounts group;

  . a distributor/national chain group; and

  . an ingredients group.

  The Company's retail broker network consists of more than 25 independent brokers who are managed by the Company's internal sales force and present the Company's products to a broad range of retailer accounts, primarily grocery stores. The national account group consists of seven sales professionals who maintain relationships with the corporate headquarters of key national accounts such as Ahold (Stop & Shop, BI-LO), American Stores (Jewel, Lucky), Rite-Aid, Kroger, Kmart, Sam's Clubs, Target, Wal-Mart, and Winn-Dixie. The distributor/chain organization consists of 25 sales professionals who call directly on distributors that supply convenience store chains. Ingredients sales are managed through a separate direct sales force and broker network. Trolli sells its products through its own sales organization, which consists of a broker network managed by internal sales personnel.

  In addition to marketing its existing product lines, the Company, through the efforts of its research and development team, engages in ongoing research activities to develop new products, improve the quality of existing products, improve and modernize production processes and develop and implement new technologies to enhance the quality and value of both current and proposed product lines.

DISTRIBUTION

  The Company currently distributes its marshmallow, fruit snack and general line candy products in the United States through a number of distribution centers. This distribution system uses a combination of common carrier trucking, Company trucks and rail transport to deliver products to more than 5,000 customers. Trolli separately distributes its gummi products through its own distribution network.

  The Company has implemented several strategic initiatives designed to further consolidate and enhance the cost-effectiveness of its distribution network. The Company recently opened two new regional distribution centers in California and Texas. These two centers are operated by a third-party service provider for the Company and are strategically located to distribute certain of the Company's marshmallow, fruit snack and general line candy products. The Company intends to open additional regional distribution centers in order to consolidate further its distribution centers. By consolidating its distribution centers, the Company believes that it will be able to deliver products to its customers on a more timely and cost-effective basis. The Company has also established a "core carrier" trucking program to reduce its freight and distribution costs. As a result of acquiring five different distribution systems, the Company utilized more than 100 common carriers and more than 75 pooled distributors. The Company's new core carrier program, which generally involves 25 common carriers and 45 pooled distributors, should simplify the Company's operations and should allow the Company to negotiate more favorable freight rates. See "-- Acquisitions and Business Integration."

CUSTOMERS

  The Company's retail products are sold to grocery stores, mass merchandisers, drugstores, convenience stores and club stores. The Company's ingredient products are sold to a variety of major food company customers. Wal-Mart, Sam's Clubs and McLane (affiliated entities) in the aggregate accounted for approximately 17% of fiscal 1998 net sales. The Company's next largest customer accounted for approximately three percent of fiscal 1998 net sales. The Company has strong, long-standing relationships with many of its largest customers. As is customary in the confections industry, the Company's retail products are generally purchased by means of purchase orders. Continued consolidation in the retail food industry is expected to result in an increasingly concentrated customer base. See "Risk Factors--The Loss of Any of Our Major Customers Could Adversely Affect Our Sales."

PRODUCTION AND FACILITIES

  Currently, the Company produces its products at 10 manufacturing facilities and operates seven distribution centers, as set forth in the following table:

    FACILITY                        PRODUCTS        PLANT SIZE (SQ. FT.)   OWNED/LEASED
    --------                        --------        --------------------   ------------
Kendallville, IN...........  Marshmallows,                297,000              Owned
                             Marshmallow Creme,
                             Dehydrated
                             Marshmallow Bits,
                             Caramels
Henderson, NV..............  Marshmallows                 115,000              Owned
Creston, IA................  Gummis                       232,000              Owned
Des Plaines, IL............  Gummis, Jells                121,000             Leased
Melrose Park, IL(1)........  Hard Candy, Jells            142,000              Owned
Skokie, IL(1)..............  Panned, Jells                 68,000             Leased
31st St., Chicago, IL......  Fruit Snacks, Panned         276,000              Owned
Belmont Ave., Chicago, IL..  Cremes, Chocolate            121,000             Leased
New Orleans, LA............  Hard Candy                    30,000        Owned (Land Lease)
Oklahoma City, OK..........  Cremes, Jells, Panned        160,000              Owned
Ligonier, IN...............  Warehouse and                109,000              Owned
                             Distribution Center
Round Lake, MN.............  Rebagging and                305,000              Owned
                             Distribution Center
Pittston, PA...............  Rebagging and                259,000              Owned
                             Distribution Center
Chattanooga, TN............  Rebagging and                302,000              Owned
                             Distribution Center
43rd Street, Chicago, IL...  Distribution Center          480,000             Leased
Fontana, CA................  Distribution Center          182,000             Leased(2)
Fort Worth, TX.............  Distribution Center          161,000             Leased(2)

--------
(1) In fiscal 1998, the Company decided to close the Melrose Park and Skokie manufacturing facilities in December 1998 and April 1999, respectively.
(2) These facilities are leased by third parties pursuant to warehouse operating agreements.

  To integrate the acquired companies, as well as to effect ongoing cost savings, the Company has closed a number of facilities and has reallocated products among its remaining facilities with the goal of manufacturing its complete product line in its most efficient and cost-effective facilities. In addition to production and distribution operations, the Company operates an advanced research facility at Kendallville that is used in the development of new products.

  In addition to its manufacturing facilities and the distribution center/rebagging facilities noted above, the Company operates temporary warehouse facilities, sales offices and leased distribution centers in a number of states. The Company's corporate headquarters and a management information center are located in Lincolnshire, Illinois, and Trolli's headquarters are located in Plantation,

Florida. The Company leases most of its warehouse facilities and offices. In connection with the rationalization of its manufacturing operations, the Company is also integrating and rationalizing its distribution system, including by consolidating its warehouse capacity. See "--Distribution."

RAW MATERIALS

  The Company uses agricultural commodities, flavors, other raw materials and packaging in the production of its products that are purchased from commodity processors, importers, other food companies and packaging manufacturers. The principal raw materials used in the Company's products are sugar, corn products (dextrose, starch and corn syrup), gelatin and packaging. Although two of Trolli's key ingredients are each available from only one domestic supplier, alternative international sources are available. All of the other key raw materials used by the Company are readily available from several sources. The Company has not experienced difficulty in obtaining raw materials. In accordance with standard industry practice, the Company obtains annual volume and price commitments from its sugar suppliers for the twelve month period, or "crop year," beginning each fall. Since January 1998, the Company has obtained quarterly volume and price commitments from its corn product suppliers. The Company does not otherwise hedge its raw material requirements. See "Risk Factors--We May Not Be Able to Pass Through Increases in the Prices of Raw Materials to Our Customers."

COMPETITION

  The Company is the fourth largest confections company in the United States. The four largest companies (Hershey, M&M/Mars, Nestle and the Company) account for the majority of United States sales volume in chocolate and non-chocolate candy. Smaller competitors include numerous national, regional and local manufacturers of both branded and private label products. Among the Company's significant competitors are General Mills and Brach's with respect to fruit snacks, Brach's with respect to general line candy, Nabisco (Gummi Savers) and Hershey (Amazin' Fruit) with respect to branded gummis and International Home Foods (Campfire) with respect to marshmallows. In addition, the Company's marshmallow products compete with private label products and the Company's general line candy products compete with private label products as well as the products of numerous regional "rebaggers." Competition in the Company's markets is primarily based on establishing favorable brand recognition and loyalty; developing products sought by consumers for their quality, convenience or otherwise; implementing appropriate pricing; providing strong marketing support and obtaining access to retail outlets and sufficient shelf space. Confections products also compete with other snacking products such as cookies and salty snacks. See "Risk Factors--The Confections Business is Very Competitive."

PATENTS AND TRADEMARKS

  The Company owns a number of patents, licenses, trademarks and trade names. Jet-Puffed,(R) Trolli,(R) Farley's,(R) Sathers,(R) Dae Julie,(R) BriteCrawlers,(R) Gummi Bears,(TM) Gummi Beans,(TM) Trolli-Burger,(TM) Apple O's,(R) Dinosaurs,(TM) Zoo Animals,(TM) Power Fruit(R), Peachies,(TM) Trolli Squiggles,(R) Gummi Octopus,(R) Strawberry Puffs,(R) Sour BriteCrawlers,(TM) Really Naturals,(R) The Roll,(R) Troll(R), Tang-a-roos,(R) MegaMonster Roll,(TM) MVP Sports,(TM) Shark Wave(TM) and Sonic Boom(R) are trademarks of our company. These trademarks and trade names are important in developing brand recognition and building consumer loyalty. The Company holds patents relating to ingredient products, formulations and production processes with respect to dehydrated marshmallow bits and ingredient caramels. The Company also holds:

  . licenses to market gummis under the Trolli brand name in certain countries;

  . a Product Development and License Agreement with Mederer GmbH that expires in April 2007 and entitles the Company to obtain exclusive licenses to market new Trolli products in the United States and certain other countries; and

  . licenses to manufacture and sell certain fruit snacks.

  Creepy Crawlers,(R) Rugrats,(TM) Street Sharks,(TM) Teenage Mutant Ninja Turtles(R) and Clearly Fruit(TM) are trademarks licensed to our company.

  The Company has entered into a non-binding letter of intent to extend its exclusive Rugrats license (which would otherwise expire in December 1998) and to become the exclusive licensee of additional Nickelodeon characters for fruit snacks through December 2001. Management is not aware of any fact that would have an adverse effect on the use of any of its patents, licenses, trademarks or trade names. See "--Certain Legal and Regulatory Matters" and "Risk Factors--We May Not Be Able to Protect Adequately Our Trademarks and Other Proprietary Rights."

EMPLOYEES

  As of June 27, 1998, the Company employed approximately 4,800 full-time employees. The number of employees can fluctuate throughout the year as a result of the seasonality of the business. At its peak, the Company employs approximately 5,200 workers, some of whom may be classified as temporary or seasonal. Management considers its relations with its employees to be good. Other than the employees at Trolli's Creston, Iowa facility, none of the Company's current employees is employed pursuant to collective bargaining or other union arrangements. At Creston, the contract with the Bakery, Confectionery, and Tobacco Workers Union covers approximately 380 of the approximately 460 employees employed there and expires on August 22, 2001. In elections held in
October 1997 and May 1998, the workers at the Kendallville, Indiana plant defeated the attempt of the United Food and Commercial Workers Union to unionize that facility.

MANAGEMENT INFORMATION SYSTEMS

  To facilitate the rapid communication of extensive information among its corporate office, manufacturing facilities, distribution facilities and sales force, the customer service, sales and distribution functions of the Kraft, Kidd, Farley and Dae Julie operations and the Farley and Dae Julie production operations were consolidated to the Company's existing management information systems. However, the Company continues to use a number of different management information systems. The Company's long-term strategic objective is to be fully integrated on an enterprise resource planning system. In the short term, the Company is directing resources towards resolving the Year 2000 issue which is expected to be completed by the end of fiscal 1999. See "--Year 2000 Compliance."

CERTAIN LEGAL AND REGULATORY MATTERS

  The Company is subject to extensive and increasingly stringent regulation by a variety of federal, state and local agencies. Compliance with these laws and regulations and future changes to them is material to the Company's business. Compliance with existing laws and regulations is not expected to have a material adverse effect upon the earnings or competitive position of the Company. The Company cannot predict the effect, if any, of laws and regulations that may be enacted in the future or of changes in the enforcement of existing laws and regulations that are subject to extensive regulatory discretion.

  Public Health. The Company is subject to the Food, Drug and Cosmetic Act and regulations promulgated thereunder by the Food and Drug Administration. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. In addition, the Nutrition Labeling and Education Act of 1990 prescribes format and content of certain information required to appear on the labels of food products. The Company is subject to regulation by certain other governmental agencies, including the United States Department of Agriculture. The operations and products of the Company are also subject to state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of facilities. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on the Company. Management believes that the Company's facilities and practices are sufficient to maintain compliance with applicable governmental regulations, although there can be no assurances in this regard. See "Risk Factors--Failure to Comply with the Laws and Regulations that Affect Our Business Could Subject Us to Civil Penalties and Criminal Sanctions."

  Federal Trade Commission. Advertising of the Company's products is subject to regulation by the Federal Trade Commission pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

  Employee Safety Regulations. The Company is subject to certain health and safety regulations, including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require the Company to comply with certain manufacturing, health and safety standards to protect its employees from work-related illness and accidents.

  Environmental. The Company is subject to various federal, state and local laws and regulations related to the protection of the environment. Such laws and regulations include those relating to emissions of air pollutants and discharges of waste water, the remediation of contamination associated with releases of hazardous substances and the disposal of waste material. The Company believes it is in material compliance with environmental laws and regulations and does not anticipate any material adverse effect on its earnings or competitive position relating to environmental matters. However, it is possible that future developments could lead to material costs of environmental compliance by the Company.

  Litigation. The Company is involved in routine litigation. Nabisco has filed a claim in the United States District Court for the Southern District of New York alleging, among other things, that Trolli infringed on Nabisco's trademark for a round candy with a hole in the center represented by Life Savers and Gummi Savers. Nabisco has requested unspecified damages and an injunction prohibiting the Company from making certain round candies with a hole in the center. The Company does not believe that this or any other pending or threatened litigation would result in an outcome that would have a material adverse effect on its results of operations or financial condition.

INFORMATION REGARDING OUR MARKET AND INDUSTRY DATA

  When determining our ranking among confections companies, we obtained sales estimates from information in Wards Business Directory for 1997 and 1998, a 1996 interview in Confectioner Magazine, A.C. Nielsen data and the Company's fiscal 1998 net sales. In determining the ranking, we did not include manufacturers of chewing gum or breath mints or the non-confections business of competitors.

  Unless otherwise noted, all market share information presented is based on A.C. Nielsen data (all U.S. outlets--mass merchandiser, drugstore and grocery-- combined) for the 52 weeks ended September 26, 1998. Market share information for dehydrated marshmallow bits is based on management estimates.

  Unless otherwise noted, all trade channel penetration data or ACV (All Commodity Volume) presented is based on A.C. Nielsen data (total U.S. grocery) for the 52 weeks ended September 26, 1998, with general line candy ACV based on a weighted average of Sathers, Farley's and Dae Julie non-chocolate candy sales for the period.

  Market size, consumption and 1990-1997 growth data for chocolate and non-chocolate candy are based on U.S. Department of Commerce data; 1998 growth-rate data for gummis, fruit snacks, marshmallows and general line candy are based on A.C. Nielsen data (all U.S. outlets combined) for the 52 weeks ended September 26, 1997 versus September 26, 1998.

  Although we believe that the sources referred to above are reliable, we have not independently verified the market and industry data presented in this prospectus. Therefore, we cannot guarantee the accuracy and completeness of this information.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth the name, age and position of individuals who serve as directors of the Company and Holdings and executive officers of the Company, as indicated. Each director will hold office until the next annual meeting of stockholders or until his successor has been elected and qualified or until his earlier death, resignation or removal. Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board.

NAME                AGE                         POSITIONS
----                ---                         ---------
Richard R. Harsh-    63 Chief Executive Officer and Director of Holdings
 man...............
Steven F. Kaplan...  42 President, Chief Operating Officer, and Chief Financial
                        Officer of the Company and Holdings
Jose Minski........  40 Executive Vice President and Chief Operating Officer of
                        Trolli and Director of Holdings
Dennis J. Nemeth...  48 Senior Vice President of Operations of the Company
H. Theodore          54 Vice President of Quality of the Company
 Bertram...........
Dan Boekelheide....  45 Vice President of Supply Chain of the Company
Sami El-Saden......  36 Vice President--Business Manager of the Company
Brooks B.            33 Vice President of Administration and General Counsel of
 Gruemmer..........     the Company and Vice President of Holdings
Paul Hervey........  49 Vice President of Sales of the Company
James Jeffries.....  54 Vice President of Ingredient Sales, Marketing and
                        Technology of the Company
Pat McEvoy.........  35 Vice President of Engineering of the Company
John A. Niemzyk....  47 Vice President of Information Technology and Chief
                        Information Officer of the Company
Richard W. Boyce...  43 Director of Holdings
James Andress......  59 Director of Holdings
William H. Ellis...  74 Director of Holdings
William S. Price     42 Director of the Company and Holdings
 III...............
Alexander M.         39 Director of the Company and Holdings
 Seaver............
Jeffrey A. Shaw....  33 Director of Holdings

--------

  RICHARD R. HARSHMAN, CHIEF EXECUTIVE OFFICER OF THE COMPANY AND HOLDINGS AND DIRECTOR OF HOLDINGS. Mr. Harshman joined the Company and Holdings in October 1998 as Chief Executive Officer. Prior to joining the Company, Mr. Harshman had been President of Storck USA and Storck North America, which he founded in 1979. From 1975 to 1979 Mr. Harshman founded and served as President of Ragold, Inc., the United States subsidiary of a German confections company. From 1970 to 1975 Mr. Harshman was with Tootsie Roll, Inc., most recently as its Vice President of Sales and Marketing.

  STEVEN F. KAPLAN, PRESIDENT, CHIEF OPERATING OFFICER AND CHIEF FINANCIAL OFFICER OF THE COMPANY AND HOLDINGS. Mr. Kaplan joined the Company and Holdings in May 1998 as Executive Vice President and Chief Financial Officer. In June, Mr. Kaplan assumed the additional responsibilities of Chief Operating Officer and in October was promoted to the position of President. From 1996 to 1997, Mr. Kaplan was Executive Vice President and Chief Financial Officer of the Coleman Company, a $1.2 billion international manufacturer of camping, outdoor recreation and hardware equipment. From 1993 to 1996, Mr. Kaplan was a financial and strategy consultant to venture capital and buy-out firms. During 1994 Mr. Kaplan served as Chief Financial Officer of Marcam Corporation, a $200 million software developer. Prior to that, Mr. Kaplan served as Executive Vice President and Chief Financial Officer of AM International, President of Harris Graphics and a Partner of Boston Consulting Group.

  JOSE MINSKI, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER OF TROLLI AND DIRECTOR OF HOLDINGS. Mr. Minski, together with Herbert Mederer, opened Trolli's U.S. manufacturing facilities in 1985. Prior to being an active officer of Trolli, Mr. Minski established a vitamin manufacturing company in 1986, of which he remains a member of the Board of Directors. In addition, Mr. Minski is a member of the Boards of Directors of Procaps S.A., a pharmaceutical company, Gelatinas de Colombia, a gelatin company and Curtembres Bufalo, a leather processing company.

  DENNIS J. NEMETH, SENIOR VICE PRESIDENT OF OPERATIONS OF THE COMPANY. Mr. Nemeth joined the Company in August 1996 as Senior Vice President of Operations. From 1973 to 1996 Mr. Nemeth worked for Kraft as Vice President in operations for various Kraft divisions. Mr. Nemeth's functional responsibilities ranged from procurement to customer service and included managing multi-location manufacturing and distribution networks.

  H. THEODORE BERTRAM, VICE PRESIDENT OF QUALITY OF THE COMPANY. Mr. Bertram joined the Company in July 1997 as Vice President of Quality. Prior to joining the Company, Mr. Bertram worked for W.R. Grace for 15 years most recently as Vice President of Operations for the Grace Cocoa Division. Other positions held with Grace were Vice President of Technical Services and Vice President of Operations, Chocolate Americas. Before working at Grace, Mr. Bertram was the Vice President of Manufacturing and Technical Services for Ward Johnston, a confectionery manufacturer.

  DAN BOEKELHEIDE, VICE PRESIDENT OF SUPPLY CHAIN OF THE COMPANY. Mr. Boekelheide joined the Company in November 1997 as Vice President of Supply Chain. Prior to joining the Company, he worked for Quaker Oats for 16 years, most recently as Director, Customer Services and earlier as Integrated Logistics Manager for various divisions.

  SAMI EL-SADEN, VICE PRESIDENT--BUSINESS MANAGER OF THE COMPANY. Mr. El-Saden joined the Company in August 1997 as Vice President of Strategy and Business Development and became Vice President of Trade Marketing in 1998. From 1991 to 1997, Mr. El-Saden worked at Nestle USA Inc. in the Culinary and Beverage Groups, most recently as Director of Marketing. Mr. El-Saden also spent one year in Nestle's Corporate Strategic Planning and Development Group, where he was responsible for acquisitions, divestitures, financial planning, capital budgeting and licensing. From 1988 to 1991, Mr. El-Saden was a corporate finance associate at Bankers Trust Co.

  BROOKS B. GRUEMMER, VICE PRESIDENT OF ADMINISTRATION AND GENERAL COUNSEL OF THE COMPANY AND VICE PRESIDENT OF HOLDINGS. Mr. Gruemmer joined the Company in December 1996 as its Vice President and General Counsel. In July 1998 Mr. Gruemmer was promoted to Vice

President of Administration and assumed responsibility for the human resources function. Prior to joining the Company, Mr. Gruemmer was a partner at the law firm of McDermott, Will & Emery, where he had practiced corporate, finance and securities law since 1990.

  PAUL HERVEY, VICE PRESIDENT OF SALES OF THE COMPANY. Mr. Hervey joined the Company in May 1998 as Vice President of Sales. Prior to joining the Company, Mr. Hervey worked at Nestle USA for nine years, most recently as Divisional Vice President of Sales for Nestle's Chocolate and Confection Division. Prior to joining Nestle, Mr. Hervey had spent five years with Coke Foods and five years at Procter & Gamble where he held a variety of sales positions.

  JAMES JEFFRIES, VICE PRESIDENT OF INGREDIENT SALES, MARKETING AND TECHNOLOGY OF THE COMPANY. Mr. Jeffries joined the Company in September 1995 as Vice President of Ingredient Sales, Marketing and Technology. Prior to joining the Company, Mr. Jeffries spent more than 23 years with Kraft, in the industrial sector. He held positions in sales management, operations and marketing management with respect to various products, including, in his last 16 years there, confections.

  PAT MCEVOY, VICE PRESIDENT OF ENGINEERING OF THE COMPANY. Mr. McEvoy joined the Company in September 1995 as a plant manager and was promoted to Vice President of Engineering in December 1996. Prior to joining the Company, Mr. McEvoy spent nine years at Philip Morris Companies, Inc. working with Kraft and General Foods. During the three years prior to joining the Company, Mr. McEvoy was employed at Kraft's Kendallville, Indiana confections facility as Engineering and Maintenance Manager and Business Unit Manager. Before that time he worked at the Kraft Corporate Engineering and General Foods plant in the positions of Process Engineering and Operations Consultant, Manufacturing Engineering Manager and Project Manager.

  JOHN A. NIEMZYK, VICE PRESIDENT OF INFORMATION TECHNOLOGY AND CHIEF INFORMATION OFFICER OF THE COMPANY. Mr. Niemzyk joined the Company in July 1998 as Vice President of Information Technology and Chief Information Officer. Prior to joining the Company, Mr. Niemzyk spent six years at Norand Corporation, first as Chief Information Officer, and then as Vice President of Operations, Quality and Information Technology. From 1988 to 1991, Mr. Niemzyk was employed by the Garrett Automotive Group of Allied-Signal, Inc. as Director of Information Systems and Services. From 1983 to 1988, Mr. Niemzyk held information systems and materials management positions at RTE Corporation. Before that time, he was employed by Deloitte & Touche, LLP and American Motors Corporation.

  RICHARD W. BOYCE, DIRECTOR OF HOLDINGS. Mr. Boyce has been a Director of Holdings since September 1995. Mr. Boyce is President of CAF, Inc., a consulting firm that advises various companies controlled by TPG. Prior to founding CAF, Inc. in 1997, he served as Senior Vice President of Operations for Pepsi-Cola North America ("PCNA") from 1996 to 1997 and Chief Financial Officer of PCNA from 1994 to 1996. From 1992 to 1994, Mr. Boyce served as Senior Vice President-Strategic Planning for PepsiCo. Prior to joining PepsiCo, Mr. Boyce was a director at the management consulting firm of Bain & Company, where he was employed from 1980 to 1992. Mr. Boyce also serves on the Boards of Directors of J. Crew Group, Inc., Del Monte Foods Company, and Del Monte Corporation.

  JAMES ANDRESS, DIRECTOR OF HOLDINGS. Mr. Andress has been a Director of Holdings since July 1996. Mr. Andress has served as the Chief Executive Officer and a director of Warner Chilcott, plc. since November 1996. From 1989 to 1995, he was President and Co-Chief Executive Officer of Information Resources, Inc., a publicly traded company, which is the largest provider of scanner-based point-of-sale movement and promotion data for the consumer packaged goods industry in the United States. Mr. Andress also serves on the Boards of Directors of Allstate Insurance Company, Information Resources, Inc., Xoma Corporation, Inc., The Liposome Company, Inc., NeoRx, Inc., Sepracor, Inc. and Optioncare, Inc.

  WILLIAM H. ELLIS, DIRECTOR OF HOLDINGS. Mr. Ellis has been a Director of Holdings since September 1996. Prior to that time Mr. Ellis was the majority stockholder and president of Farley, which he acquired in 1974.

  WILLIAM S. PRICE III, DIRECTOR OF THE COMPANY AND HOLDINGS. Mr. Price has been a Director of Holdings and the Company since 1995. From 1995 to March 1998, Mr. Price served as Chairman of the Board of Holdings. Mr. Price was a founding partner of TPG in 1992. Prior to forming TPG, he was Vice President of Strategic Planning and Business Development for G.E. Capital and from 1985 to 1991 he was employed by the management consulting firm of Bain & Company, where he was a partner and co-head of the Financial Services Practice. Mr. Price also serves on the Boards of Directors of Belden & Blake Corporation, Beringer Wine Estates, Continental Airlines, Inc., Denbury Resource, Inc., Del Monte Corporation, Del Monte Foods Company, Vivra Specialty Products, Inc. and Zilog, Inc.

  ALEXANDER M. SEAVER, DIRECTOR OF THE COMPANY AND HOLDINGS. Mr. Seaver has been a Director of Holdings and the Company since September 1995. Mr. Seaver is a Director and founder of Seaver Kent & Company, LLC, a private equity firm that specializes in private, control investments in middle-market companies. Prior to forming Seaver Kent & Company, LLC in October 1996, Mr. Seaver was a general partner of InterWest for eight years, where he focused on non-technology acquisitions, recapitalizations and late-stage venture capital investments. Mr. Seaver remains a limited partner of InterWest. Mr. Seaver has served on the Boards of Directors of a variety of companies, including Bojangles' Restaurants, Inc., Cafe Valley Inc., Diamond Brands, Inc., Heidi's Fine Desserts Inc., Cucina Holdings Inc., Pace Enterprises, and Pacific Grain Products.

  JEFFREY A. SHAW, DIRECTOR OF HOLDINGS. Mr. Shaw has been a Director of Holdings since 1995. Mr. Shaw has been an executive of TPG since 1993. Prior to joining TPG, Mr. Shaw was a principal of Acadia Partners, L.P., an investment partnership, for three years. Mr. Shaw serves as a director of Del Monte Foods Company, Del Monte Corporation, Ryanair PLC, Ducati Motors, S.p.A. and Ducati North America, Inc.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

  The following table sets forth compensation paid by the Company to the individual serving as Chief Executive Officer and to each of the four most highly compensated executive officers of the Company during fiscal 1998 (the "Named Executive Officers").

                                                         LONG-TERM
                                                        COMPENSATION
                                                        ------------
                                                         SECURITIES     ALL OTHER
                           SALARY   BONUS  OTHER ANNUAL  UNDERLYING  COMPENSATION(1)
NAME AND POSITION           ($)      ($)   COMPENSATION   OPTIONS          ($)
-----------------         -------- ------- ------------ ------------ ---------------
Dennis J. Nemeth,.......  $199,615 $20,000     --          1,000        $ 13,557
Senior Vice President of
Operations
Alfred Multari,.........   180,000  18,000     --            --          149,153
Vice President of
Marketing(2)
Jose Minski,............   256,250       0     --            --            5,125
Executive Vice President
and Chief Operating
Officer of Trolli
Al J. Bono,.............   384,327       0     --            --           51,308
Chief Executive
Officer(2)
William S. Bradfield,...   199,903       0     --            --           13,199
Senior Vice President &
Sathers
Divisional President(2)

--------
(1) Represents amounts contributed to the Company's Nonqualified Deferred Compensation Plan. In the case of Messrs. Multari and Bono, these amounts also include moving expenses of $137,607 and $24,654, respectively.

(2) Messrs. Multari, Bono and Bradfield terminated employment with the Company on November 23, 1998, July 16, 1998 and July 3, 1998, respectively. Richard Boyce served as interim Chief Executive Officer from July 1998 to October 1998. Since October 1998, Richard Harshman has been the new Chief Executive Officer.

  Directors who are not officers or employees of the Company, or of TPG, InterWest or their affiliated partnerships, receive director's fees of $10,000 a year. All directors receive reimbursement of expenses.

  Stock Option Plan. The Favorite Brands International Holding Corp. Stock Option Plan (the "Option Plan"), as amended, provides to officers, directors and executives, managerial or professional employees or consultants of Holdings and its subsidiaries and other affiliated companies, including the Company, an equity-based incentive intended to maintain and enhance the performance and profitability of Holdings and the Company through grants of incentive stock options and non-qualified stock options. The Option Plan provides for the grant of both "incentive stock options" as defined in Section 422 of the Internal Revenue Code and non-qualified stock options. As of any date, the aggregate number of shares of common stock as to which options may be granted under the Option Plan is 400,000. Options granted under the Option Plan become exercisable based on various schedules provided in each individual's option grant agreement; in addition, all options become 100% exercisable upon a "Liquidity Event," defined as a merger or a stock sale after which the holders of Holdings common stock prior to the event hold less than 50% of the outstanding voting stock. The options terminate and expire immediately if the grantee is terminated for "cause" or resigns without "good reason" (each as defined). If the grantee is terminated without cause or resigns for good reason, the non-vested portion of the grantee's option terminates but the vested portion generally may be exercised until the earlier of:

  . 90 days after termination of employment,

  . the date on which the option terminates under the agreement, or

  . the effectiveness of a Liquidity Event that occurs after the grantee is terminated.

  Stock Options. The following tables summarize stock option grants and exercises during fiscal 1998 to or by the Named Executive Officers and the value of options granted during fiscal 1998 and held by such persons at the end of fiscal 1998.

OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                          POTENTIAL REALIZABLE
                                                                            VALUE AT ASSUMED
                                                                             ANNUAL RATES
                                                                                OF STOCK
                                                                           PRICE APPRECIATION
                                         INDIVIDUAL GRANTS                  FOR OPTION TERM
                          ----------------------------------------------- -----------------------
                                       PERCENT OF
                           NUMBER OF     TOTAL
                          SECURITIES    OPTIONS
                          UNDERLYING   GRANTED TO  EXERCISE OR
                            OPTION    EMPLOYEES IN BASE PRICE  EXPIRATION
   NAME  AND POSITION     GRANTED (#) FISCAL YEAR    ($/SH)      DATE      5% ($)     10% ($)
          (A)                 (B)         (C)          (D)        (E)        (F)        (G)
   ------------------     ----------- ------------ ----------- ---------- ---------  ------------
Dennis J. Nemeth, ......     1,000          2%        $105      7/30/07    $      0  $     25,000
 Senior Vice President
 of Operations
Alfred Multari,.........       --          --           --         --            --            --
 Vice President of
 Marketing
Jose Minski,............       --          --           --         --            --            --
 Executive Vice
 President and Chief
 Operating Officer of
 Trolli
Al J. Bono, ............       --          --           --         --            --            --
 Chief Executive Officer
William S. Bradfield, ..       --          --           --         --            --            --
 Senior Vice President &
 Sathers Divisional
 President

  The following table sets forth information regarding grants of options to purchase stock of Holdings to the Named Executive Officers during fiscal 1998.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUES

  The following table sets forth on an aggregated basis, certain information with respect to the value of unexercised options held by the Named Executive Officers at the end of fiscal 1998. No options were exercised by the Named Executive Officers in fiscal 1998.

                                                      NUMBER OF
                                                     SECURITIES     VALUE OF
                                                     UNDERLYING    UNEXERCISED
                                                     UNEXERCISED  IN-THE-MONEY
                                                       OPTIONS       OPTIONS
                                                      AT FISCAL     AT FISCAL
                                                    YEAR-END (#)  YEAR-END ($)
                                                    ------------- -------------
                                                    EXERCISABLE/  EXERCISABLE/
                 NAME AND POSITION                  UNEXERCISABLE UNEXERCISABLE
                        (A)                              (D)           (E)
                 -----------------                  ------------- -------------
Dennis J. Nemeth, .................................  2,396/3,604       0/0
 Senior Vice President of Operations
Alfred Multari,....................................  1,500/4,500       0/0
 Vice President of Marketing
Jose Minski,.......................................      0/0           0/0
 Executive Vice President and Chief Operating
 Officer of Trolli
Al J. Bono, ....................................... 37,898/26,987      0/0
 Chief Executive Officer
William S. Bradfield, .............................  2,250/3,750       0/0
 Senior Vice President & Sathers Divisional
 President

  Deferred Compensation Plan. The Company maintains the Favorite Brands International Non-Qualified Deferred Compensation Plan. The plan permits certain key employees determined by the Board of Directors (including the Named Executive Officers) to defer up to 20% of their annual compensation into the plan. With respect to each key employee who defers a portion of his annual compensation under the plan, the Company contributes a matching contribution equal to 50% of the first 6% of such employee's compensation contributed to the plan for a maximum Company matching contribution of 3% of such employee's annual compensation. The matching contribution is not subject to any vesting requirements. In addition, the Company in its sole discretion may contribute an additional amount to each employee's account. The aggregate amount of each employee's account under the plan represents an asset and liability of the Company and is reflected in the financial statements of the Company.

  Employment Arrangements. The Company has a letter agreement with Mr. Nemeth that describes his employment terms. The letter provides that Mr. Nemeth will be entitled to participate in the Company's executive bonus plan and provides certain customary fringe benefits. Mr. Nemeth's letter also provides for six months' severance pay in the event his employment is terminated. In addition, Mr. Nemeth has entered into a change of control agreement which provides that upon a Change of Control (as defined) the Company will pay Mr. Nemeth a bonus equal to his base salary. If, after a Change of Control, Mr. Nemeth is employed for an additional year by the Company or its successor or if during this year he is terminated "without cause" or resigns for "good reason," he will receive an additional bonus equal to his base salary. The amount of both of these bonuses will be increased by the amount of Mr. Nemeth's annual performance bonus if certain internal rates of returns are earned by the stockholders of Holding in connection with the Change of Control. See "Certain Relationships and Related Transactions."

  The Company has an Employment Agreement with Mr. Minski that expires on December 31, 1998. The Agreement provides for a base salary of $262,500 in calendar year 1998 and other fringe benefits. Mr. Minski has indicated to the Company that he will not continue his employment with us after 1998. Mr. Minski executed an agreement with the Company not to compete, which prohibits him from developing, marketing, manufacturing or selling gummi products in the United States, Mexico or Canada until April 2001.

                             PRINCIPAL STOCKHOLDERS

  All of the issued and outstanding voting securities of the Company are beneficially owned by Holdings. Holdings has four classes of capital stock authorized and outstanding:

  . Series A common stock (the "Common Stock"), which has full voting rights;
    (ii) Series B Common Stock, which has no voting rights;

  . Series B Common Stock, which has no voting rights;

  . Series A Cumulative Preferred Stock ("Series A Preferred Stock"), which votes with the Common Stock in all matters and has certain limited additional voting rights in the event of a default; and

  . Series B Cumulative Preferred Stock ("Series B Preferred Stock"), which has no voting rights except for certain voting rights in the event of a default.

  The following table sets forth as of October 30, 1998 certain information regarding the beneficial ownership of Common Stock and Series A Preferred Stock, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, with respect to:

  . each person known by the Company to be the beneficial owner of more than 5% of any class of Holdings' voting securities,

  . each of the directors and certain executive officers of the Company, and

  . all directors and executive officers, as a group.

  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                COMMON STOCK             SERIES A PREFERRED STOCK
                         ------------------------------- ----------------------------
  NAME AND ADDRESS OF     NUMBER OF                       NUMBER OF
    BENEFICIAL OWNER     SHARES(1)(2)      PERCENTAGE(1)   SHARES         PERCENTAGE
  -------------------    ------------      ------------- -------------   ------------
TPG Partners, L.P. .....  1,441,704(2)(4)      61.7%                --              --
 201 Main Street, Suite
 2420
 Fort Worth, TX 76102
TPG Parallel I L.P. ....    120,821(4)          5.4%                --              --
 201 Main Street, Suite
 2420
 Fort Worth, TX 76102
InterWest Partners V,       285,235(5)         12.7%                --              --
 L.P....................
 3000 Sand Hill Road
 Building 3, Suite 255
 Menlo Park, CA 94025
InterWest Investors V,        1,872(5)            *                 --              --
 L.P....................
 3000 Sand Hill Road
 Building 3, Suite 255
 Menlo Park, CA 94025
Nassau Capital..........    161,891(2)          7.1%             99,460            99.5%
 22 Chambers Street
 Princeton, NJ 08542
NAS Partners I,               1,114(2)            *                 540             --
 L.L.C. ................
 22 Chambers Street
 Princeton, N.J. 08542
William S. Price III....       --  (4)          --                  --              --
Alexander M. Seaver.....     19,958(3)(5)         *                 --              --
William H. Ellis........    321,245            14.3%                --              --
Dennis J. Nemeth........      3,271(3)            *                 --              --
Alfred Multari..........      2,375(3)            *                 --              --
Jose Minski.............        --              --                  --              --
Al J. Bono..............     47,360(3)            *                 --              --
William S. Bradfield....        --                *                 --              --
All directors and
 executives officers as
 a group (18 persons)...  1,752,016(6)         71.9%(6)                             --

--------
* Less than 1% of the total voting power of the outstanding shares of Common Stock.
(1) Calculated excluding all shares issuable pursuant to options or warrants of Holdings except, as to each person, the shares issuable to such person pursuant to options or warrants immediately exercisable or exercisable within 60 days from April 15, 1998.
(2) Includes shares issuable on exercise of warrants as set forth below:

       TPG Partners, L.P................... 92,493
       TPG Parallel I, L.P.................  1,488
       Nassau Capital...................... 46,553
       NAS Partners I, L.L.C...............    254

(3) Includes shares issuable on exercise of options as set forth below:

       Al J. Bono.......................... 47,360
       Alexander M. Seaver................. 19,958
       Dennis J. Nemeth....................  3,271
       Alfred Multari......................  2,375

(4) TPG Partners, L.P. and TPG Parallel I, L.P. are entities affiliated with William S. Price III. Mr. Price disclaims beneficial ownership of all shares owned by such entities.
(5) InterWest Partners V, L.P. and InterWest Investors V, L.P. are entities affiliated with Alexander M. Seaver. Mr. Seaver disclaims beneficial ownership of all shares owned by such entities.
(6) Includes all shares held by entities affiliated with a director as described in Notes (4) and (5) above and all shares issuable to such entities on exercise of options and warrants.

TEXAS PACIFIC GROUP

  TPG was founded by David Bonderman, James G. Coulter and William S. Price III in 1993 to pursue public and private investment opportunities through a variety of methods, including leveraged buyouts, joint ventures, restructurings, bankruptcies and strategic public securities investments. The principals of TPG operate TPG Partners, L.P. and TPG Partners II, L.P., both Delaware limited partnerships, with aggregate committed capital of more than $3.2 billion.

  Prior to the formation of TPG, certain of its principals oversaw the successful investment of more than $1 billion of equity capital from 1982 to 1992 on behalf of Keystone, Inc. (formerly the Robert M. Bass Group), including in such transactions as the acquisition of American Savings Bank, F.A., Wometco Cable, National Reinsurance Corp. and Bell & Howell. In addition, TPG's principals led the $9 billion reorganization of Continental Airlines in 1993. In addition to Favorite Brands International, TPG's portfolio companies include America West Airlines, Belden & Blake, Beringer Wine Estates, Del Monte Foods Company, Denbury Resources, Ducati Motor, GlobeSpan Semiconductor, Genesis ElderCare, GT Com, J. Crew, Paradyne Corporation, Virgin Entertainment, Vivra Specialty Products and Zilog.

  The acquisition of the Company in September 1995 was TPG's first major investment in the food and beverage industry. In April 1997, TPG acquired also Del Monte Foods Company. In January 1996, TPG acquired from Nestle Holdings, Inc. Beringer Wine Estates, which included Meridian Vineyards, Napa Ridge and Chateau Soverain. Beringer Wine Estates Holdings, Inc. subsequently acquired Chateau St. Jean and Stags' Leap Winery, giving Beringer one of the nation's largest portfolios of premium wineries. Beringer completed an initial public offering in October 1997.

INTERWEST/SEAVER KENT & COMPANY, LLC

  InterWest is one of the leading venture capital partnerships in the United States. InterWest's food industry investments have included food processing companies, such as Escalon Packers (acquired by H.J. Heinz Co.), Pacific Grain Products and Heidi's Fine Desserts, Inc., and restaurants such as Il Fornaio, Bojangles' Restaurants, Inc., Java City and La Salsa.

  Seaver Kent & Company, LLC was founded in October 1996 by Alexander M. Seaver and Bradley R. Kent, both of whom were formerly general partners of InterWest. Seaver Kent specializes in private, control investments in middle-market companies. The principals of Seaver Kent have successfully partnered with management to build businesses through both internal growth and strategic acquisitions, and in particular have extensive experience investing in consumer and household products companies. In addition to the Company, portfolio companies in which funds managed by the principals of Seaver Kent have made investments include AMX Corporation, ArtcoBell Holding, Bojangles' Restaurants, Inc., Cafe Valley, Inc., Diamond Brands, Inc., Heidi's Fine Desserts, Inc. and MidWest Folding Products.

STOCKHOLDERS AGREEMENTS

  Holdings entered into:

  . an agreement dated September 25, 1995 (as amended August 28, 1996, the
    "Stockholders Agreement") with TPG Partners, L.P. and TPG Parallel I, L.P. (together, "TPG Partners"), InterWest Partners V, L.P. and InterWest Investors V (together, "InterWest Partners"), Nassau Capital Partners L.P. and NAS Partners I L.L.C. (together, "Nassau") and Al J. Bono (collectively, the "Original Stockholders"), and Stephen I. Horowitz and Richard Boyce;

  . an agreement dated August 29, 1996 (the "New Equity Agreement") with the
    Original Stockholders, New York Life Insurance Company ("NY Life") and Wells Fargo & Company ("Wells Fargo"); and

  . an agreement dated August 31, 1996 (the "Farley Stockholders Agreement") with the Original Stockholders and William H. Ellis and Gary A. Ricco individually and as trustees of certain trusts.

  Taken together, these agreements provide for certain rights and obligations with respect to constitution of the Holdings Board of Directors and the issuance, voting and transfer of shares of Holdings Common Stock (as defined in the respective agreements, the "Shares").

  The Stockholders Agreement provides for a nine-person Board of Directors, consisting of:

  . five members designated by TPG Partners (two of whom are not Affiliates
    (as defined) of TPG Partners and are reasonably acceptable to InterWest Partners);

  . two members designated by InterWest Partners (one of whom is not an Affiliate of InterWest Partners and is reasonably acceptable to TPG Partners); and

  . two individuals jointly designated by TPG Partners and InterWest
    Partners.

  The number of Board designees for TPG Partners and InterWest Partners will decrease as their Shares decrease. In addition, the New Equity Agreement provides that so long as NY Life and Wells Fargo continue to hold a specified amount of shares, they will be entitled to designate an observer to attend board meetings (which individual will be a NY Life employee if Wells Fargo is a lender to Holdings).

  The Stockholders Agreement provides that the Board of Directors will not take, approve or ratify any of the following actions except by at least a two-thirds vote of the entire Board:

  1. merger, conveyance, transfer, consolidation, amalgamation, recapitalization or other form of business combination;

  2. sale, lease or other disposition of 50% or more of Holdings' consolidated assets;

  3. engagement in any transactions, or amendment of any existing transactions, with TPG Partners, InterWest Partners or their respective Affiliates or with officers, directors or members of management of Holdings except on arm's length terms;

  4. amendment, modification or restatement of Holdings' charter or bylaws;

  5. filing of a registration statement under the Securities Act except as contemplated in the agreement;

  6. institution of proceedings in bankruptcy, liquidation or dissolution of Holdings;

  7. declaration or payment of dividend or other payment or distribution on account of the Shares; or

  8. issuance of or agreement to issue shares of capital stock of Holdings, or securities convertible into or exchangeable for, or any option, warrant or other subscription purchase right with respect to, capital stock of Holdings.

  The New Equity Agreement provides that the Board of Directors will not take any of the following actions except with the consent of the holder of a majority of the shares of the Series B Preferred Stock owned by NY Life (and, as to 2 below, Wells Fargo) so long as NY Life (and as to 2 below, NY Life and Wells Fargo) continue to own 60% of such shares:

  1. engagement in any transactions or amendment of any existing transactions with TPG Partners, InterWest Partners or their respective Affiliates or with officers, directors or members of management of Holdings except on arm's length terms; or

  2. amendment, modification or restatement of the certificate of incorporation of Holdings in a manner that would materially adversely affect the right of the holders of the Series B Preferred Stock (including increasing the number of shares of Series A Preferred Stock or Series B Preferred Stock or authorizing another class of securities senior to or pari passu with the Series B Preferred Stock).

  The Stockholders Agreement, the New Equity Agreement and the Farley Stockholders Agreement impose certain restrictions on transfers of Shares and give certain holders of Shares registration rights in certain circumstances. Holdings will bear the costs of preparing and filing any such registration statement and has agreed to indemnify selling holders against certain liabilities.

  Employees of the Company who hold options to acquire Shares have agreed, upon exercise of any such options, to enter into an agreement imposing certain restrictions on transfers of such Shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  As discussed in "Management's Discussion and Analysis of Financial Conditions and Results of Operations":

  . in February 1998, TPG, the Company's largest stockholder, provided credit support to a commercial bank that provided a $15.0 million loan to the Company (the loan was repaid and credit support terminated in May 1998);

  . in May 1998, TPG made a $13.6 million equity investment in Holdings; and

  . in October 1998, TPG loaned the Company on an unsecured basis $17.0 million; the loan matures on November 20, 2005 and bears interest, payable at maturity, at a per annum rate of ten percent.

  In connection with these transactions:

  . Holdings issued to TPG in February 1998 a ten-year warrant to purchase
    18,666 shares of Holdings' common stock at an exercise price of $89.57 per share (with an estimated value at that time of approximately $1 million);

  . Holdings issued to TPG in May 1998 a warrant to purchase additional shares of Holdings common stock at an exercise price of $0.01 per share if certain dilution events occur by May 1999; and

  . Holdings issued to TPG in October 1998 a ten-year warrant to purchase
    77,500 shares of Holdings' common stock at an exercise price of $0.01 per share (with an estimated value at that time of approximately $3.9 million).

  In consideration for advisory services rendered in fiscal 1998 in connection with acquisition, debt refinancing, executive management and other services, CAF (an affiliate of Richard W. Boyce), TPG and Seaver Kent & Company, LLC received fees totaling $1.0 million, $0.1 million and $0.2 million, respectively. In management's opinion, the amounts paid to CAF, TPG, and Seaver Kent reasonably reflect the benefits received by the Company.

  William H. Ellis, who is currently a director of Holdings, owned 99% of the stock of Farley at the time it was sold to the Company in August 1996. Mr. Ellis and the other stockholders received an aggregate of $174.9 million (which included assumed debt) and $29.1 million in Holdings common stock as consideration for their interest in Farley. The stockholders of Farley placed $10.0 million of cash in an escrow account to secure their indemnity obligations to the Company under the Farley acquisition agreement. In June 1998, $3.6 million of such amount was released to the Company and the balance was released to the former stockholders of Farley. Mr. Ellis became a director of Holdings after the Company bought Farley.

  The Company paid approximately $0.3 million in fiscal 1998 under a capital lease on its manufacturing facility at Belmont Avenue in Chicago. The lessor is a trust of which Mr. Ellis is the sole beneficiary. The Company paid approximately $1.0 million in fiscal 1998 under a lease for its distribution facility at 43rd Street in Chicago. That facility is leased from a limited liability company owned by former officers of Farley, including Mr. Ellis.

  Parties related to Jose Minski, Executive Vice President and Chief Operating Officer of Trolli, owned 32.9% of the stock of Trolli at the time it was sold to the Company in April 1997. Parties related to Minski's have received to date an aggregate of $29.1 million in cash with respect to stockholdings in Trolli and will be entitled to not more than an additional $1.65 million in the first quarter of calendar 1999 based on Trolli's results of operations for calendar 1998 (constituting 32.9% of the possible $5 million earn-out payment).

  In connection with Mr. Bono's relocation to Chicago, the Company has extended to Mr. Bono two loans in the aggregate principal amount of $0.5 million, $250,000 of which is secured by a mortgage on Mr. Bono's residence. Mr. Bono is required to pay annual interest payments to the Company on such loans on April 30 of each year at an annual rate of 5%. The principal amount is due April 30, 2001.

  Certain stockholders of Holdings, including TPG Partners, InterWest Partners and Mr. Bono, are parties to the Stockholders Agreement and other agreements described in "Principal Stockholders."

  We believe that the terms of each of the transactions discussed in this section were at least as favorable to the Company as those that could have been secured in arm's length transactions.

             DESCRIPTION OF BANK FACILITIES AND OTHER INDEBTEDNESS

BANK FACILITIES

  The description set forth below does not purport to be complete and is qualified in its entirety by reference to certain agreements setting forth the principal terms of the Bank Facilities. Capitalized terms used and not defined in this section have the meanings given to them in the relevant agreement.

  The Bank Facilities consist of:

  (1) a seven-year Senior Secured B Term Loan Facility in a principal amount of $150 million (the "Term Loan"); and

  (2) a revolving credit facility providing for revolving loans (including swing line loans) to the Company and the issuance of letters of credit for the account of the Company in an aggregate principal and stated amount at any time not to exceed $75 million. Of the $75 million, not more than $20 million may be represented by letters of credit and not more than $8 million may be represented by swing line loans (the "Revolving Credit Facility").

  Amounts repaid or prepaid under the Term Loan may not be reborrowed. Loans under the Revolving Credit Facility are available at any time prior to the date which is six years after the Closing Date (the "Revolving Termination Date"). No letter of credit shall have an expiration date after the earlier of:

  .one year from the date of its issuance; and

  . five business days before the Revolving Termination Date.

  Letters of credit may be renewed for one-year periods, provided that no letter of credit shall extend beyond the time specified in clause (2) above.

  The Term Loan amortizes over seven years in 28 quarterly installments in the following amounts:

  .$500,000 for the first twenty installments;

  .$12.5 million for the next four installments; and

  .$22.5 million for the remaining four installments.

  The Company is required to make mandatory prepayments of the Term Loan:

  (1) in respect of 50% of excess cash flow of the Company starting with fiscal 1999 (such amount may be reduced to 25% of excess cash flow if the Company's Total Debt to EBITDA Ratio is less than 5.0 to 1.00 but greater than or equal to 4.0 to 1.00 at the end of the applicable fiscal year and such amount may be reduced to 0% of excess cash flow if the Company's Total Debt to EBITDA Ratio is less than 4.0 to 1.00 at the end of the applicable fiscal year);

  (2) in respect of 100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) of any assets by the Company or by any of its Subsidiaries (except for the sale of inventory in the ordinary course of business and certain other customary exceptions and reinvestment rights); and

  (3) 50% of the net proceeds of any sale or issuance of equity and 100% of the net proceeds of any issuance or incurrence of certain Indebtedness by the Company or by Holdings or by any of their Subsidiaries.

  At the Company's option, loans may be prepaid, and revolving credit commitments may be permanently reduced, in whole or in part, at any time in certain minimum amounts.

  The obligations of the Company under the Bank Facilities are unconditionally and irrevocably guaranteed by Holdings and by each of the Company's direct and indirect domestic subsidiaries (collectively, the "Bank Loan Subsidiary Guarantors"). In addition, the Bank Facilities are secured by first priority or equivalent security interests in:

  . all the capital stock of, or other equity interests in, each direct or indirect domestic subsidiary of the Company and up to two-thirds of the issued and outstanding capital stock of, or other equity interests in, each first-tier foreign subsidiary of the Company; and

  . all other tangible and intangible assets (including, without limitation, intellectual property and certain owned real property) of the Company, Holdings and the Bank Loan Subsidiary Guarantors (subject to certain exceptions and qualifications).

  The sole recourse with respect to Holdings' guarantee obligations are the assets pledged by it to secure such obligations.

  At the Company's option, the interest rates per annum applicable to the Bank Facilities are either the Base Rate (as defined) or the Offshore Rate plus margins ranging from 1.75% to 2.25% (Base Rate term loans), .75% to 1.75% (Base Rate revolving loans), 2.75% to 3.25% (Offshore Rate term loans) and 1.75% to 2.75% (Offshore Rate revolving loans) as amended. The Base Rate is the highest of:

  .Chase's Prime Rate;

  .the Base CD Rate plus 1.00%; and

  . the Federal Funds Effective Rate plus 0.50%.

  The margin in respect of the Term Loan and the Revolving Credit Facility will be subject to adjustment after the first anniversary of the Closing Date based on the Company's Total Debt to EBITDA Ratio.

  The Company pays a commission on the face amount of all outstanding letters of credit at a per annum rate equal to the Applicable Margin then in effect with respect to the Offshore Rate loans under the Revolving Credit Facility minus 0.25% on the face amount of each such letter of credit. A fronting fee equal to 0.25% per annum on the face amount of each letter of credit (the "Fronting Fee") is payable quarterly in arrears to the issuing lender for its own account. The Company also pays a per annum fee equal to 0.75% on the undrawn portion of the commitments in respect of the Revolving Credit Facility (the "Commitment Fee"). The Commitment Fee is subject to reduction after the first anniversary of the Closing Date based on the Company's Total Debt to EBITDA Ratio.

  The Bank Facilities contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional Indebtedness, repay other

Indebtedness or amend other debt instruments, pay dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, or engage in certain transactions with affiliates and otherwise restrict corporate activities. In addition, under the Bank Facilities, the Company is required to comply with specified minimum interest coverage and maximum senior secured leverage.

  Events of Default under the Bank Facilities include, but are not limited to, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five days; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to customary grace periods); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any material provision of any guarantee or security document, any subordination provisions or any security interest; and a Change of Control (as defined). Upon the occurrence of an Event of Default, Chase may, in its capacity as administrative agent, accelerate payments due under the Term Loan and the Revolving Credit Facility.

THE SENIOR SUBORDINATED NOTES

  In August and September 1997, the Company issued an aggregate of $195 million principal amount of the Senior Subordinated Notes pursuant to the Note Agreement. The Senior Subordinated Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company expects to complete an exchange offer whereby the Senior Subordinated Notes will be exchanged into new Senior Subordinated Notes due 2007, which will be registered under the Securities Act with terms substantially identical to the Senior Subordinated Notes (the "Exchange Senior Subordinated Notes"). Under the Note Agreement, if the Company does not issue the Exchange Senior Subordinated Notes in an exchange offer prior to September 30, 1999, it is required to pay additional interest on the Senior Subordinated Notes. In the event that the Company issues debt or equity in an offering registered under the Securities Act, the Company is required to file a registration statement with respect to the Senior Subordinated Notes on or prior to the earlier of a date that is 120 days after the effective date of such registered offering or December 31, 1999. The exchange offer with respect to the Notes would give rise to the filing requirement described in the preceding sentence.

  The Senior Subordinated Notes will mature on August 20, 2007. Interest accrues at the rate of 11.25% per annum and is payable semi-annually in arrears on February 20 and August 20 in each year. Payment of principal, premium and interest on the Senior Subordinated Notes is subordinated, as set forth in the Note Agreement, to the prior payment in full of the Company's Senior Debt, including the exchange notes.

  At any time on or after August 20, 2002, the Company may prepay, on a pro rata basis, the aggregate principal balance of the Senior Subordinated Notes in whole or in part at a redemption price equal to 105.6250% of the principal amount (plus in each case accrued interest and unpaid interest thereon to but excluding the prepayment date) if paid in the 12-month period commencing August 20, 2002 and decreasing each year until it reaches 100% of the original principal amount if paid in the 12-month period commencing August 20, 2005 or thereafter.

  At any time on or prior to August 20, 2000, the Company may use the net cash proceeds of one or more Public Equity Offerings to prepay on a pro rata basis up to 35% of the original aggregate principal balance of the Senior Subordinated Notes at a redemption price equal to 111.25% of the principal balance thereof plus, in each case, accrued and unpaid interest thereon, if any, to but excluding the prepayment date. Upon a Change of Control, the Company will be obligated to offer to prepay all outstanding Senior Subordinated Notes by payment of an amount equal to 101% of the aggregate principal amount thereof, plus accrued interest to, but excluding the Change of Control prepayment date.

  The obligations of the Company pursuant to the Senior Subordinated Notes are unconditionally guaranteed on a senior subordinated basis by those of the Company's subsidiaries designated pursuant to procedures prescribed in the Note Agreement. The Note Agreement contains various restrictive covenants that limit the ability of the Company and its subsidiaries to, among other things, incur additional Indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur Indebtedness that is senior in right of payment to the Senior Subordinated Notes and subordinate in right of payment to any other Indebtedness of the Company, incur liens, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company and its subsidiaries, merge or consolidate or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

  The Company issued the initial notes and will issue the exchange notes under an indenture, dated as of May 19, 1998 (the "Indenture"), among the Company, the Subsidiary Guarantors and LaSalle National Bank, as Trustee (the "Trustee"). The terms of the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The following summary of material provisions of the Indenture and the exchange notes does not restate those documents in their entirety. The Indenture and the exchange notes have been filed as exhibits to the registration statement and are available as set forth under the heading "Prospectus Summary--Where You Can Find More Information." For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

  The exchange notes will be unsecured, senior obligations of the Company, limited to $200 million aggregate principal amount, and will mature on May 15, 2006. Each exchange note will bear interest at 10 3/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for. The interest will be payable semi-annually on May 15 and November 15 of each year, to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date.

  Interest will be computed on the basis of a 360-day year comprised of twelve 30 day months. Principal of, premium, if any, and interest will be payable, and the exchange notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York. This agency initially will be the corporate trust office of the Trustee in New York, New York. At the option of the Company, payment of interest may be made by check mailed to the Holders' addresses listed in the Exchange Note Register. However, if a Holder gives wire transfer instructions to the Company and its paying agent before the applicable record date for the payment, the Company will make payments by wire transfer of immediately available funds to the accounts specified by the Holders. No service charge will be made for any registration of transfer or exchange of exchange notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with the transfer or exchange.

  The exchange notes will be issued in fully registered form without interest coupons, in denominations of $1,000 and any integral multiple of $1,000. The exchange notes will be represented by one or more registered notes in global form and in certain circumstances may be represented by exchange notes in definitive form. See "--Book Entry, Delivery and Form."

OPTIONAL REDEMPTION

  Except as discussed below, the exchange notes will not be redeemable at the option of the Company before May 15, 2003. On and after this date, the Company can redeem all or a part of the exchange notes. The Company must give not less than 30 nor more than 60 days prior notice by first-class mail to each Holder's registered address . Upon redemption, the Company will pay the redemption price, plus accrued and unpaid interest to the redemption date.

  The Company will pay the following redemption prices, expressed in percentages of principal amount, if it redeems the exchange notes during the 12-month periods commencing on May 15, of the years set forth below:

                                                                      REDEMPTION
      PERIOD                                                            PRICE
      ------                                                          ----------
      2003...........................................................  105.375%
      2004...........................................................  102.688%
      2005 and thereafter............................................  100.000%

  In addition, before May 15, 2001, the Company may redeem on one or more occasions up to 35% of the original principal amount of the exchange notes with the proceeds of one or more Public Equity Offerings at a redemption price of 110.75%, plus accrued and unpaid interest, if any, to the redemption date. At least 65% of the original principal amount of the exchange notes must remain outstanding after each such redemption, and the redemption must occur within 90 days of the date of closing of each such Public Equity Offering.

  In the case of any partial redemption, the Trustee will select the exchange notes for redemption on a pro rata basis, by lot or by any other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no exchange note of $1,000 in original principal amount or less will be redeemed in part. For any exchange note to be redeemed in part only:

    1. the notice of redemption relating to such exchange note will state the portion of the principal amount to be redeemed;

    2. new exchange note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original exchange note;

    3. on and after the redemption date, interest will cease to accrue on exchange notes or on portions called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price.

RANKING

  The exchange notes will be general unsecured obligations of the Company. They will rank senior in right of payment to all existing and future Indebtedness of the Company that is, by its terms or by the terms of the agreement or instrument governing the Indebtedness, expressly subordinated in right of payment to the exchange notes. They will be equal in right of payment with all existing and future liabilities of the Company that are not so subordinated.

  The payment of obligations on the exchange notes may be compromised in the event of:

    1. bankruptcy, liquidation, reorganization or other winding-up of the Company or its Restricted Subsidiaries, or

    2. upon a default in payment with respect to, or the acceleration of, any Indebtedness under a Senior Credit Agreement or other Secured Indebtedness.

  The assets of the Company and its Restricted Subsidiaries that secure Secured Indebtedness will be available to pay obligations on the exchange notes and Subsidiary Guarantees only after all Indebtedness under such Senior Credit Agreement and other Secured Indebtedness has been paid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the exchange notes and the Subsidiary Guarantees then outstanding.

  As of September 26, 1998, the aggregate principal amount of the Company's outstanding indebtedness was $590.4 million (excluding unused commitments and letters of credit), $195.0 million of which was secured indebtedness and $195.0 million of which was subordinated indebtedness.

SUBSIDIARY GUARANTEES

  Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, on a senior basis, the full and prompt payment of principal of, premium, if any, and interest on the exchange notes, and of all other obligations under the Indenture.

  The obligations of Subsidiary Guarantors under the Subsidiary Guarantee will rank equal in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent this other Indebtedness is expressly subordinate to the obligations arising under the Subsidiary Guarantee. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness could be secured. See "--Certain Covenants--Limitation on Indebtedness" below.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount that will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. This maximum amount takes into account:

  1. all other contingent and fixed liabilities of such Subsidiary Guarantor, including any guarantees under a Senior Credit Agreement, and

  2. any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture.

  Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with, merge into, sell all or sell substantially all its assets to a corporation, partnership or trust other than the Company or another Subsidiary Guarantor, whether or not affiliated with the Subsidiary Guarantor, except that if the surviving corporation of any such merger or consolidation is a Subsidiary of the Company, the merger, consolidation or sale shall not be permitted unless:

  . the Person existing after the consolidation or merger assumes all the obligations of such Subsidiary under the Subsidiary Guarantee by entering into a supplemental indenture in form and substance reasonably satisfactory to the Trustee in respect of the exchange notes, the Indenture and the Subsidiary Guarantee;

  . immediately after giving effect to such transaction, no Default or Event of Default exists; and

  . the Company delivers to the Trustee an officers' certificate and an opinion of counsel with respect to the foregoing matters.

  A Subsidiary Guarantor will be deemed released from all its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate upon its sale or disposition to a Person that is not a Subsidiary of the Company, if the sale or disposition complies with the Indenture. The termination will occur only to the extent that all of the following obligations of the Subsidiary Guarantor will also terminate upon such release, sale or termination:

  . obligations under a Senior Credit Agreement;

  . guarantees of any other Indebtedness of the Company; and

  . pledges of assets or other security interests that secure any other indebtedness of the Company.

  A Subsidiary Guarantor will be deemed released and relieved of its obligations under the Indenture and its Subsidiary Guarantee without any further action required by the Company or the Subsidiary Guarantor upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

CHANGE OF CONTROL

  Upon the occurrence of any of the following events (each, a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part, in denominations of $1,000, of his or her exchange notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase:

  1. (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or their Related Parties, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of the Company or Holdings, or its successor; for the purposes of this clause 1(A), such person will be deemed to beneficially own any Voting Stock of the Company or Holdings held by an entity, if such person "beneficially owns", directly or indirectly, more than 40% of the voting power of the voting Capital Stock of such entity; and

     (B) the Permitted Holders or their Related Parties:

           . ""beneficially own," directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company, Holdings or its successor, than such other person, and

           . do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company or Holdings or such successor;

     for the purposes of this clause 1(B) such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by an entity, if:

           . such other person "beneficially owns," directly or indirectly, more than 40% of the voting power of the Voting Stock of such entity, and

           . the Permitted Holders or their Related Parties "beneficially own," directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such entity;

  2. during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings cease for any reason to constitute a majority of the Board of Directors of the Company or Holdings then in office; provided, however, that this clause shall not apply to the Board of Directors of the Company so long as the Company is a wholly-owned Subsidiary of Holdings;

  3. the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" other than a Permitted Holder or their Related Parties;

  4. the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; and

  5. the occurrence of a change of control as defined in the indenture relating to the Senior Subordinated exchange notes.

  Within 30 days following any Change of Control, the Company will mail a notice (the "Change of Control Offer") to each Holder with a copy to the Trustee stating:

  . that a Change of Control has occurred and that the Holder has the right to require the Company to purchase the Holder's exchange notes at a purchase price of 101% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment");

  . the repurchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); and

  . the procedures determined by the Company, consistent with the Indenture, that the Holder must follow in order to have his or her exchange notes purchased.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture.

  On the Change of Control Payment Date, the Company will, to the extent lawful,

  1. accept for payment all exchange notes, or portions of the notes in denominations of $1,000, properly tendered pursuant to the Change of Control Offer;

  2. deposit with the paying agent an amount equal to the Change of Control Payment for all exchange notes or portions tendered; and

  3. deliver the exchange notes so accepted to the Trustee together with an Officers' Certificate stating the aggregate principal amount of exchange notes or portions of the notes being purchased by the Company.

  The paying agent will promptly mail to each Holder of exchange notes so tendered the Change of Control Payment for his or her exchange notes. The Trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the exchange notes surrendered; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

  The Company will not be required to make a Change of Control Offer if a third party:

  . makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of the Indenture that apply to a Change of Control Offer made by the Company, and

  . purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer.

  The occurrence of certain of the events that would constitute a Change of Control would constitute a default under a Senior Credit Agreement. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the holders' exercise of their right to require the Company to repurchase the exchange notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of a Senior Credit Agreement will prohibit the Company's prepayment of exchange notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any other senior Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of exchange notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the Indenture.

  The occurrence of certain of the events that would constitute a Change of Control would require the Company to offer to repurchase the Senior Subordinated Notes. The Indenture may prohibit the Company from doing so if any of the exchange notes remain outstanding. The failure of the Company to offer to repurchase the Senior Subordinated Notes when required to do so would constitute an event of default with respect to the Senior Subordinated Notes. The Company and its Restricted Subsidiaries covenant to not redeem any Subordinated Obligations, including the Senior Subordinated Notes, in respect of an Asset Sale or Change of Control until the prior payment of all amounts due pursuant to any exercised right by any Holder under "--Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder or any Related Party. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the exchange notes as described above.

CERTAIN COVENANTS

  The Indenture contains certain covenants, including, among others, the following:

  Limitation on Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is Incurred (A) is at least 2.00 to 1.00 and (B) no Default or Event of Default will have occurred or be continuing or would occur as a consequence.

  (b) The foregoing provisions will not apply to:

  1. Indebtedness Incurred under a Senior Credit Agreement, together with amounts outstanding under Qualified Receivables Transactions, in an aggregate amount up to $250.0 million less the aggregate principal amount of all scheduled principal repayments unless refinanced on the date of such repayment under this clause (1) and all mandatory prepayments of principal in excess of $25.0 million in the aggregate from the proceeds of Asset Sales permanently reducing the commitments thereunder;

  2. the Subsidiary Guarantees and Guarantees of Indebtedness by the Subsidiary Guarantors Incurred in accordance with the provisions of the Indenture; provided that in the event the Indebtedness that is being Guaranteed is subordinated in right of payment to any other
     Indebtedness, the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

  3. Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary (other than a Receivables Entity), or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary (other than a Receivables Entity); provided, however, if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the exchange notes; and provided further that the following shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be:

    (A) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being beneficially held by a Person other than the Company or a Wholly Owned Subsidiary (other than a Receivables Entity) of the Company, and

    (B) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Wholly Owned Subsidiary (other than a Receivables Entity) of the Company.

  4. Indebtedness represented by the exchange notes, any Indebtedness (other than the Indebtedness described in clauses (1), (2) and (3)) outstanding on the Issue Date, including the Senior Subordinated Exchange Notes and the related Guarantees and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to paragraph (a) above;

  5. Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (B) otherwise in connection with, or in contemplation of, such acquisition) in an aggregate principal amount not to exceed $20.0 million at any time outstanding or, with respect to Indebtedness under this clause (5) in excess thereof, only in the event that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to paragraph (a) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (5);

  6. Indebtedness under Currency Agreements and Interest Rate Agreements; provided, however, that:

    (A) in the case of Currency Agreements, such Currency Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business, or

    (B) in the case of Currency Agreements and Interest Rate Agreements such Currency Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries and substantially correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries Incurred without violation of the Indenture; whether or not a purpose constitutes bona fide hedging shall be determined in good faith by the Board of Directors or senior management of the Company.

  7. the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such

     Restricted Subsidiary, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

  8. Indebtedness incurred in respect of workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business;

  9. Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Restricted Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  10. Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

  11. Indebtedness (other than Indebtedness described in clauses (1)--(10)) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $35.0 million.

  (c) The Company will not Incur any Indebtedness under paragraph (b) above if the proceeds are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the exchange notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor will incur any Indebtedness under paragraph (b) above if the proceeds are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary will Incur any Indebtedness under paragraph (b) to refinance Indebtedness of the Company.

  (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

  . in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses; and

  . the amount of Indebtedness issued at a price that is less than its principal amount will be equal to the amount of its liability determined in accordance with GAAP.

  If Indebtedness is issued at less than the principal amount thereof, the amount of such Indebtedness for purposes of the above limitations shall equal the amount of the liability as determined in accordance with GAAP. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  (e) The Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event will be deemed to constitute an incurrence of Indebtedness by the Company or a Restricted Subsidiary.

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  1. declare or pay any dividend, or make any distribution on or in respect of its Capital Stock, including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries, except:

             (A) dividends or distributions payable in its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to purchase such Capital Stock, and

             (B) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company, and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis;

  2. purchase, redeem, retire or otherwise acquire for value:

             (A) any Capital Stock of the Company held by Persons other than a Restricted Subsidiary of the Company, or

             (B) any Capital Stock of a Restricted Subsidiary of the Company held by any Affiliate of the Company, other than a Restricted Subsidiary; this limitation, however, does not apply to any repurchase, redemption, retirement or other acquisition that is a Permitted Investment that is made in exchange for the Company's Capital Stock (other than Disqualified Stock);

  3. purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations; this clause (3) shall not apply to the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

  4. make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to in clauses (1) through (4) as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted
     Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom); or

    (2) the Company is not able to incur an additional $1.00 of Indebtedness under paragraph (a) of "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of:

             (A) 50% of the Consolidated Net Income for the period, treated as one accounting period, from the beginning of the first full fiscal quarter commencing after the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment as to which internal financial statements are available or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit;

             (B) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date, other than Net Cash Proceeds received from (x) an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary, unless such loans have been repaid with cash on or prior to the date of determination, and (y) the sale of Capital Stock of Holdings to employees or management of the Company or any Subsidiary which are contributed to the Company after the Issue Date to the extent such amounts have been applied to make Restricted Payments in accordance with clause (5) below;

             (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, less the amount of any cash, or other property, distributed by the Company upon such conversion or exchange; and

             (D) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

               . repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment, repayments of loans or advances or other transfers of assets, including by way of dividend or distribution, by such Person to the Company or any Restricted Subsidiary of the Company, or

               . the redesignation of Unrestricted Subsidiaries as Restricted
                 Subsidiaries, valued in each case as provided in the definition of "Investment", not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (D) was included in the calculation of the amount of Restricted Payments;

           provided, however, that no amount will be included under this clause (D) to the extent it is already included in Consolidated Net Income.

  (b) The provisions of paragraph (a) will not prohibit:

  1. any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that
     (A) such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale will be excluded from clause 4 (3) (B) of paragraph (a);

  2. any purchase or redemption of Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the sale of, Subordinated Obligations of the Company that qualifies as Refinancing Indebtedness; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  3. so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "--Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption will be excluded in subsequent calculations of the amount of Restricted Payments;

  4. dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

  5. so long as no Default or Event of Default has occurred and is continuing, cash dividends to Holdings for the purpose of, and in amounts equal to, amounts required to permit Holdings:

             (A) to redeem or repurchase Capital Stock of Holdings from existing or former employees or management of the Company or Holdings or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that the aggregate of such redemptions or repurchases pursuant to this clause will not exceed (x) in any calendar year $5.0 million in the aggregate, with unused amounts in any calendar year being carried over to succeeding calendar years, and (y) $12.5 million in the aggregate; provided, further that such amount in the aggregate may be increased by an amount not to exceed the cash proceeds from the sale of Capital Stock of Holdings which is contributed to the common equity of the Company to employees or management after the Issue Date in the aggregate, to the extent the cash proceeds of such transactions have not otherwise been applied to the payment of Restricted Payments by virtue of the preceding paragraph (a), less the amount of Restricted Payments made pursuant to this proviso; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments, and

             (B) to make loans or advances to employees or directors of the Company or Holdings or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of Holdings or the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that such dividends will be included in the calculation of the amount of Restricted Payments;

  6. cash dividends or loans to Holdings in amounts equal to (A) the amounts required for Holdings to pay any Federal, state or local income taxes to the extent that such income taxes are attributable to the income of the Company and its Subsidiaries and (B) the amounts required for Holdings to pay costs and expenses incurred by Holdings in its capacity as a holding company or for services rendered by Holdings on behalf of the

     Company in an amount per annum not to exceed $500,000; provided, however, that such dividends will be excluded from the calculation of the amount of Restricted Payments;

  7. repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price; provided, however, that such repurchases will be excluded from the calculation of the amount of Restricted Payments;

  8. so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture; provided, however, that the payment of such dividends will be excluded from the calculation of the amount of Restricted Payments; and

  9. Investments in Joint Ventures and Unrestricted Subsidiaries that are made with Excluded Contributions.

  The amount of all non-cash Restricted Payments shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be transferred or issued in connection with the Restricted Payment. The Board of Directors shall determine the fair market value of any non-cash Restricted Payment and shall deliver its resolution to the Trustee. The Board of Directors will base its determination on an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value is estimated to exceed $10.0 million. On or before the date it makes any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate that states that the Restricted Payment is permitted and that sets forth the basis upon which the calculations required by this covenant "--Limitation on Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien securing any Indebtedness, other than Permitted Liens, unless the following are contemporaneously secured:

  1. the Indebtedness due under the Indenture and the exchange notes, or,

  2. in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary.

  These must be secured equally and ratably with the Indebtedness secured by such Lien for so long as such Indebtedness is so secured or prior to this Indebtedness in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations.

  Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless:

  1. the Company or Restricted Subsidiary, as the case may be, receives consideration at the time of such Sale/Leaseback Transaction at least equal to the fair market value of the property subject to such transaction as evidenced by a resolution of the Board of Directors delivered to the Trustee,

  2. the Company or Restricted Subsidiary is permitted to Incur Indebtedness in an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness";

  3. the Company or Restricted Subsidiary is permitted to create a Lien on the property subject to such Sale/Leaseback Transaction without securing the exchange notes by the covenant described under "--Limitation on Liens"; and

  4. the Sale/Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "--Limitation on Sales of Assets and Subsidiary Stock", including the provisions concerning the application of Net Available Cash, are satisfied with respect to such Sale/Leaseback Transaction, treating all of the consideration received in such Sale/Leaseback Transaction as Net Available Cash for purposes of such covenant.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  1. pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary,

  2. make any loans or advances to the Company or any Restricted Subsidiary or

  3. transfer any of its property or assets to the Company or any Restricted Subsidiary,

  except:

  a. any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture and the Senior Credit Agreement in effect on such date;

  b. any encumbrance or restriction of a Restricted Subsidiary arising from an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary on or prior to the date the Company acquired the Restricted Subsidiary, and still outstanding on that date; this clause (b) shall not include Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions in which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation thereof);

  c. any encumbrance or restriction with respect to a Restricted Subsidiary under an agreement effecting a refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this covenant, or this clause (c), or contained in any amendment to an agreement referred to in clause (a) or (b) of this covenant or this clause (c); provided, however, that the encumbrances and restrictions relating to the Restricted Subsidiary contained in any such agreement or amendment are no less favorable in any material respect to the Holders of the exchange notes than encumbrances and restrictions contained in such agreements referred to in clauses (a) and (b);

  d. in the case of clause (3) above, any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract, (B) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent these encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements as long as the mortgage, pledge or other security agreement is permitted under the Indenture, or (C) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

  e. purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
     (3) above on the property so acquired;

  f. any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

  g. any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of the Restricted Subsidiary pending the closing of such sale or disposition; and

  h. encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.

  Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  1. the Company or the Restricted Subsidiary receives consideration at least equal to the fair market value, as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset
     Disposition;

  2. at least 75% of the consideration thereof received by the Company or the Restricted Subsidiary is in the form of cash or Cash Equivalents or Qualified Proceeds; provided that the aggregate fair market value of Qualified Proceeds (other than cash or Cash Equivalents) which may be received in consideration for Asset Dispositions pursuant to this clause shall not exceed $7.5 million after the Issue Date; and

  3. an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or the Restricted Subsidiary, as the case may be:

             A. first, to the extent the Company or any Restricted Subsidiary, as the case may be to prepay, repay or purchase certain Indebtedness of a Wholly Owned Subsidiary that is a Subsidiary Guarantor within one year from the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             B. second, to the extent of the balance of the Net Available Cash after application in accordance with clause (A), at the Company's election to invest in Additional Assets within one year from the later of the date of the Asset Disposition or the receipt of the Net Available Cash;

             C. third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B) (the "Excess Proceeds"), to make an offer to purchase the exchange notes and other Pari Passu Indebtedness with similar provisions requiring the Company to make an offer to purchase the Pari Passu Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes") at

           100% of its principal amount (or 100% of the accreted value of the Pari Passu Notes so tendered if the Pari Passu Notes were issued at a discount) plus accrued and unpaid interest, if any, to the date of purchase; and

             D. fourth, to the extent of the balance of the Excess Proceeds, after application in accordance with clause (C), to fund other corporate purposes not prohibited by the Indenture; provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness under clause (A) above, the Company or the Restricted Subsidiary will retire the Indebtedness and will cause any related loan commitment to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

  Pending the final application of any Net Available Cash, the Company or its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest Net Available Cash in any manner that is not prohibited by the Indenture. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which have not been applied in accordance with this covenant exceed $5.0 million.

  For the purposes of this covenant, the following will be deemed to be cash:

  . the assumption by the transferee of certain Indebtedness of the Company or any Restricted Subsidiary of the Company, and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will be deemed to have applied the assumed Indebtedness in accordance with clause (A) above) and

  . securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

  (b) In the event of an Asset Disposition that requires the purchase of exchange notes pursuant to clause (a)3.C., the Company will be required to apply such Excess Proceeds to the repayment of the exchange notes and any Pari Passu Notes as follows: (A) the Company will make an offer to purchase (an "Offer") within ten days the maximum principal amount of exchange notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the exchange notes and the denominator of which is the sum of the outstanding principal amount of the exchange notes and the outstanding principal amount (or accreted value, as the case may be) of the Pari Passu Notes at a purchase price of 100% of its principal amount plus accrued and unpaid interest, if any, to the date of purchase and (B) the Company will make an offer to purchase any Pari Passu Notes (a "Pari Passu Offer") in an amount equal to the excess of the Excess Proceeds over the Note Amount in accordance with the documentation governing such Pari Passu Notes with respect to the Pari Passu Offer. If the aggregate purchase price of the exchange notes and Pari Passu Notes tendered pursuant to the Offer and the Pari Passu Offer is less than the Excess Proceeds, the remaining Excess Proceeds will be available to the Company for use in accordance with clause (a)3.D. above. If the aggregate principal amount of exchange notes surrendered by Holders thereof exceeds the Note Amount, the Trustee shall select the exchange notes to be purchased on a pro rata basis. The Company will not be required to make an Offer for exchange notes pursuant to this covenant if the Excess Proceeds available therefor are less than $10.0 million; these lesser amounts will be carried forward for purposes of determining whether an Offer is required with respect to the Excess Proceeds from any subsequent Asset Disposition.

  (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of exchange notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture.

  Limitation on Affiliate Transactions. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction with any Affiliate of the Company (an "Affiliate Transaction") unless:

  1. the terms of such Affiliate Transaction are no less favorable to the Company or the Restricted Subsidiary, than those that could be obtained in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate;

  2. in the event the Affiliate Transaction involves an aggregate amount in excess of $5.0 million, the terms of the transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of the Board having no personal stake in such transaction, and the majority or majorities determines that the Affiliate Transaction satisfies the criteria in (1) above; and

  3. in the event the Affiliate Transaction involves an aggregate amount in excess of $10.0 million, the Company has received an opinion of an independent accounting, appraisal or investment banking firm of nationally recognized standing that the Affiliate Transaction is fair from a financial point of view.

  (b) The foregoing paragraph (a) will not apply to:

  1. any Restricted Payment (other than Restricted Investments) permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

  2. any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with consultants or with the officers, directors or employees of Holdings or the Company and its Restricted Subsidiaries;

  3. loans or advances to employees in the ordinary course of business of Holdings or the Company or any of its Restricted Subsidiaries;

  4. any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries so long as these transactions do not involve a Receivables Entity;

  5. transactions with suppliers or other purchasers for the sale or purchase of goods in the ordinary course of business and otherwise in accordance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the good faith determination of the Board of Directors of the Company or the senior management of the Company and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

  6. the issuance of Capital Stock of the Company, other than Disqualified Stock, to any Permitted Holder or any Related Party;

  7.  any agreement in effect on the Issue Date;

  8. sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; and

  9. the purchase by the Company or any of its Restricted Subsidiaries of any assets from any of their respective Affiliates, previously purchased by the Affiliate from a Person that is not an Affiliate, if the amount paid therefor does not exceed the sum of the amount paid by such Affiliate for such asset, plus recourse liabilities incurred by such Affiliate in connection with such asset, and the cost of funds to such Affiliate in connection with the purchase of such asset.


  Limitation on Sales of Capital Stock of Restricted Subsidiaries. The Company will not sell any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Capital Stock except:

  . to the Company or a Wholly-Owned Subsidiary (other than a Receivables Entity); or

  . in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" if, immediately after giving effect to such issuance or sale, the Restricted Subsidiary would continue to be a Restricted Subsidiary or if, immediately after giving effect to such issuance or sale, the Restricted Subsidiary would no longer be a Restricted Subsidiary, the Investment of the Company in such Person after giving effect to such issuance or sale would have been permitted to be made under the "--Limitation on Restricted Payments" covenant as if made on the date of such issuance or sale.

  Notwithstanding the foregoing, the Company may sell all the Capital Stock of a Subsidiary as long as the Company is in compliance with the terms of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock."

  SEC Reports. Even though the Company may not be subject to the reporting requirements of the Exchange Act, the Company will file with the SEC the annual reports and the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will provide copies to the Trustee and the holders of exchange notes. In the event that the Company is not permitted to file such reports, documents and information with the SEC under the Exchange Act, the Company will nevertheless provide this information to the Trustee and the holders of the exchange notes as if the Company were subject to the reporting requirements of the Exchange Act within the time periods specified therein; provided that with respect to the periods ended March 28, 1998 and June 27, 1998, instead of Exchange Act information the Company will be permitted to provide to the Trustee and Holders the information and reports required to be delivered to the holders of the Senior Subordinated exchange notes.

  Merger and Consolidation. The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  1. the resulting, surviving or transferee Person (the "Successor Company") will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State or the District of Columbia, and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the exchange notes and the Indenture, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee;

  2. immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

  3. immediately after giving effect to such transaction, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "--Limitation on Indebtedness";

  4. each Subsidiary Guarantor, unless it is the other party to the transactions above, in which case clause 1 shall apply, shall have confirmed by supplemental indenture that its Subsidiary Guarantee shall apply for such Person's obligations in respect of the Indenture and the exchange notes; and

  5. the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  The Successor Company will succeed to, be substituted for, and may exercise every right and power of, the Company under the Indenture. In the case of a lease of all or substantially all its assets, however, the Company will not be released from the obligation to pay the principal of and interest on the exchange notes.

  Notwithstanding the foregoing clause 3;

  . any Restricted Subsidiary of the Company other than a Receivables Entity may consolidate with, merge into or transfer all or part of its properties and assets to the Company;

  . the Company may consolidate with or merge into a wholly owned subsidiary of Holdings created exclusively for the purpose of holding the Capital Stock of the Company; and

  . the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

  Future Subsidiary Guarantors. After the Issue Date, the Company will cause each Restricted Subsidiary, other than a Foreign Subsidiary or Receivables Entity created or acquired by the Company or a Receivables Entity, to execute and deliver to the Trustee a Subsidiary Guarantee. Under that guarantee, the Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the exchange notes on a senior basis.

  The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. This maximum amount takes into account:

  1. all other contingent and fixed liabilities of such Subsidiary Guarantor, including any guarantees under a Senior Credit Agreement, and

  2. collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture.

  Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

EVENTS OF DEFAULT

  Each of the following constitutes an Event of Default under the Indenture:

  1. a default in any payment of interest on any Exchange Note when due, continued for 30 days;

  2. a default in the payment of principal of or premium, if any, on any Exchange Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  3. the failure by the Company or any Subsidiary Guarantor to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above;

  4. failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or under "--Certain Covenants" above other than a failure to purchase exchange notes which will constitute an Event of Default under clause 2 above;

  5. the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

  6. default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Wholly Owned Subsidiary, whether the Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

      (a) is caused by a failure to pay principal of or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in the Indebtedness unless it is contested in good faith by appropriate proceedings ("Payment Default") or

      (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more (the "cross acceleration provision");

  7. certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary (the "bankruptcy provisions");

  8. failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

  9. any Subsidiary Guarantee ceases to be in full force and effect, except as contemplated by the terms of the Indenture, or is declared null and void in a judicial proceeding, or any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

  However, a default under clauses 4 and 5 will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding exchange notes notify the Company of the default and the Company does not cure such default within the time specified in clauses 4 and 5 hereof after receiving this notice.

  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding exchange notes by notice to the Company and the Trustee may declare the principal of and accrued and unpaid interest, if any, on all the exchange notes to be due and payable. Upon this declaration, the principal and accrued and unpaid interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the exchange notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding exchange notes may rescind any such acceleration with respect to the exchange notes and its consequences. In the event of a declaration of acceleration of the exchange notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause 6 above, the declaration of acceleration of the exchange notes shall be automatically annulled if:

  (a) the holders of any Indebtedness described in clause 6 above have rescinded the declaration of acceleration in respect of such Indebtedness within 20 days of the date of such declaration;

  (b) the annulment of the acceleration of the exchange notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (c) all existing Events of Default, except nonpayment of principal, premium or interest on the exchange notes that became due solely because of the acceleration of the exchange notes, have been cured or waived.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless those Holders have offered the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the exchange notes unless:

  1. the Holder has previously given the Trustee notice that an Event of Default is continuing;

  2. Holders of at least 25% in principal amount of the outstanding exchange notes have requested the Trustee to pursue the remedy;

  3. those Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  4. the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  5. Holders of a majority in principal amount of the outstanding exchange notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

  Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding exchange notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Exchange Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the exchange notes then outstanding. Any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the exchange notes then outstanding. However, without the consent of each Holder of an outstanding Exchange Note affected, no amendment may, among other things:

  1. reduce the amount of exchange notes whose Holders must consent to an amendment;

  2. reduce the stated rate of or extend the stated time for payment of interest on any Note;

  3. reduce the principal of or extend the Stated Maturity of any Note;

  4. reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption" above;

  5. make any Note payable in money other than that stated in the Notel;

  6. impair the right of any Holder to receive payment of principal of and interest on that Holder's exchange notes on or after the due dates or to institute suit for the enforcement of any payment on or with respect to that Holder's exchange notes; or

  7. make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, the Company and the Trustee may amend the
Indenture:

  .to cure any ambiguity, omission, defect or inconsistency;

  . to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture;

  . to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

  .to add Guarantees with respect to the exchange notes;

  .to secure the exchange notes;

  . to add to the covenants of the Company for the benefit of the Holders or to surrender any right; or power conferred upon the Company;

  . to provide for the issuance of exchange notes;

  . to make any change that does not adversely affect the rights of any Holder; or

  . to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if this consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders a notice briefly describing such amendment. However, the failure to give this notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all of its obligations under the exchange notes and the Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the exchange notes, to replace mutilated, destroyed, lost or stolen exchange notes and to maintain a registrar and paying agent in respect of the exchange notes. If the Company exercises its legal defeasance option, the Subsidiary Guarantees in effect at such time will terminate. The Company at any time may terminate its obligations under covenants described under "--Certain Covenants" (other than "Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "-- Events of Default" above and the limitations contained in clause 3 under "-- Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the exchange notes may not be accelerated because of an Event of Default specified in clause 4, 6 or 7 with respect only to Significant Subsidiaries, 8 or 9 under "--Events of Default" above or because of the failure of the Company to comply with clause 3 under "--Certain Covenants--Merger and Consolidation" above.

  In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the exchange notes to redemption or maturity, as the case may be. The Company must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the exchange notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of Holdings or the Company, as such, shall have any liability for any obligations of the Company under the exchange notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

CONCERNING THE TRUSTEE

  LaSalle National Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the exchange notes.

GOVERNING LAW

  The Indenture provides that it and the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Additional Assets" means:

  1. any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business;

  2. the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company; or

  3. Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Company; provided, however, that, in the case of clauses 2 and 3, such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Disposition" means any direct or indirect sale, lease other than an operating lease entered into in the ordinary course of business, transfer, issuance or other disposition, or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary, other than directors' qualifying shares, property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, other than:

  1. a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary other than a Receivables Entity;

  2. the sale of Cash Equivalents in the ordinary course of business;

  3. a disposition of inventory in the ordinary course of business;

  4. disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries;

  5. transactions permitted under "--Certain Covenants--Merger and Consolidation" above;

  6. for purposes of "--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to "--Limitation on Restricted Payments";

  7. an issuance of Capital Stock by a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Subsidiary other than a Receivables Entity;

  8. sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity;

  9. the licensing of intellectual property; and

  10. sales of assets in any fiscal year not to exceed a fair market value of $1.0 million in the aggregate.

  "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value, discounted at the interest rate borne by the exchange notes, compounded semi-annually, of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction, including any period for which such lease has been extended.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

  . the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

  . the sum of all such payments.

  "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable by the Company under or in respect of a Senior Credit Agreement and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with a Senior Credit Agreement, including principal, premium, if any, interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings, fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

  "Cash Equivalents" means:

  1. securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition;

  2. marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of "A" or better from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

  3. certificates of deposit or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank having combined capital and surplus in excess of $250 million;

  4. repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses 1, 2 and 3 entered into with any bank meeting the qualifications specified in clause 3 above;

  5. commercial paper rated at the time of acquisition thereof at least "A-1" or the equivalent thereof by Standard & Poor's Rating Group or "P-1" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in either case maturing within one year after the date of acquisition thereof; and

  6. interests in any money market fund which invests solely in instruments of the type specified in clauses 1 through 5 above.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Coverage Ratio" means as of any date of determination with respect to any Person, the ratio of:

  . the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are in existence to

  . Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

  1. if the Company or any Restricted Subsidiary:

    a. has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or

    b. has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period,

  2. if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition, the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA, if positive, directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

  3. if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

  4. if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets and the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including giving pro forma effect to cost reductions that would be permitted by the SEC to be reflected in pro forma financial statements included in a registration statement filed by the SEC). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  1. consolidated income taxes,

  2. Consolidated Interest Expense,

  3. consolidated depreciation expense,

  4. consolidated amortization of intangibles and

  5. other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation). Notwithstanding the foregoing, clause 1 and clauses 3 through 5 relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent and in the same proportion that the net income or loss of such Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clause 1 and clauses 3 through 5 are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval that has not been obtained, pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued plus, to the extent not included in such interest expense:

  1. interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations,

  2. amortization of debt discount and debt issuance cost,

  3. capitalized interest and accrued interest,

  4. non-cash interest expense,

  5. commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

  6. interest actually paid by the Company or any such Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person,

  7. the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period,

  8.  the product of:

    a. all dividends paid in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Wholly-Owned Subsidiary, times

    b. a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and

  9. the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that there will be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary. For purposes of the foregoing, total interest expense will be determined after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements.

  "Consolidated Net Income" means, for any period, the net income or loss of the Company and its consolidated Restricted Subsidiaries, determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  1. any net income loss of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in 4 below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution, subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause 3 below, and (B) the Company's equity in a net loss of any such Person, other than an Unrestricted Subsidiary, for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

  2. any net income loss of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

  3. any net income of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in 4 below the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause, and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  4. any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries, including pursuant to any Sale/Leaseback Transaction which is not sold or otherwise disposed of in the ordinary course of business and any gain loss realized upon the sale or other disposition of any Capital Stock of any Person;

  5. any extraordinary gain or loss;

  6. amortization of premiums, fees and expenses incurred on or prior to the Issue Date in connection with the offering of the exchange notes and the Senior Subordinated Exchange Notes and borrowings under the Senior Credit Agreement; and

  7. the cumulative effect of a change in accounting principles.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party or a beneficiary.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms, or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event:

  1. matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, other than in connection with a Change of Control or Asset Sale,

  2. is convertible or exchangeable for Indebtedness or Disqualified Stock, excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary or

  3. is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Stated Maturity of the exchange notes, other than in connection with a Change of Control or Asset Sale, in each case on or prior to the date that is 91 days after the date (x) on which the exchange notes mature or (y) on which there are no exchange notes outstanding, provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such Stated Maturity will be deemed to be Disqualified Stock; provided further, that Capital Stock issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be purchased by the Company in order to satisfy applicable statutory or regulatory obligations.

  "Domestic Subsidiary" means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.

  "Excluded Contribution" means Net Cash Proceeds or Qualified Proceeds, in each case, received by the Company from contributions to its common equity capital and the sale, other than to a Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement of Capital Stock, other than Disqualified Stock, of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in paragraph
(a)(3) of "--Limitation on Restricted Payments."

  "Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; provided, however, that all reports and other financial information provided by the Company to the holders, the Trustee and/or the SEC shall be prepared in accordance with GAAP, as in effect on the date of such report or other financial information. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter Incurred, which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement, including without limitation, Guarantees in respect of the Senior Subordinated Exchange Notes.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holdings" means Favorite Brands International Holding Corp., a Delaware corporation.

  "Incur" means issue, create, assume, Guarantee, incur or otherwise become, contingently or otherwise, liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary, whether by merger, consolidation, acquisition or otherwise, will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

  "Indebtedness" means, with respect to any Person on any date of determination, without duplication:

  1. the principal of and premium, if any, in respect of indebtedness of such Person for borrowed money;

  2. the principal of and premium, if any, in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  3. all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments, including reimbursement obligations with respect thereto;

  4. all obligations of such Person to pay the deferred and unpaid purchase price of property, except trade payables, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

  5. all Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  6. the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary, any Preferred Stock, but excluding, in each case, any accrued dividends;

  7. all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

  8. all Indebtedness of other Persons to the extent Guaranteed by such Person; and

  9. to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements, the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time.

  The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

  In addition, "Indebtedness" of any Person shall include Indebtedness described above that would not appear as a liability on the balance sheet of such Person if:

  1. such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture"),

  2. such Person or a Restricted Subsidiary is a general partner of the Joint Venture (a "General Partner") and

  3. there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;

and such Indebtedness shall be included in an amount not to exceed (x) the greater of (A) the net assets of the General Partner and (B) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person (other than the General Partner) or (y) if less than the amount determined pursuant to clause (x) immediately above, the actual amount of such Indebtedness that is recourse to such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount and the related interest expense shall be included in Consolidated Interest Expense to the extent paid by the Company or its Restricted Subsidiaries.

  "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

  "Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances to customers in the ordinary course of business) or other extension of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP;

provided that:

  1. Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture,

  2. endorsements of negotiable instruments and documents in the ordinary course of business and

  3. an acquisition of assets, Capital Stock or other securities by the Company for consideration consisting exclusively of common equity securities of the Company shall not be deemed to be an Investment.

  For purposes of the "--Limitation on Restricted Payments" covenant,

  1. "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Company at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

  2. any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

  If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

  "Issue Date" means the date on which the exchange notes are originally issued.

  "Joint Venture" means:

  1. any corporation, association, or other business entity, other than a partnership, of which no less than 25% and no more than 50% of the total voting power of shares of Capital Stock entitled to vote, without regard to the occurrence of any contingency, in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by the Company or one or more Restricted Subsidiaries or a combination thereof or

  2. any partnership, joint venture, limited liability company or similar entity of which (x) no less than 25% and no more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by the Company or one or more other Restricted Subsidiaries or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise and (y) the Company or any Restricted Subsidiary is a controlling general partner or otherwise controls such entity, which in the case of each of clauses 1 and 2 is engaged in a Related Business.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any conditional sale or other title retention agreement or lease in the nature thereof.

  "Net Available Cash" from an Asset Disposition means cash payments received therefrom, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form, in each case net of:

  1. all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, after taking into account any available tax credits or deductions and any tax sharing arrangements, as a consequence of such Asset Disposition,

  2. all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

  3. all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

  4. the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale, after taking into account any available tax credits or deductions and any tax sharing arrangements.

  "Non-Recourse Debt" means Indebtedness:

  1. as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind, including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness, or (b) is directly or indirectly liable, as a guarantor or otherwise;

  2. no default with respect to which, including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

  3. the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

  "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

  "Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Pari Passu Indebtedness" means Indebtedness that ranks pari passu in right of payment to the exchange notes.

  "Permitted Holders" means TPG Partners, L.P., TPG Parallel I L.P., InterWest Partners V, L.P., InterWest Investors V, L.P., Nassau Capital Partners L.P., NAS Partners I, L.L.C. and Al J. Bono.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  1. the Company, a Restricted Subsidiary other than a Receivables Entity or a Person which will, upon the making of such Investment, become a Restricted Subsidiary other than a Receivables Entity; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  2. another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary other than a Receivables Entity; provided, however, that such Person's primary business is a Related Business;

  3. cash and Cash Equivalents;

  4. receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  5. payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  6. loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

  7. stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  8. Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock";

  9. Investments in existence on the Issue Date;

  10. Investments by the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $15.0 million outstanding at any one time plus, to the extent not previously reinvested, any return of capital not previously realized made pursuant to this clause 10;

  11. Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction, provided, that any Investment in any such Person is in the form of a Purchase Money Note, or any equity interest or interests in accounts receivable and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable; and

  12. any Investment received as consideration in a transaction not constituting an Asset Disposition by reason of the $1.0 million threshold contained in the definition thereof.

  "Permitted Liens" means, with respect to any Person:

  a. pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or in connection with bids, tenders, contracts other than for the payment of Indebtedness or leases to which such Person is a party, or to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or for contested taxes or import or custom duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  b. Liens imposed by law, including carriers', warehousemen's, mechanics' supplies, materialmen and repairmen Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  c. Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided reserves required pursuant to GAAP have been taken on the books of the Company or its Restricted Subsidiaries, as the case may be;

  d. Liens in favor of issuers of surety or performance bonds or bankers' acceptance or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  e. encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  f. Liens securing a Hedging Obligation, so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing the Interest Rate Protection Agreement or Currency Agreement, as the case may be;

  g. leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  h. judgement Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  i. Liens for the purpose of securing the payment, or the refinancing of the payment, of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed in the ordinary course of business provided that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed and (y) such Liens are created within 90 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  j. Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution; provided that such deposit account is not a pledged cash collateral account;

  k. Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  l. Liens existing on the Issue Date;

  m. Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

  n. Liens on property at the time the Company or a Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  o. Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly-Owned Subsidiary other than a Receivables Entity;

  p. Liens securing the exchange notes and Subsidiary Guarantees;

  q. Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, provided that (A) such Liens are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (B) any such Lien is limited to all or part of the same property or assets, plus improvements, accessions, proceeds or dividends or distributions in respect thereof, that secured the obligations to which such Liens relate, or under the written arrangements under which the original Lien arose, could secure the obligations to which such Liens relate;

  r. Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

  s. Liens securing Indebtedness and other obligations under a Senior Credit Agreement and related Interest Rate Agreements and Liens on assets of Restricted Subsidiaries securing Guarantees of Indebtedness and other obligations under a Senior Credit Agreement permitted to be incurred under the Indenture;

  t. Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

  u. Liens securing Indebtedness permitted to be incurred pursuant to clause 11 of paragraph (b) of "--Limitation on Indebtedness".

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

  "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes, however designated, which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means a public offering for cash by either of the Company or Holdings of its respective common stock, or options, warrants or rights with respect to its common stock, other than public offerings on Forms S-4 or S-8.

  "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

  "Qualified Proceeds" means any of the following or any combination of the following:

  1.  cash,

  2.  Cash Equivalents,

  3.  long-term assets that are used or useful in a Related Business and

  4. the Capital Stock of any Person engaged primarily in a Related Business, if in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock (a) such Person becomes a Wholly-Owned Subsidiary and Subsidiary Guarantor or
      (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Wholly-Owned Subsidiary that is a Subsidiary Guarantor.

  "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity, in the case of a transfer by the Company or any of its Restricted Subsidiaries and (b) any other Person, in the case of a transfer by a Receivables Entity, or may grant a security interest in, any accounts receivable of the Company or any of its Restricted Subsidiaries, whether now existing or arising in the future and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving accounts receivables.

  "Receivables Entity" means a Wholly-Owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company as provided below as a Receivables Entity:

  a. no portion of the Indebtedness or any other obligations, contingent or otherwise, of which

    1. is guaranteed by the Company or any Restricted Subsidiary of the Company, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

    2.  is recourse to or obligates the Company or any Restricted
        Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or

    3. subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

  b. with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding, except in connection with a Purchase Money Note or Qualified Receivables Transaction, other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and

  c. to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend, including pursuant to any defeasance or discharge mechanism, (collectively, "refinance", "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture, including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of a Subsidiary Guarantor or Indebtedness of any Foreign Subsidiary that refinances Indebtedness of another Foreign Subsidiary and including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

  1. the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced,

  2. the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

  3. such Refinancing Indebtedness is Incurred in an aggregate principal amount, or if issued with original issue discount, an aggregate issue price, that is equal to or less than the sum of the aggregate principal amount, or if issued with original issue discount, the aggregate accreted value, then outstanding, plus, without duplication, accrued interest, fees and expenses, including any premium and defeasance costs, of the Indebtedness being refinanced and

  4. if the Indebtedness being extended, refinanced, replaced, defeased or refunded is subordinated in right of payment to the exchange notes, such Refinancing Indebtedness is subordinated in right of payment to the exchange notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Related Business" means any business which is the same as, similar to or reasonably related, ancillary or complementary to any of the businesses of the Company and its Restricted Subsidiaries on the date of the Indenture.

  "Related Party" with respect to any Permitted Holder means:

  a. any controlling stockholder or a majority owned Subsidiary of such Permitted Holder or, in the case of an individual, any spouse or immediate family member of such Permitted Holder, or

  b. any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a majority (or more) controlling interest of which consist of such Permitted Holder and/or such other Persons referred to in the immediately preceding clause a.

  Without limiting the generality of the foregoing, each of TPG Advisors, Inc., TPG Advisors II, Inc. and SKC GenPar LLC and their respective Affiliates shall be deemed Related Parties of the Permitted Holders.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Subsidiary leases it from such Person.

  "Senior Credit Agreement" means, with respect to the Company, one or more debt facilities, including, without limitation, the Senior Secured Credit Agreement to be entered into among the Company, Chase, as Administrative Agent, and the lenders parties thereto from time to time or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders.

  "Senior Subordinated Notes" means obligations issued under the Amended and Restated Senior Subordinated Note Agreement, dated as of September 12, 1997, as the same may be amended, supplemented or otherwise modified.

  "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

  "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in securitization of accounts receivable transactions.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, but shall not include any contingent obligations to repay, redeem, or repurchase any such principal prior to the date originally scheduled for the payment thereof.

  "Subordinated Obligation" means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter Incurred, which is subordinate or junior in right of payment to the exchange notes pursuant to a written agreement, including without limitation, Indebtedness in respect of the Senior Subordinated exchange notes.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests, including partnership interests, entitled to vote, without regard to the occurrence of any contingency, in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, such Person and one or more Subsidiaries of such Person, or one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

  "Subsidiary Guarantee" means, individually, any Guarantee of payment of the exchange notes by a Subsidiary Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

  "Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date and any Restricted Subsidiary created or acquired by the Company after the Issue Date, in each case other than a Foreign Subsidiary or a Receivables Entity.

  "Unrestricted Subsidiary" means:

  1. any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and:

  2. any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company, including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein, to be an Unrestricted Subsidiary only if:

    a. such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary:

    b. all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt:

    c. the Company certifies that such designation complies with the limitations of the "--Restricted Payments" covenant:

    d. such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its
       Subsidiaries:

    e. such Subsidiary does not, directly or indirectly, own any Indebtedness of or Capital Stock of, and has no investments in, the Company or any Restricted Subsidiary; and:

    f. such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock of such Person or (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

  Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could incur at least $1.00 of additional Indebtedness under paragraph (a) of the "-- Limitation on Indebtedness" covenant on a pro forma basis taking into account such designation.

  "U.S. Government Obligations" means direct obligations or certificates representing an ownership interest in such obligations of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly-Owned Subsidiary" means a Restricted Subsidiary of the Company, all of the Capital Stock of which, other than directors' qualifying shares, is owned by the Company or another Wholly-Owned Subsidiary.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

  The Company, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement concurrently with the issuance of the initial notes.

  Under the Registration Rights Agreement the Company and the Guarantors are required to file not later than 180 days following the date of original issuance of the initial notes (the "Issue Date") the registration statement of which this prospectus is a part for a registered exchange offer with respect to an issue of new notes identical in all material respects to the initial notes except that the new notes shall contain no restrictive legend thereon. Under the Registration Rights Agreement, the Company and the Guarantors are required to:

  . use their respective best efforts to cause the registration statement to become effective no later than 240 days after the Issue Date,

  . keep the Exchange Offer effective for not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the initial notes and

  . use their respective best efforts to consummate the Exchange Offer no later than 270 days after the Issue Date.

  The Exchange Offer being made hereby, if commenced and consummated within the time periods described in this paragraph, will satisfy those requirements under the Registration Rights Agreement.

  In the event that:

  1. because of any change in law or applicable interpretations thereof by the SEC's staff, the Company and the Guarantors are not permitted to effect the Exchange Offer, or

  2. any initial notes validly tendered pursuant to the Exchange Offer are not exchanged for exchange notes within 270 days after the Issue Date, or

  3. an Initial Purchaser so requests with respect to initial notes or Private Exchange Securities (as defined in the Registration Rights Agreement) not eligible to be exchanged for exchange notes in the exchange offer and held by it following the consummation of the exchange offer, or

  4. any applicable law or interpretations do not permit a holder of initial notes to participate in the exchange offer, or

  5. any holder of initial notes that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered initial notes (the obligation to comply with a prospectus delivery requirement being understood not to constitute a restriction on transferability), then in the case of clauses 1 through 5 of this sentence, the Company and the Guarantors shall at their sole expense:

    a. as promptly as practicable, file with the SEC a shelf registration statement (the "Shelf Registration Statement") covering resales of the initial notes,

    b. use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act and

    c. use their best efforts to keep effective the shelf registration statement until the earlier of two years after Issue Date (or a shorter period under certain circumstances) or such time as all of the applicable initial notes have been sold thereunder.

  The Company and the Guarantors will, in the event that a shelf registration statement is filed, provide to each holder of the initial notes copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the exchange notes. A holder that sells initial notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder, including certain indemnification rights and obligations.

  In the event that:

  1. the registration statement or the shelf registration statement, as the case may be, is not filed with the SEC on or prior to 180 days after the Issue Date;

  2. the registration statement or the shelf registration statement, as the case may be, is not declared effective within 240 days after the Issue Date;

  3. the exchange offer is not consummated on or prior to 270 days after the Issue Date, or

  4. the shelf registration statement is filed and declared effective within 240 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company and the Guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 30 days by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (4), a "Registration Default"), the Company and the Guarantors will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities (as defined in the Registration Rights Agreement), during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of Transfer Restricted Securities held by such holder until:

  1. the registration statement or shelf registration statement is filed;

  2. the registration statement is declared effective and the exchange offer is consummated;

  3. the shelf registration statement is declared effective or

  4. the shelf registration statement again becomes effective, as the case may be.

  Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

  The Registration Rights Agreement also provides that the Company and the
Guarantors:

  1. shall make available for a period of 180 days after the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such exchange notes,

  2. shall pay all expenses incident to the exchange offer, including the expense of one counsel to the holders of the Notes and shall indemnify certain holders of the initial notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act, and

  3. shall use their respective best efforts to enable the registration, qualification, offer and sale of the exchange notes under the securities or blue sky laws of any jurisdictions reasonably requested by holders; provided that the Company and the Guarantors shall not be required to qualify generally to do business in those jurisdictions if they are not already qualified to do business there.

     A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement, including certain indemnification rights and obligations.

  Each holder of the initial notes who wishes to exchange such initial notes for exchange notes in the exchange offer will be required to make certain representations, including representations that:

  1. any exchange notes to be received by it will be acquired in the ordinary course of its business;

  2. it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  3. it is not an "affiliate" (as defined in Rule 405 under the Securities
     Act) of the Company or of the Guarantors, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for initial notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

  Holders of the initial notes will be required to make certain representations to the Company and the Guarantors (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement in order to have their initial notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells initial notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

  For so long as the initial notes are outstanding, the Company and the Guarantors will continue to provide to holders of the Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4) under the Securities Act.

  The foregoing description of the Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement. The Company and the Guarantors are required to provide a copy of the Registration Rights Agreement to prospective purchasers of initial notes identified to the Company by the Initial Purchasers upon request.

                  UNITED STATES INCOME TAX CONSIDERATIONS

  The following summary describes the material U.S. federal income tax consequences of the exchange of the initial notes for exchange notes (the "Exchange") that may be relevant to a beneficial owner of Notes that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise is subject to United States federal income taxation on a net income basis in respect of such Notes (a "U.S. holder"). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with U.S. holders that hold the initial notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as, but not limited to, banks, tax-exempt entities, insurance companies or dealers in securities or currencies, traders in securities electing to mark to market, persons that hold the initial notes as a position in a "straddle" or conversion transaction, or as part of a "synthetic security" or other integrated financial transaction or persons that have a "functional currency" other than the U.S. dollar.

  The Exchange pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. As a result, a U.S. holder of an initial note whose initial note is accepted in the exchange offer will not recognize gain or loss on the Exchange. A tendering U.S. holder's tax basis in the exchange notes will be the same as such U.S. holder's tax basis in its initial notes. A tendering U.S. holder's holding period for the exchange notes received pursuant to the exchange offer will include its holding period for the initial notes surrendered therefor.

  Investors should consult their own tax advisors in determining the tax consequences to them, as a result of their individual circumstances, of the exchange of the initial notes for the exchange notes and of the ownership and disposition of exchange notes received in the exchange offer, including the application of state, local, foreign or other tax laws.

                         BOOK-ENTRY; DELIVERY AND FORM

  The exchange notes will be issued in the form of a global note (the "Global Note"). The Global Note will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may be transferred in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests for the Global Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.

  Exchange notes that are issued as described below under "--Certificated Exchange Notes" will be issued in definitive form. Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Note has previously been exchanged for exchange notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of exchange notes being transferred.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTE

  The descriptions of the operations and procedures of DTC, Euroclear and Cedel Bank set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

  DTC has advised the Company that it is:

  . a limited purpose trust company organized under the laws of the State of New York,

  . a "banking organization" within the meaning of the New York Banking Law,

  . a member of the Federal Reserve System,

  . a "clearing corporation" within the meaning of the Uniform Commercial
    Code, as amended and

  . a "clearing agency" registered pursuant to Section 17A of the Exchange
    Act.

  DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by DTC

  . upon deposit of the Global Note, DTC will credit the accounts of Participants with an interest in the Global Note, and

  . ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in exchange notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have exchange notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of exchange notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel Bank participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel Bank, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel Bank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel Bank participants may not deliver instructions directly to the depositaries for Euroclear or Cedel Bank.

  Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel Bank participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel
Bank) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel Bank as a result of sales of interest in a Global Security by or through a Euroclear or Cedel Bank participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day for Euroclear or Cedel Bank following DTC's settlement date.

  Although DTC, Euroclear and Cedel Bank have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, Euroclear and Cedel Bank, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

  If:

  . the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

  . the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of exchange notes in definitive form under the Indenture, or

  . upon the occurrence of certain other events as provided in the Indenture,

  then, upon surrender by DTC of the Global Note, certificated exchange notes in definitive form in denominations of U.S. $1,000 and integral multiples thereof will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Note. Upon any such issuance, the Trustee is required to register such certificated exchange notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

  Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives exchange notes for its own account in exchange for initial notes pursuant to the exchange offer, where such initial notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. The Company and the Guarantors have agreed that, for a period of 180 days after the expiration date, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition,
until        , 1999, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

  Neither the Company nor the Guarantors will receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the expiration date, the Company and the Guarantors will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company and the Guarantors have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the initial notes, other than commissions or concessions of any broker-dealers. The Company and the Guarantors will indemnify the Holders of the initial notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the exchange notes offered hereby will be passed upon for the Company by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                    EXPERTS

  The consolidated financial statements of the Company for the 40 weeks ended June 29, 1996, and as of and for the 52 weeks ended June 28, 1997 and June 27, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Farley Candy Company as of August 30, 1996 and for the 52 weeks then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The combined financial statements of Sathers Inc. and Related Entities as of December 30, 1995 and for the 52 weeks then ended appearing in this prospectus have been so included in reliance on the report of Friedman Eisenstein Raemer and Schwartz, LLP ("FERS"), independent auditors, given on the authority of said firm as experts in auditing and accounting. The Company has agreed to indemnify and hold FERS and each partner and employee harmless against and from any and certain losses, claims, damages or liabilities to which FERS may become subject in connection with its issuance of the consent letter relating to the combined financial statements of Sathers Inc. and Related Entities as of December 30, 1995 and for the 52 weeks then ended under any of the federal securities laws.

  The financial statements of Kidd & Company, Inc. as of December 31, 1995 and for the year then ended appearing in this prospectus have been so included in reliance on the report of McGladrey & Pullen, LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dae Julie, Inc. as of and for the years ended December 31, 1995 and 1996 appearing in this prospectus have been so included in reliance on the reports of Wolf, Grieco & Co., independent auditors, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Candyland Candies, Inc. as of December 31, 1995 and for the year then ended appearing in this prospectus have been so included in reliance on the report of Wolf, Grieco & Co., independent auditors, given on the authority of said firm as experts in auditing and accounting.

  The combined component financial statements of Mederer Corporation's U.S. Confectionary Operations as of and for the years ended December 31, 1995 and 1996 included in this prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                      FAVORITE BRANDS INTERNATIONAL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FAVORITE BRANDS INTERNATIONAL, INC.
  Report of Independent Accountants....................................... F-3
  Consolidated Balance Sheets as of June 28, 1997 and June 27, 1998 and
   (unaudited) September 26, 1998 ........................................ F-5
  Consolidated Statements of Operations for the 40 weeks ended June 29,
   1996, the 52 weeks ended June 28, 1997 and June 27, 1998 and
   (unaudited) the 13 weeks ended September 27, 1997 and September 26,
   1998................................................................... F-7
  Consolidated Statements of Changes in Stockholder's Equity for the 40
   weeks ended June 29, 1996, the 52 weeks ended June 28, 1997 and June
   27, 1998 and (unaudited) the 13 weeks ended September 26, 1998......... F-8
  Consolidated Statements of Cash Flows for the 40 weeks ended June 29,
   1996, the 52 weeks ended June 28, 1997 and June 27, 1998 and
   (unaudited) the 13 weeks ended September 27, 1997 and September 26,
   1998................................................................... F-9
  Notes to Consolidated Financial Statements.............................. F-10
FARLEY CANDY COMPANY
  Report of Independent Accountants....................................... F-23
  Balance Sheet as of August 30, 1996..................................... F-24
  Statement of Operations and Retained Earnings for the 52 weeks ended
   August 30, 1996........................................................ F-25
  Statement of Cash Flows for the 52 weeks ended August 30, 1996.......... F-26
  Notes to Financial Statements........................................... F-27
SATHERS INC. AND RELATED ENTITIES
  Independent Auditors' Report............................................ F-30
  Combined Balance Sheets as of December 30, 1995 and (unaudited) June 22,
   1996................................................................... F-31
  Combined Statements of Income for the fifty-two weeks ended December 30,
   1995 and (unaudited) for the twenty-five weeks ended June 24, 1995 and
   June 22, 1996.......................................................... F-32
  Combined Statements of Stockholders' Equity and Partners' Capital for
   the fifty-two weeks ended December 30, 1995 and (unaudited) for the twenty-five weeks ended June 22, 1996.................................. F-33
  Combined Statements of Cash Flows for the fifty-two weeks ended December
   30, 1995, and (unaudited) for the twenty-five weeks ended June 24, 1995 and June 22, 1996...................................................... F-34
  Notes to Combined Financial Statements.................................. F-35
KIDD & COMPANY, INC.
  Independent Auditors' Report............................................ F-43
  Balance Sheet as of December 31, 1995................................... F-44
  Statement of Income for the year ended December 31, 1995................ F-45
  Statement of Retained Earnings for the year ended December 31, 1995..... F-46
  Statement of Cash Flows for the year ended December 31, 1995............ F-47
  Notes to Financial Statements........................................... F-48
DAE JULIE, INC.--1996
  Independent Auditors' Report............................................ F-55
  Balance Sheet as of December 31, 1996................................... F-56
  Statement of Income and Retained Earnings for the year ended December
   31, 1996............................................................... F-57
  Statement of Cash Flows for the year ended December 31, 1996............ F-58
  Notes to Financial Statements........................................... F-59

                                                                           PAGE
                                                                           ----
DAE JULIE, INC.--1995
  Independent Auditor's Report............................................ F-64
  Balance Sheet as of December 31, 1995................................... F-65
  Statement of Income for the year ended December 31, 1995................ F-66
  Statement of Cash Flows for the year ended December 31, 1995............ F-67
  Notes to Financial Statements........................................... F-68
CANDYLAND CANDIES, INC.
  Independent Auditor's Report............................................ F-71
  Balance Sheet as of December 31, 1995................................... F-72
  Income Statement for the year ended December 31, 1995................... F-73
  Statement of Cash Flows for the year ended December 31, 1995............ F-74
  Notes to Financial Statements........................................... F-75
MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)
  Independent Auditors' Report............................................ F-79
  Combined Component Balance Sheets as of December 31, 1995 and 1996...... F-80
  Combined Statements of Component Income and Equity for the years ended
   December 31, 1995 and 1996............................................. F-81
  Combined Statements of Component Cash Flows for the years ended December
   31, 1995 and 1996...................................................... F-82
  Notes to Combined Component Financial Statements........................ F-83
  Combined Component Balance Sheet as of (unaudited) March 31, 1997....... F-90
  Combined Statements of Component Income and Equity (unaudited) for the three months ended March 31, 1996 and 1997............................. F-91
  Combined Statements of Component Cash Flows (unaudited) for the three months ended March 31, 1996 and 1997................................... F-92
  Notes to Combined Component Financial Statements (unaudited) for the three months ending March 31, 1996 and 1997............................ F-93

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Favorite Brands
International, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Favorite Brands International, Inc. and its subsidiaries at June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for the 52 weeks ended June 27, 1998 and June 28, 1997, and for the 40 weeks from inception on September 25, 1995 to June 29, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

Chicago, Illinois
August 21, 1998

                        [PAGE INTENTIONALLY LEFT BLANK]

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                JUNE 28, JUNE 27, SEPTEMBER 26,
                    ASSETS                        1997     1998       1998
                    ------                      -------- -------- -------------
                                                                   (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................... $  3,177 $  6,440   $  2,574
  Accounts receivable, less allowances of
   $7,650, $14,600 and $16,858 at June 28,
   1997, June 27, 1998 and September 26, 1998,
   respectively................................   67,667   48,999     70,848
  Inventories..................................   87,710   98,232    101,983
  Deferred income taxes........................   18,944   17,846     17,846
  Prepaid expenses and other current assets....    5,426    3,363      2,798
                                                -------- --------   --------
    Total current assets.......................  182,924  174,880    196,049
                                                -------- --------   --------
Property, Plant and Equipment, at Cost:
  Land.........................................    3,962    5,200      5,200
  Buildings....................................   65,448   67,123     67,139
  Machinery and equipment......................  182,199  200,145    198,862
  Construction in progress.....................   25,301   15,561     21,026
                                                -------- --------   --------
                                                 276,910  288,029    292,227
  Less accumulated depreciation................   21,736   49,129     56,061
                                                -------- --------   --------
                                                 255,174  238,900    236,166
                                                -------- --------   --------
Other Assets:
  Intangible assets, net.......................  367,367  366,775    361,455
  Prepaid expenses and other assets............    1,588    1,619      1,700
  Deferred income taxes........................      --    27,382     34,406
                                                -------- --------   --------
                                                 368,955  395,776    397,561
                                                -------- --------   --------
                                                $807,053 $809,556   $829,776
                                                ======== ========   ========


        The accompanying notes are an integral part of these statements.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              JUNE 28,  JUNE 27,  SEPTEMBER 26,
    LIABILITIES AND STOCKHOLDER'S EQUITY        1997      1998        1998
    ------------------------------------      --------  --------  -------------
                                                                   (UNAUDITED)
Current Liabilities:
  Accounts payable and accrued liabilities... $ 85,331  $110,485    $108,902
  Current portion of long-term debt..........   22,266     2,440       2,440
  Other current liabilities..................      446       916         907
                                              --------  --------    --------
    Total current liabilities................  108,043   113,841     112,249
                                              --------  --------    --------
Noncurrent Liabilities:
  Long-term debt.............................  511,101   554,950     588,000
  Deferred income taxes......................    8,982       --          --
  Other long-term liabilities................    2,015     3,020       3,429
                                              --------  --------    --------
    Total noncurrent liabilities.............  522,098   557,970     591,429
                                              --------  --------    --------
Commitments and Contingencies................
Stockholder's Equity:
  Common stock, $.01 par value; 1,000 shares
   authorized, issued, and outstanding.......      --        --          --
  Additional paid-in capital.................  179,058   195,324     195,324
  Accumulated deficit........................   (2,146)  (57,579)    (69,226)
                                              --------  --------    --------
    Total stockholder's equity...............  176,912   137,745     126,098
                                              --------  --------    --------
                                              $807,053  $809,556    $829,776
                                              ========  ========    ========

        The accompanying notes are an integral part of these statements.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                         40 WEEKS  52 WEEKS  52 WEEKS    13 WEEKS      13 WEEKS
                          ENDED     ENDED     ENDED        ENDED         ENDED
                         JUNE 29,  JUNE 28,  JUNE 27,  SEPTEMBER 27, SEPTEMBER 26,
                           1996      1997      1998        1997          1998
                         --------  --------  --------  ------------- -------------
                                                        (UNAUDITED)   (UNAUDITED)
Net sales............... $127,629  $652,538  $763,921    $ 203,570     $ 196,640
Costs and expenses:
  Cost of sales.........   74,289   433,707   493,095      129,407       123,508
  Selling, marketing and
   administrative.......   38,110   176,506   237,147       53,827        69,004
  Amortization of
   intangible assets....    7,454     9,540    13,670        3,061         3,004
  Restructuring and
   business integration
   costs................      --        --     39,689        3,445         1,047
                         --------  --------  --------    ---------     ---------
                          119,853   619,753   783,601      189,740       196,563
    Income (loss) from
     operations.........    7,776    32,785   (19,680)      13,830            77
Nonoperating expenses:
  Interest expense......    8,589    33,463    54,581       12,745        14,577
                         --------  --------  --------    ---------     ---------
    (Loss) income before
     income taxes,
     extraordinary
     charge and
     cumulative effect
     of change in
     accounting
     principle..........     (813)     (678)  (74,261)       1,085       (14,500)
(Benefit) provision for
 income taxes...........     (305)      960   (27,419)         908        (5,356)
                         --------  --------  --------    ---------     ---------
    (Loss) income before
     extraordinary
     charge and
     cumulative effect
     of change in
     accounting
     principle..........     (508)   (1,638)  (46,842)         177       (9,144)
Extraordinary charge--
 early debt
 extinguishment, net of
 income tax benefit.....      --        --      8,591        4,154           --
Cumulative effect of
 change in accounting
 principle, net of
 income tax benefit.....      --        --        --           --          2,503
                         --------  --------  --------    ---------     ---------
Net loss................ $   (508) $ (1,638) $(55,433)   $  (3,977)    $ (11,647)
                         ========  ========  ========    =========     =========


        The accompanying notes are an integral part of these statements.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                             COMMON STOCK
                             -------------
                             NUMBER        ADDITIONAL                 TOTAL
                               OF           PAID-IN   ACCUMULATED STOCKHOLDER'S
                             SHARES AMOUNT  CAPITAL     DEFICIT      EQUITY
                             ------ ------ ---------- ----------- -------------
Balance at September 25,
 1995.......................   --    $--    $    --    $    --      $    --
  Capital contribution on
   September 25, 1995....... 1,000    --      60,000        --        60,000
  Net loss..................   --     --         --        (508)        (508)
                             -----   ----   --------   --------     --------
Balance at June 29, 1996.... 1,000    --      60,000       (508)      59,492
  Capital contribution......   --     --     119,058        --       119,058
  Net loss..................   --     --         --      (1,638)      (1,638)
                             -----   ----   --------   --------     --------
Balance at June 28, 1997.... 1,000    --     179,058     (2,146)     176,912
  Capital contribution......   --     --      16,266        --        16,266
  Net loss..................   --     --         --     (55,433)     (55,433)
                             -----   ----   --------   --------     --------
Balance at June 27, 1998.... 1,000    --     195,324    (57,579)     137,745
  Net loss (unaudited)......   --     --         --     (11,647)     (11,647)
                             -----   ----   --------   --------     --------
Balance at September 26,
 1998 (unaudited)........... 1,000   $--    $195,324   $(69,226)    $126,098
                             =====   ====   ========   ========     ========


        The accompanying notes are an integral part of these statements.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                         40 WEEKS   52 WEEKS   52 WEEKS     13 WEEKS      13 WEEKS
                           ENDED      ENDED      ENDED        ENDED         ENDED
                         JUNE 29,   JUNE 28,   JUNE 27,   SEPTEMBER 27, SEPTEMBER 26,
                           1996       1997       1998         1997          1998
                         ---------  ---------  ---------  ------------- -------------
                                                           (UNAUDITED)   (UNAUDITED)
Cash Flows from
 Operating Activities:
  Net loss.............. $    (508) $  (1,638) $ (55,433)   $  (3,977)    $(11,647)
    Adjustments:
    Depreciation and
     amortization.......    10,202     29,089     41,297        9,787       10,110
    Deferred income
     taxes..............      (676)    (2,850)   (28,039)         894       (5,356)
    Non-cash
     restructuring and
     business
     integration costs..       --         --      13,847          --           --
    Extraordinary
     charge.............       --         --       8,591        4,154          --
    Cumulative effect of
     change in
     accounting
     principle..........       --         --         --           --         2,503
    Changes in operating
     assets and
     liabilities, net of
     effects from
     purchase of
     confections
     businesses:
      Accounts
       receivable.......   (11,015)     9,316     18,631      (23,074)     (21,849)
      Inventories.......     5,863      8,876    (10,788)        (144)      (3,751)
      Prepaid expenses
       and other
       assets...........     5,900      3,994        278       (2,545)         432
      Accounts payable
       and accrued
       liabilities......    12,342    (13,014)    23,144       12,778       (1,640)
      Income taxes
       payable..........       372     (1,079)       564          (33)          39
      Other
       liabilities......       --        (144)       467         (200)         418
                         ---------  ---------  ---------    ---------     --------
        Net cash
         provided by
         (used in)
         operating
         activities.....    22,480     32,550     12,559       (2,360)     (30,741)
                         ---------  ---------  ---------    ---------     --------
Cash Flows from
 Investing Activities:
  Purchase of
   confections
   businesses, net of
   cash acquired........  (204,388)  (336,191)      (303)         (78)         --
  Capital expenditures..    (8,544)   (31,018)   (27,010)      (4,584)      (5,592)
                         ---------  ---------  ---------    ---------     --------
        Net cash used in
         investing
         activities.....  (212,932)  (367,209)   (27,313)      (4,662)      (5,592)
                         ---------  ---------  ---------    ---------     --------
Cash Flows from
 Financing Activities:
  Net borrowings
   (repayments) on
   revolving credit
   loans................     5,300     31,800    (25,150)      16,471       33,050
  Proceeds from term
   loans and senior
   subordinated notes...   129,500    380,500    545,000      195,000          --
  Repayments of term
   loans and senior
   subordinated notes...       --     (14,613)  (495,387)    (187,500)         --
  Payments for debt
   issuance costs.......    (3,412)   (11,330)   (21,006)      (6,255)        (583)
  Repayment of assumed
   debt.................       --    (139,457)       --           --           --
  Repayment of other
   long-term debt.......       --         --        (440)        (440)         --
  Proceeds from capital
   contribution.........    60,000     90,000     15,000          --           --
                         ---------  ---------  ---------    ---------     --------
        Net cash
         provided by
         financing
         activities.....   191,388    336,900     18,017       17,276       32,467
                         ---------  ---------  ---------    ---------     --------
Increase in cash and
 cash equivalents.......       936      2,241      3,263       10,254       (3,866)
Cash and cash
 equivalents, beginning
 of period..............       --         936      3,177        3,177        6,440
                         ---------  ---------  ---------    ---------     --------
Cash and cash
 equivalents, end of
 period................. $     936  $   3,177  $   6,440    $  13,431     $  2,574
                         =========  =========  =========    =========     ========
Supplemental Cash Flow
 Information:
  Income taxes paid..... $     --   $   4,996  $     493    $      83     $    --
                         =========  =========  =========    =========     ========
  Interest paid......... $   8,631  $  31,585  $  44,228    $   4,800     $ 10,898
                         =========  =========  =========    =========     ========
  Purchase of
   confections
   businesses, net of
   cash acquired
  Assets acquired....... $(206,074) $(586,920) $  (1,447)   $  (1,238)    $    --
  Liabilities assumed...     1,686    221,671      1,144        1,160          --
  Capital contribution..       --      29,058        --           --           --
                         ---------  ---------  ---------    ---------     --------
  Cash consideration.... $(204,388) $(336,191) $    (303)   $     (78)    $    --
                         =========  =========  =========    =========     ========

        The accompanying notes are an integral part of these statements.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

  Favorite Brands International, Inc. (Company), a wholly-owned subsidiary of Favorite Brands International Holding Corp. (Holdings), manufactures and distributes candy and confection products primarily in North America. The Company was incorporated in Delaware on July 7, 1995, and commenced operations on September 25, 1995, when it acquired certain tangible and intangible assets of a confections manufacturer and distributor for approximately $200 million, plus the assumption of certain liabilities.

2. ACQUISITIONS

  During fiscal 1997, the Company made five acquisitions for a total purchase price, including assumed debt, of approximately $500 million. A summary of these acquisitions is as follows (dollars in millions):

                        NAME                     ACQUISITION DATE PURCHASE PRICE
                        ----                     ---------------- --------------
      Farley Candy Company                       August 30, 1996       $204
      Sathers Inc. and Sather Trucking Corpora-
       tion                                      August 30, 1996        107
      Kidd & Company, Inc.                       August 30, 1996         30
      Dae Julie, Inc.                            January 27, 1997        42
      Mederer Corporation                        April 1, 1997          117


  All acquisitions have been accounted for as purchases and, accordingly, the purchase prices were allocated to the specific assets and liabilities based upon their fair market values, except for the Kidd & Company, Inc. (Kidd) acquisition. On June 16, 1996, Holdings' controlling stockholder acquired the stock of Kidd for approximately $30 million. The Company acquired the stock of Kidd from the controlling stockholder on August 30, 1996. Accordingly, Kidd's net assets were recorded by the Company on August 30, 1996 at the controlling stockholder's net book value of $30 million.

  Unaudited pro forma information with respect to the Company as if the acquisitions had occurred on September 25, 1995 is as follows (dollars in thousands):

                               (UNAUDITED)    (UNAUDITED)
                              40 WEEKS ENDED 52 WEEKS ENDED
                              JUNE 29, 1996  JUNE 28, 1997
                              -------------- --------------
             Net sales.......    $555,404       $812,831
             Net income......      21,120          2,809

  Holdings contributed $119.1 million of additional capital during fiscal 1997 in conjunction with these acquisitions. This amount includes $29.1 million of Holdings stock issued to the seller of Farley Candy Company.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) Effective at the close of business on the dates indicated below, the following mergers took place:

      DATE                COMPANY              WAS MERGED WITH AND INTO              SURVIVING CORPORATION
      ----                -------              ------------------------              ---------------------
December 31, 1996  Kidd and Company, Inc. Favorite Brands International, Inc. Favorite Brands International, Inc.
December 31, 1997  Dae Julie, Inc.        Farley Candy Company                Farley Candy Company
December 31, 1997  Mederer Corporation    Trolli Inc.                         Trolli Inc.
March 31, 1998     Farley Candy Company   Favorite Brands International, Inc. Favorite Brands International, Inc.
March 31, 1998     Sathers Inc.           Favorite Brands International, Inc. Favorite Brands International, Inc.


3. SIGNIFICANT ACCOUNTING POLICIES

 Fiscal Year End

  The Company's fiscal year ends on the Saturday immediately preceding June 30 and generally includes 52 weeks of operations. The fiscal year for the period from September 25, 1995 (inception of operations) through June 29, 1996 includes 40 weeks.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany accounts and transactions are eliminated. Certain prior period amounts have been reclassified to conform to fiscal 1998 presentation.

 Revenue Recognition

  Revenues are recognized when products are shipped, and are shown net of discounts (other than trade spending), returns and unsalables.

 Cash and Cash Equivalents

  All highly liquid debt instruments purchased with an initial maturity of three months or less are considered to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost, determined using the first in, first out (FIFO) method, or market.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method and the following estimated useful lives:

      Buildings..................................................... 35-40 years
      Machinery and equipment.......................................  3-20 years

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Intangible Assets

  Intangible assets, consisting primarily of goodwill and deferred financing fees, are amortized on a straight-line basis over 40 years and the terms of the related indebtedness which range from 7 to 10 years, respectively.

 Long-Lived Assets

  In the event that facts and circumstances indicate that the Company's long-lived assets may be impaired, an evaluation of recoverability must be performed. The Company makes such evaluations by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write down to market value or discounted cash flow is required.

 Income Taxes

  Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets arising from temporary differences and net operating losses will not be realized.

 Risks and Uncertainties

  The Company operates primarily in the United States and is subject to varying degrees of risk and uncertainty. The Company insures its business and assets against insurable risks in a manner that it deems appropriate. The Company believes that the risk of loss from noninsurable events would not have a material adverse effect on its operations as a whole.

  Sugar, corn syrup, gelatin, and starch are the Company's principal raw materials. The prices of these items vary and may influence the Company's financial results.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fair Value of Financial Instruments

  The carrying amounts reported in the consolidated balance sheet for current assets and liabilities approximate fair value due to the immediate or short-term maturity of these financial instruments.

  The recorded value of long-term debt and related interest rate contracts, which were designated as hedges, approximated fair value as of June 28, 1997 when considering the then prevailing interest rate environment. The estimated fair value of the Company's debt and related interest rate contracts at June 27, 1998 was $541.8 million, which differs from the carrying amount of $557.4 million.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 Interim Financial Information

  Interim financial information for the 13 weeks ended September 27, 1997 and September 26, 1998 included herein is unaudited; however, in the opinion of the Company, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the 13 weeks ended September 26, 1998 are not necessarily indicative of the results to be expected for the year.

 Recent Accounting Pronouncements

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement 131, "Disclosure about segments of an enterprise and related information," which requires adoption in fiscal 1999. Statement 131 requires companies to report segment information based on how management disaggregates its business for evaluating performance and making operating decisions. The Company has reviewed Statement 131 and anticipates that it will report as a single segment after adoption of such statement.

  In 1998, the FASB issued Statement 133, "Accounting for derivative instruments and hedging activities," which requires adoption in fiscal 2000. Statement 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company believes that the adoption of Statement 133 will not have a material impact on its financial reporting.

4. RESTRUCTURING AND BUSINESS INTEGRATION COSTS

  The Company recorded a $39.7 million charge for restructuring and business integration costs during the year ended June 27, 1998. The nature of these costs is discussed below.

  During fiscal 1998, the Company began to integrate the acquired companies through various initiatives including consolidation of production facilities, reorganization of certain supply chain functions, integration of certain sales, marketing, and customer service functions, and integration of certain information systems. As a result of these activities, the Company incurred the following business integration charges during fiscal 1998, of which $13.6 million was paid as of fiscal year end (dollars in thousands):

      Staff consolidation and related costs............................ $ 7,372
      Manufacturing integration costs..................................   4,902
      Distribution and warehouse consolidation costs...................   6,594
      SKU rationalization costs........................................   1,858
      Technology licensing costs.......................................   1,685
      Strategic acquisitions not pursued...............................   1,284
                                                                        -------
                                                                        $23,695
                                                                        =======

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  In addition to the integration activities discussed above, the Board of Directors approved a restructuring of the Company's operations during fiscal year 1998. The restructuring, which management expects to be completed by fiscal 2000, includes (i) rationalizing certain production facilities and outsourcing production of certain candy products and (ii) further consolidating the distribution network by reducing the number of distribution centers used by the Company. In connection with these activities, the Company recorded the following restructuring charges during fiscal 1998 (dollars in thousands):

      Loss on impairment of property, plant, and equipment.............. $13,847
      Termination benefits for approximately 500 plant employees........   1,250
      Plant closing costs...............................................     897
                                                                         -------
                                                                         $15,994
                                                                         =======

5. INVENTORIES

  Inventories consist of (dollars in thousands):

                                                    JUNE    JUNE
                                                     28,     27,   SEPTEMBER 26,
                                                    1997    1998       1998
                                                   ------- ------- -------------
                                                                    (UNAUDITED)
      Raw materials............................... $21,945 $22,748   $ 23,931
      Work-in-process.............................  16,610  19,521     15,798
      Finished goods..............................  49,155  55,963     62,254
                                                   ------- -------   --------
                                                   $87,710 $98,232   $101,983
                                                   ======= =======   ========

6. INTANGIBLE ASSETS

  Intangible assets, which are shown net of accumulated amortization of $18.9 million and $29.0 million, respectively, consist of (dollars in thousands):

                                                              JUNE 28, JUNE 27,
                                                                1997     1998
                                                              -------- --------
      Goodwill............................................... $349,863 $342,511
      Deferred financing fees................................   12,951   19,824
      Other..................................................    4,553    4,440
                                                              -------- --------
                                                              $367,367 $366,775
                                                              ======== ========

  In connection with the acquisitions made during fiscal 1997 and related synergies, management revised its estimated useful life for goodwill from fifteen years to forty years on August 30, 1996. This revision has been accounted for prospectively and resulted in reduced amortization expense of $4.9 million in the fiscal year ended June 28, 1997.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities consist of (dollars in thousands):

                                                               JUNE
                                                                28,   JUNE 27,
                                                               1997     1998
                                                              ------- --------
      Accounts payable....................................... $43,645 $ 45,654
      Accrued liabilities:
        Restructuring termination benefits and plant closing
         costs...............................................     --     2,147
        Payroll and related taxes............................  15,617   13,616
        Trade promotions.....................................  11,577   17,958
        Interest.............................................   1,850   10,749
        Other................................................  12,642   20,361
                                                              ------- --------
                                                              $85,331 $110,485
                                                              ======= ========

8. COMMITMENTS AND CONTINGENCIES

 Operating Leases

  Certain land, buildings, and equipment are leased under noncancelable operating leases. Certain leases for facilities contain renewal options and require additional payments for maintenance charges and are subject to periodic escalation charges.

  Total minimum rental commitments under noncancelable operating leases at June 27, 1998 are: 1999--$5.5 million; 2000--$5.0 million; 2001--$4.1 million;
2002--$3.5 million; 2003--$3.1 million; and thereafter--$21.6 million.

  Rental expense amounted to $0.2 million, $6.3 million and $6.6 million for the fiscal years ended June 29, 1996, June 28, 1997 and June 27, 1998, respectively.

 Litigation

  From time to time, the Company and its subsidiaries are named as defendants in various lawsuits resulting from the ordinary course of business. Although the outcome of any legal proceeding cannot be predicted with certainty, the Company does not expect these lawsuits to materially impact its financial condition.

9. BENEFIT PLANS

  During fiscal 1996, the Company established a 401(k) defined-contribution benefit plan (Plan) for salaried and hourly employees. In order to participate in the Plan, employees must be at least 21 years old and have worked at least 1,000 hours during the first 12 months of employment. Each employee may contribute from 1% to 15% of their eligible wages into the Plan. The Company matches 50% of each employee's contributions to the Plan up to a maximum matching contribution of 3% of the employee's eligible wages. In addition, the Company may make a discretionary profit-sharing contribution to the Plan. Total contributions to the Plan were $.6 million, $1.9 million and $3.2 million for the fiscal years ended June 29, 1996, June 28, 1997 and June 27, 1998.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. LONG-TERM DEBT

  Long-term debt consists of (dollars in thousands):

                                                             JUNE 28, JUNE 27,
                                                               1997     1998
                                                             -------- --------
Revolving Credit Loans...................................... $ 37,100 $ 11,950
Senior term loan payable ("Term B Loans"), principal due
 quarterly through May 2005.................................      --   150,000
10.75% Senior notes payable, principal due May 2006.........      --   200,000
10.25% Senior subordinated notes payable, principal due
 August 2007................................................      --   195,000
Senior notes payable ("Old Term A Loans"), principal due
 quarterly through August 2003..............................  196,875      --
Senior notes payable ("Old Term B Loans"), principal due
 quarterly through August 2004..............................  193,637      --
Senior notes payable ("Old Term C Loans"), principal due
 quarterly through February 2005............................   59,875      --
11.125% Senior subordinated notes payable ("Old Senior
 Subordinated Notes"), principal due April 2007.............   45,000      --
Other.......................................................      880      440
                                                             -------- --------
                                                              533,367  557,390
Less current portion........................................   22,266    2,440
                                                             -------- --------
                                                             $511,101 $554,950
                                                             ======== ========

  Aggregate maturities of long-term debt over the next five fiscal years are as follows: 1999--$2.4 million; 2000--$2.0 million; 2001--$2.0 million; 2002--$2.0 million; and 2003--$2.0 million.

  During fiscal year 1997, the Company entered into a credit agreement ("Old Senior Credit Agreement") which provided for $200 million of Old Term A Loans, $195 million of Old Term B Loans, $60 million of Old Term C Loans, and $60 million of Old Revolving Credit Loans. The Company also borrowed $45 million of Old Senior Subordinated Notes pursuant to a senior subordinated note agreement.

  In August 1997, the Company borrowed $150 million ("Senior Subordinated Notes") pursuant to a second senior subordinated note agreement ("Senior Subordinated Note Agreement"). Funds from the Senior Subordinated Notes were used to prepay $142.5 million of term indebtedness outstanding under the Old Senior Credit Agreement, plus loan fees and accrued interest. In September 1997, the Company amended its Senior Subordinated Note Agreement to increase its borrowings under this agreement from $150 million to $195 million; the amended Senior Subordinated Note Agreement retained substantially all of its original terms. The $45 million in new borrowings were used to extinguish the Old Senior Subordinated Notes. As a result of these early debt extinguishments, the Company recorded a $4.2 million extraordinary charge, net of $2.7 million in income tax benefits.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Senior Subordinated Note Agreement, as amended, includes certain restrictions including, but not limited to, further borrowings, capitalized leases, certain asset dispositions, making certain loans and investments, and the payment of dividends. The Senior Subordinated Note Agreement also contains a provision that the Company expects will increase the per annum interest by 1.0% beginning on October 1, 1998.

  In February 1998, the Company entered into a letter agreement ("Letter Agreement") and a related promissory note ("Promissory Note") with a commercial bank ("Bank") under which it could borrow up to $19 million. All amounts outstanding on the Promissory Note, plus accrued interest, were repaid in conjunction with the Refinancing discussed below. In connection with this loan, Holdings' controlling stockholder entered into certain agreements with the Bank. In consideration for these agreements, Holdings issued a ten year warrant to purchase 18,666 shares of its common stock at a price of $89.57 per share to the stockholder. The $1.0 million fair market value of the warrant was recorded as expense and paid-in capital during the fiscal year ended June 27, 1998.

  In May 1998, the Company entered into a credit agreement ("Senior Credit Agreement") which provided for $150 million of Term B Loans and $75 million of Revolving Credit Loans. The Company also borrowed $200 million ("Senior Notes") pursuant to an indenture ("Indenture"). In addition, Holdings sold 166,667 shares of common stock for $15 million at the time of these borrowings and contributed these proceeds to the Company. Collectively, these transactions are referred to as the Refinancing. Funds from the Refinancing were used to prepay all indebtedness outstanding under the Old Senior Credit Agreement, plus accrued interest, repay the Promissory Note discussed above, and for general corporate purposes. As a result of this early debt extinguishment, the Company recorded a $4.4 million extraordinary charge, net of $2.9 million in income tax benefits.

  The Senior Credit Agreement contains covenants that require the Company to comply with specified financial ratios and satisfy certain financial measures, including minimum interest coverage, maximum leverage, and minimum fixed charge coverage ratios. In addition, the Senior Credit Agreement and the Indenture contain covenants relating to, among other things, (i) the incurrence of additional indebtedness (subject to certain permitted indebtedness, as defined), (ii) the payment of dividends on, and redemption of, capital stock of the Company and its restricted subsidiaries (as defined) and the redemption of certain subordinated obligations of the Company and its subsidiaries, (iii) investments, (iv) sales of assets, (v) sales of subsidiary stock (as defined),
(vi) transactions with affiliates, (vii) sale-leaseback transactions, (viii) liens, (ix), lines of business, (x) consolidations, mergers and transfers of substantially all of its assets and (xi) distributions from restricted subsidiaries (as defined).

  Loans under the Senior Credit Agreement are periodically designated, at management's election, as Prime Rate loans, payable quarterly, or London Interbank Offering Rate ("LIBOR") loans,

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED) payable in maturities of one, two, three, or six months. Each type of term loan bears interest at the designated rate plus an applicable margin based on the Company achieving defined financial ratios. The applicable interest rate was 8.19% on the Revolving Credit Loans and 8.69% on the Term B Loans as of June 27, 1998.

  Revolving credit loans have been classified as long-term liabilities since the Company has the ability, and the intent, to maintain these facilities for longer than one year.

  The Company terminated several existing interest rate swap agreements in conjunction with the Refinancing. As a result, a $1.5 million termination charge was recorded as interest expense during the fiscal year ended June 27, 1998. The remaining interest rate swap agreements were marked-to-market at the time of the Refinancing and resulted in an additional $0.9 million charge to interest expense during the year ended June 27, 1998. The two remaining interest rate swap agreements are summarized below (dollars in thousands):

                                                                FIXED   VARIABLE
                                                      PRESENT  INTEREST INTEREST
                                                      NOTIONAL   RATE     RATE
  DATE                                         TERM    AMOUNT    PAID   RECEIVED
  ----                                        ------- -------- -------- --------
December 1996................................ 3 years $81,730   6.26%    5.69%

  The variable rate is adjusted quarterly based on 3-month LIBOR rates. The Company anticipates the counterparties to the swap agreements will fully perform on their obligations. The Company accounts for these agreements as hedges.

11. INCOME TAXES

  The provision for income taxes consists of the following (dollars in thousands):

                                                    40 WEEKS 52 WEEKS 52 WEEKS
                                                     ENDED    ENDED    ENDED
                                                    JUNE 29, JUNE 28, JUNE 27,
                                                      1996     1997     1998
                                                    -------- -------- --------
      Current:
        Federal....................................  $ 368    $(129)  $    --
        State......................................      3      123        620
                                                     -----    -----   --------
                                                       371       (6)       620
                                                     -----    -----   --------
      Deferred:
        Federal....................................   (593)     845    (24,534)
        State......................................    (83)     121     (3,505)
                                                     -----    -----   --------
                                                      (676)     966    (28,039)
                                                     -----    -----   --------
          Total (benefit) provision for income
           taxes...................................  $(305)   $ 960   $(27,419)
                                                     =====    =====   ========

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Deferred income taxes consist of (dollars in thousands):

                                                               JUNE 28, JUNE 27,
                                                                 1997     1998
                                                               -------- --------
      Deferred tax assets:
        Allowance for doubtful accounts....................... $ 1,477  $   365
        Accrued promotions....................................   3,022    2,343
        Accrued expenses......................................   3,228    8,045
        Restructuring reserves................................     --     5,622
        Net operating loss carryforwards......................  13,595   43,176
        Other.................................................     207    2,564
                                                               -------  -------
          Deferred tax assets.................................  21,529   62,115
                                                               -------  -------
      Deferred tax liabilities:
        Accelerated depreciation..............................   6,970    8,449
        Goodwill amortization.................................   3,295    6,859
        Other.................................................   1,302    1,579
                                                               -------  -------
          Deferred tax liabilities............................  11,567   16,887
                                                               -------  -------
          Net deferred tax asset.............................. $ 9,962  $45,228
                                                               =======  =======

  The Company is included in the consolidated income tax return filed by Holdings. There is no tax sharing agreement between the Company and Holdings. For financial reporting purposes, the Company has computed its provision for income taxes on a separate return basis in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

  The Company has a $43.2 million deferred tax asset recorded as of June 27, 1998, reflecting the benefit of $107.9 million in net operating loss carryforwards which expire in varying amounts between 2011 and 2013. This benefit will be realized to the extent the Company generates sufficient taxable income prior to the expiration dates of the loss carryforwards. The Company believes it is more likely than not that all of the deferred tax asset will be realized based on estimated future taxable income.

  The provision (benefit) for income taxes differs from the amount of income tax provision (benefit) computed by applying the United States federal income tax rate to income before income taxes. A reconciliation of the differences is as follows (dollars in thousands):


                                  40 WEEKS ENDED 52 WEEKS ENDED 52 WEEKS ENDED
                                  JUNE 29, 1996  JUNE 28, 1997  JUNE 27, 1998
                                  -------------- -------------- --------------
      Computed statutory tax
       provision.................     $(285)         $ (237)       $(25,991)
      Increase (decrease)
       resulting from:
        Nondeductible
         depreciation and
         amortization............         8           1,006              47
        State and local taxes....       (35)            112          (1,813)
        Nondeductible meals and
         entertainment...........         4              79              88
        Other, net...............         3             --              250
                                      -----          ------        --------
          Provision (benefit) of
           income taxes..........     $(305)         $  960        $(27,419)
                                      =====          ======        ========

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
12. STOCK OPTION PLAN

  Holdings has a stock option plan pursuant to which its Board of Directors is authorized to grant options to employees to purchase up to 250,000 shares of Holdings' common stock. These options generally expire 10 years from grant (5 years for stockholders with aggregate holdings of 10% or greater) and generally vest ratably over four years. Options are granted at fair value, which has historically been generally determined by the most recent purchase price of Holdings' common stock prior to the date of grant.

  Information with respect to options granted under this plan is as follows:

                                                     OPTION PRICE PER  NUMBER OF
                                                          SHARE         SHARES
                                                    ------------------ ---------
Balance at June 29, 1996...........................            $ 50.25   71,500
                                                                        -------
  Granted.......................................... $89.57 to  $105.00  108,736
  Exercised........................................ $50.25 to  $ 89.57   (5,186)
  Forfeited........................................ $50.25 to  $ 89.57   (9,814)
                                                                        -------
Balance at June 28, 1997........................... $50.25 to  $105.00  165,236
                                                                        -------
  Granted..........................................            $105.00   99,982
  Exercised........................................ $50.25 to  $ 89.57   (9,723)
  Forfeited........................................ $50.25 to  $105.00  (15,655)
                                                                        -------
Balance at June 27, 1998........................... $50.25 to  $105.00  239,840
                                                                        =======
  Exercisable at June 27, 1998..................... $50.25  to $105.00  103,715
                                                                        =======
  Weighted-Average Grant Date Minimum Value........ $13.25  to $ 26.44

  The minimum value of the options at the date-of-grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions: expected life--5 years; interest rate--6.5% for 1997 and 1998; and no dividend yield.

  The Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock option plan. No compensation expense has been recognized for all options granted. If compensation cost for the stock plan had been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been (dollars in thousands):

                                       YEAR ENDED    YEAR ENDED    YEAR ENDED
                                      JUNE 29, 1996 JUNE 28, 1997 JUNE 27, 1998
                                      ------------- ------------- -------------
      Net loss--as reported..........    $(508)       $(1,638)      $(55,433)
      Net loss--pro forma............    $(604)       $(2,590)      $(56,123)

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

13. RELATED PARTY TRANSACTIONS

  From time to time, the Company engages certain stockholders and other related parties to provide acquisition, financing and other related services. During fiscal years 1997 and 1998, such fees totaled approximately $4.8 million and $6.6 million, respectively.

14. CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMER

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places cash and cash equivalents with high-quality financial institutions which are federally insured up to prescribed limits. The Company monitors the credit quality of its customers and maintains an allowance for potential credit losses which, historically, has been adequate.

  A single customer and its affiliates accounted for approximately 17% of net sales for both the fiscal years ended June 28, 1997 and June 27, 1998. This customer accounted for approximately 20% and 10% of accounts receivable at June 28, 1997 and June 27, 1998, respectively.

15. SUPPLEMENTAL GUARANTOR INFORMATION

  Sather Trucking Corp. and Trolli, Inc. (collectively, the "Guarantors"), wholly-owned subsidiaries of the Company, have unconditionally guaranteed, jointly and severally, the payment of principal, interest, and premium, if any, on the Senior Notes, Senior Subordinated Notes, and all other obligations under the respective Indentures. Sather Trucking Corp. and Trolli, Inc. were acquired on August 30, 1996 and April 1, 1997, respectively. The selected summarized financial information for the Guarantors presented below reflects the fiscal periods subsequent to the dates each guarantor was acquired.

                                                             JUNE 28,  JUNE 27,
                                                               1997      1998
                                                             --------  --------
      Net sales............................................. $ 44,995  $106,922
      Income from operations................................    2,107    10,679
      Net loss..............................................   (1,285)   (2,648)
      Current assets........................................ $ 21,453  $ 38,605
      Property, plant and equipment, net....................   35,004    38,289
      Other assets..........................................   88,119    85,888
                                                             --------  --------
      Total assets.......................................... $144,576  $162,782
                                                             ========  ========
      Current liabilities................................... $ 20,801  $ 42,195
      Noncurrent liabilities................................  105,118   104,578
                                                             --------  --------
      Total liabilities.....................................  125,919   146,773
      Stockholder's equity..................................   18,657    16,009
                                                             --------  --------
      Total liabilities and stockholder's equity............ $144,576  $162,782
                                                             ========  ========

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

   (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS INTERNATIONAL HOLDING CORP.)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

16. SUBSEQUENT EVENTS--(UNAUDITED)

Amendment of Senior Credit Agreement

  An amendment to the Company's Senior Credit Agreement was approved on September 25, 1998 and became effective in October 1998 this amendment (i) reset certain financial covenants through fiscal 2001, (ii) deleted certain other financial covenants, (iii) changed certain definitions, and (iv) increased the borrowing spread by 0.25 percent. The amendment was sought to avoid a potential future default under the covenants. In connection with the amendment, (i) Holdings' controlling stockholder agreed to loan the Company $17.0 million (the "Sponsor Loan"--terms of which are described further below), and (ii) the Company paid an amendment fee.

  The Sponsor Loan ranks senior unsecured and matures on November 20, 2005; the Sponsor Loan accrues interest at a 10% rate per annum due and payable on the maturity date. In connection with the Sponsor Loan, Holdings' controlling stockholder also received a ten-year warrant ($3.9 million estimated fair market value) to purchase 77,500 shares of Holdings' common stock at $0.01 per share.

  On October 1, 1998, the interest rate on the Company's $195 million Senior Subordinated Notes increased by 1% (from 10.25% to 11.25%) because the Company was unable to obtain a rating on such notes of at least B- from Standard & Poor's Ratings Service and B3 from Moody's Investors Service, Inc. The Senior Subordinated Notes are rated CCC+ from Standard & Poor's Rating Service and Caa1 from Moody's Investors Service.

Cumulative effect of change in accounting principle

  During the first quarter of fiscal 1999, the Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" which required the Company to write off unamortized start-up costs of $2.5 million, which amount is net of $1.7 million in income tax benefits.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Farley Candy Company

  In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Farley Candy Company at August 30, 1996, and the results of its operations and its cash flows for the 52 weeks then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          Price Waterhouse LLP

Chicago, Illinois
April 22, 1998

                              FARLEY CANDY COMPANY

                                 BALANCE SHEET

                                AUGUST 30, 1996

                                ASSETS
                                ------
Current Assets:
  Cash................................................................ $  1,002,187
  Trade receivables, less allowance of $7,812,683.....................   33,199,767
  Inventories, less allowance of $831,123
    Finished products.................................................   26,819,453
    Raw materials and work in process.................................   13,652,389
  Prepaid expenses and other current assets...........................    5,942,306
                                                                       ------------
      Total current assets............................................   80,616,102
                                                                       ------------
Property, plant, and equipment:
  Land, buildings, and improvements...................................   21,358,484
  Machinery and equipment.............................................   89,171,871
                                                                       ------------
Total property, plant, and equipment..................................  110,530,355
  Less: Accumulated depreciation......................................  (54,559,769)
                                                                       ------------
  Property, plant, and equipment......................................   55,970,586
                                                                       ------------
Other assets..........................................................    1,687,215
                                                                       ------------
Total assets.......................................................... $138,273,903
                                                                       ============
                 LIABILITIES AND STOCKHOLDERS' EQUITY
                 ------------------------------------
Current Liabilities:
  Accounts payable.................................................... $ 13,702,190
  Accrued legal costs.................................................   11,050,000
  Accrued compensation and employee benefits..........................    7,168,500
  Other accrued costs.................................................    6,276,292
  Current portion of long-term debt...................................   18,671,908
  Income taxes payable................................................      402,139
                                                                       ------------
      Total current liabilities.......................................   57,271,029
                                                                       ------------
Long-term debt, less current portion..................................   57,565,355
                                                                       ------------
Total liabilities.....................................................  114,836,384
                                                                       ------------
Stockholders' equity..................................................
  Common stock, Class A; par value, $50 per share; authorized 2,500
   shares; issued, 100 shares.........................................        5,000
  Common stock, Class B; par value, $1 per share; authorized 100
   shares; issued, 2 shares...........................................            2
  Additional paid-in capital..........................................      487,452
  Retained earnings...................................................   22,945,065
                                                                       ------------
Total stockholders' equity............................................   23,437,519
                                                                       ------------
Total liabilities and stockholders' equity............................ $138,273,903
                                                                       ============

        The accompanying notes are an integral part of these statements.

                              FARLEY CANDY COMPANY

                 STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                     FOR THE 52 WEEKS ENDED AUGUST 30, 1996

Net sales........................................................ $283,834,275
Cost of product sales............................................  204,950,289
                                                                  ------------
Gross profit.....................................................   78,883,986
Operating expenses:
  Selling, marketing and administrative..........................   82,572,255
                                                                  ------------
Operating loss...................................................   (3,688,269)
Other expense:
  Interest.......................................................    6,654,303
  Other..........................................................      108,270
                                                                  ------------
Loss before income taxes.........................................  (10,450,842)
State income taxes...............................................      484,941
                                                                  ------------
Net loss.........................................................  (10,935,783)
Retained earnings, beginning of period...........................   35,400,070
Distributions to stockholders....................................   (1,519,222)
                                                                  ------------
Retained earnings, end of period................................. $ 22,945,065
                                                                  ============



        The accompanying notes are an integral part of these statements.

                              FARLEY CANDY COMPANY

                            STATEMENT OF CASH FLOWS

                     FOR THE 52 WEEKS ENDED AUGUST 30, 1996

Operating Activities:
  Net loss....................................................... $(10,935,783)
  Adjustments to reconcile net loss to net cash provided by
   operating activities:
    Depreciation and amortization................................    9,700,885
    Changes in net operating assets and liabilities:
      Trade accounts receivable..................................    2,798,472
      Inventories................................................      582,574
      Prepaid expenses and other assets..........................    2,315,517
      Accounts payable...........................................   (2,827,520)
      Accrued expenses...........................................   15,620,170
      Income taxes payable.......................................      402,139
                                                                  ------------
        Net cash flows provided by operating activities..........   17,656,454
                                                                  ------------
Investing Activities:
  Additions to property, plant, and equipment....................   (6,115,434)
                                                                  ------------
Financing Activities:
  Payments of long-term debt.....................................   (9,760,681)
  Distributions to stockholders..................................   (1,519,222)
                                                                  ------------
        Net cash flows used in financing activities..............  (11,279,903)
                                                                  ------------
Net increase in cash.............................................      261,117
Cash, beginning of period........................................      741,070
                                                                  ------------
Cash, end of period.............................................. $  1,002,187
                                                                  ============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest....................... $  6,699,866
                                                                  ============
  Cash paid during the period for taxes.......................... $    111,426
                                                                  ============


        The accompanying notes are an integral part of these statements.

                              FARLEY CANDY COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Farley Candy Company (the Company) is a manufacturer of general line confections and snack products. The Company sells primarily to retail grocers, mass merchandisers, club stores, and drug chains. Effective August 30, 1996, the Company was acquired by Favorite Brands International, Inc. (FBI). Credit is extended to customers based on management's evaluations of a customer's financial condition.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Inventories

  Inventories are stated at the lower of cost or market using the last in, first out (LIFO) method. If the FIFO method of inventory valuation had been used, inventories would not have differed materially from the amount reported at August 30, 1996.

 Property, Plant and Equipment

  Property, plant, and equipment is recorded at cost. Depreciation and amortization are computed using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

2. ACCOUNTS RECEIVABLE

  Revenues from one major customer constituted approximately 15% of total sales for the 52 weeks ended August 30, 1996, and represented approximately 16% of accounts receivable at August 30, 1996.

3. DEBT

  The Company's debt structure consisted of the following at August 30, 1996:

   Various senior notes due through June 2003 in annual
    installments, interest payable semiannually at rates ranging from 8.01% to 9.62%............................................  $60,000,000
   $15 million revolving credit facility expiring December 1996,
    interest at prime + 0.5% or LIBOR + 2.25%......................    6,150,000
   Industrial revenue bonds 2019, due May 2019, redeemable at holders' option; initial interest at 3.01%, adjusted weekly and
    not to exceed 14%; secured by letter of credit.................    8,500,000
   Other...........................................................    1,587,263
                                                                     -----------
                                                                      76,237,263
   Less: current portion...........................................   18,671,908
                                                                     -----------
   Long-term portion of above obligations..........................  $57,565,355
                                                                     ===========

                              FARLEY CANDY COMPANY

  The senior notes, revolving credit facility, equipment loan and letter of credit are secured by substantially all assets of the Company and a second lien on the Company's stock. Existing agreements place certain restrictions on dividends, require the Company to maintain minimum levels of tangible net worth and working capital, minimum ratios of trade payables to inventory and maximum ratios of liabilities to tangible net worth. The Company was not in compliance with certain financial covenants at August 30, 1996. Substantially all indebtedness was repaid in connection with the Company's acquisition by FBI.

4. COMMITMENTS

  The Company leases manufacturing, warehousing and distribution facilities and equipment under various noncancelable operating lease agreements. Total rental expense on operating leases was $1,970,000 for the 52 weeks ended August 30, 1996. Of this amount, $988,440 pertained to facilities leased either from the Company's majority stockholder or from a group of Company officers. Minimum lease payments under noncancelable operating leases at August 30, 1996 are:
1997--$1.9 million; 1998--$1.9 million; 1999--$1.8 million; 2000--$1.7 million;
and 2001--$1.7 million; and thereafter--$3.3 million.

5. INCOME TAXES

  The stockholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code for state and federal income tax purposes. Pursuant to this election, the net income of the Company is generally reportable on the stockholders' individual state and federal income tax returns.

  The provision for income taxes represents various state income taxes.

6. CLASS B COMMON STOCK AND STOCKHOLDER AGREEMENT

  A stockholder agreement in effect for the Class B common shares, all of which are held by Company employees, provides for various restrictions on the purchase and sale of these shares.

7. RETIREMENT BENEFITS

  The Company has a defined-contribution 401(k) plan which covers substantially all employees. The Company matches employee contributions at 50% up to a maximum of 6% of employee compensation. Total Company contributions for the 52 weeks ended August 30, 1996 were $614,000.

8. CONTINGENCIES

  The Company is a defendant in various other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material effect on the financial position of the Company.

                              FARLEY CANDY COMPANY

  In connection with the settlement of certain litigation, the Company recorded approximately $12.2 million of litigation expense during the 52 weeks ended August 30, 1996, which has been included in selling, marketing and administrative expenses.

9. RELATED PARTY TRANSACTIONS

  Pursuant to the Credit Agreement, as amended, governing the revolving facility and equipment loan, a line of credit agreement for up to $5,000,000 with the majority stockholder is secured by a first line on the capital stock of the Company and will be considered in determining the amount available under the revolving credit facility.

  Trade receivables include a $2,472,000 receivable from the Company's majority stockholder. This receivable was repaid on September 6, 1996.

10. SUBSEQUENT EVENT

  The Company was acquired by Favorite Brands International, Inc. effective August 30, 1996.

                          INDEPENDENT AUDITORS' REPORT

                                                                  March 16, 1996

To The Board of Directors and Partners of
Sathers Inc. and Related Entities
Round Lake, Minnesota

  We have audited the accompanying combined balance sheets of Sathers Inc. and Related Entities as of December 30, 1995, and the related combined statements of income, stockholders' equity and partners' capital and cash flows for the fifty-two weeks then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principals used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sathers Inc. and Related Entities as of December 30, 1995, and the combined results of their operations and their combined cash flows for the fifty-two weeks then ended in conformity with generally accepted accounting principles.

                                 Friedman Eisenstein Raemer and Schwartz, LLP
Chicago, Illinois

                       SATHERS INC. AND RELATED ENTITIES

                            COMBINED BALANCE SHEETS

                                                         DECEMBER 30,  JUNE 22,
                                                             1995        1996
                                                         ------------ -----------
                                                                      (UNAUDITED)
                         ASSETS
                         ------
Current Assets
  Cash.................................................. $   232,413  $   329,611
  Accounts receivable, less allowance for uncollectible
   accounts of $100,000.................................   8,391,675   12,372,930
  Inventories...........................................  14,043,254   18,727,823
  Prepaid expenses......................................   1,215,339    1,540,209
                                                         -----------  -----------
      Total Current Assets..............................  23,882,681   32,970,573
                                                         -----------  -----------
Property, Plant and Equipment
  Land..................................................   1,838,134    1,838,134
  Buildings and building improvements...................  18,177,519   18,447,385
  Transportation equipment..............................   4,114,237    3,851,367
  Other equipment.......................................  40,363,581   43,926,582
                                                         -----------  -----------
                                                          64,493,471   68,063,468
  Less: Accumulated depreciation........................  34,268,566   35,763,361
                                                         -----------  -----------
      Net Property, Plant and Equipment.................  30,224,905   32,300,107
                                                         -----------  -----------
Other Assets............................................   1,569,567    1,598,401
                                                         -----------  -----------
                                                         $55,677,153  $66,869,081
                                                         ===========  ===========
           LIABILITIES, STOCKHOLDERS' EQUITY
                 AND PARTNERS' CAPITAL
           ---------------------------------
Current Liabilities
  Bank overdrafts....................................... $ 2,169,526  $ 1,904,048
  Notes Payable
    Stockholders........................................         --     1,335,000
    Bank................................................     965,194    9,259,317
  Current maturities of long-term debt..................   5,005,454    4,464,477
  Accounts payable......................................   3,974,415    8,000,327
  Accrued expenses and distributions payable............  10,471,193   11,113,517
  State income taxes payable............................      48,214       17,739
                                                         -----------  -----------
      Total Current Liabilities.........................  22,633,996   36,094,425
Noncurrent Liabilities
  Long-term debt, less current maturities above.........  15,231,187   13,530,150
                                                         -----------  -----------
      Total Liabilities.................................  37,865,183   49,624,575
                                                         -----------  -----------
Stockholders' Equity and Partners' Capital
  Stockholders' equity
    Common Stock........................................     101,000      101,000
    Paid-in capital.....................................     576,422      576,422
    Retained earnings...................................  14,729,703   14,029,327
  Partners' capital.....................................   2,404,845    2,537,757
                                                         -----------  -----------
      Total Stockholders' Equity and Partners' Capital..  17,811,970   17,244,506
                                                         -----------  -----------
                                                         $55,677,153  $66,869,081
                                                         ===========  ===========

         The accompanying notes are an integral part of this statement.

                       SATHERS INC. AND RELATED ENTITIES

                         COMBINED STATEMENTS OF INCOME

                                            FIFTY-TWO   TWENTY-FIVE TWENTY-FIVE
                                           WEEKS ENDED  WEEKS ENDED WEEKS ENDED
                                           DECEMBER 30,  JUNE 24,    JUNE 22,
                                               1995        1995        1996
                                           ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Net Sales................................. $166,730,263 $76,431,464 $78,660,849
Cost of Sales.............................  138,187,115  63,733,530  65,441,018
                                           ------------ ----------- -----------
Gross Profit..............................   28,543,148  12,697,934  13,219,831
                                           ------------ ----------- -----------
Operating Expenses
  Warehousing.............................    4,794,449   2,242,750   2,319,608
  Selling.................................    5,998,589   3,125,552   3,101,319
  Administrative and general..............    9,652,084   4,829,380   4,825,197
  Other, net..............................       81,334     102,276      15,025
                                           ------------ ----------- -----------
    Total Operating Expenses..............   20,526,456  10,299,958  10,261,149
                                           ------------ ----------- -----------
Operating Income..........................    8,016,692   2,397,976   2,958,682
Interest Expense..........................    2,435,400   1,067,881   1,027,146
                                           ------------ ----------- -----------
Income before State Income Taxes..........    5,581,292   1,330,095   1,931,536
State Income Taxes........................      150,000      36,000      52,000
                                           ------------ ----------- -----------
Net Income................................ $  5,431,292 $ 1,294,095 $ 1,879,536
                                           ============ =========== ===========




         The accompanying notes are an integral part of this statement.

                       SATHERS INC. AND RELATED ENTITIES

       COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

                             STOCKHOLDER'S EQUITY                         TOTAL
                         -----------------------------                STOCKHOLDERS'
                          COMMON  PAID-IN   RETAINED    PARTNERS'      EQUITY AND
                          STOCK   CAPITAL   EARNINGS     CAPITAL    PARTNERS' CAPITAL
                         -------- -------- -----------  ----------  -----------------
BALANCE, January 1,
 1995................... $101,000 $576,422 $13,119,979  $1,679,195     $15,476,596
ADD (DEDUCT)
  Net income............      --       --    4,305,312   1,125,980       5,431,292
  Capital withdrawals
   and S corporation
   distributions........      --       --   (2,695,588)   (400,330)     (3,095,918)
                         -------- -------- -----------  ----------     -----------
BALANCE, December 30,
 1995...................  101,000  576,422  14,729,703   2,404,845      17,811,970
ADD (DEDUCT)
  Net income
   (unaudited)..........      --       --    1,183,282     696,254       1,879,536
  Capital withdrawals
   and S corporation
   distributions
   (unaudited)..........      --       --   (1,883,658)   (563,342)     (2,447,000)
                         -------- -------- -----------  ----------     -----------
BALANCE, June 22, 1996
 (unaudited)............ $101,000 $576,422 $14,029,327  $2,537,757     $17,244,506
                         ======== ======== ===========  ==========     ===========




         The accompanying notes are an integral part of this statement.

                       SATHERS INC. AND RELATED ENTITIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                        FIFTY-TWO
                                       WEEKS ENDED    TWENTY-FIVE   TWENTY-FIVE
                                       DECEMBER 30,   WEEKS ENDED   WEEKS ENDED
                                           1995      JUNE 24, 1995 JUNE 22, 1996
                                       ------------  ------------- -------------
                                                      (UNAUDITED)   (UNAUDITED)
Cash Flows from Operating Activities
  Net Income.......................... $ 5,431,292    $ 1,294,095   $ 1,879,536
  Adjustments to reconcile net income
   to net cash provided by (used for)
   operating activities
    Depreciation and amortization.....   5,649,065      2,601,265     2,366,134
    Gain on disposition of property,
     plant and equipment..............    (136,924)       (18,736)       (9,244)
    Net (increase) decrease in assets
      Accounts receivable.............   1,478,700     (2,006,418)   (3,981,255)
      Inventories.....................    (262,231)    (8,362,127)   (4,684,569)
      Prepaid expenses................    (509,454)      (784,115)     (324,870)
    Net increase (decrease) in
     liabilities
      Accounts payable................    (917,325)     4,688,637     4,025,912
      Accrued expenses, other than
       distributions payable..........     880,567      1,051,159       959,730
      State income taxes payable......     (26,739)       (86,521)      (30,475)
                                       -----------    -----------   -----------
        Net Cash Provided by (Used
         for) Operating Activities....  11,586,951     (1,622,761)      200,899
                                       -----------    -----------   -----------
Cash Flows from Investing Activities
  Additions to property, plant and
   equipment..........................  (4,977,904)    (3,095,152)   (4,330,306)
  Proceeds from sale of property,
   plant and equipment................     471,923         31,793         8,975
  Payment for stockholder life
   insurance policy premiums..........    (213,170)      (140,024)     (139,595)
  Additions to intangibles............    (120,951)       (47,917)          --
                                       -----------    -----------   -----------
        Net Cash Used for Investing
         Activities...................  (4,840,102)    (3,251,300)   (4,460,926)
                                       -----------    -----------   -----------
Cash Flows from Financing Activities
  Net payments of bank overdrafts.....    (443,723)    (1,138,159)     (265,478)
  Net borrowings under (payments of)
   line of credit agreement...........  (2,318,973)     5,547,012     8,294,123
  Net borrowings under notes payable..         --       1,125,000     1,335,000
  Proceeds from issuance of long-term
   debt...............................   4,226,000      4,226,000           --
  Principal payments on long-term
   debt...............................  (4,775,897)    (1,875,095)   (2,242,014)
  Partners' capital withdrawals.......    (400,330)      (350,330)     (563,342)
  S corporation distributions.........  (3,025,817)    (2,506,740)   (2,201,064)
  Deferred loan costs.................      (7,673)        (7,673)          --
                                       -----------    -----------   -----------
        Net Cash (Used for) Provided
         by Financing Activities......  (6,746,413)     5,020,015     4,357,225
                                       -----------    -----------   -----------
Net Increase in Cash..................         436        145,954        97,198
Cash
  Beginning of period.................     231,977        231,977       232,413
                                       -----------    -----------   -----------
  End of period....................... $   232,413    $   377,931   $   329,611
                                       ===========    ===========   ===========
Supplemental disclosures of cash flow
 information
  Cash paid during the year for
    Interest.......................... $ 2,423,763    $   934,913   $   932,364
    State income taxes, net of
     refunds..........................     176,739        122,521        82,474
Supplemental Disclosure of Noncash
 Investing and Financing Activities
  The Company declared dividends
   (distributions) of which $344,324
   were unpaid at December 30, 1995

         The accompanying notes are an integral part of this statement.

                       SATHERS INC. AND RELATED ENTITIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

 Principles of Combination

  The unaudited combined financial statements for the twenty-five weeks ended June 24, 1995 and June 22, 1996 have been prepared pursuant to the rules and regulations of the SEC. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal recurring nature.

  The unaudited results of operations for the twenty-five weeks ended June 24, 1995 and June 22, 1996 are not necessarily indicative of the results that may be achieved for the entire fifty-two weeks ended December 30, 1995 and December 28, 1996, respectively. The Companies experience fluctuations in sales based on seasonal demands for their food products. These variations affect interim financial results as compared to the entire fiscal year.

  The accompanying combined financial statements include:

                   TYPE OF
     NAME          ENTITY              PRINCIPAL BUSINESS ACTIVITY
     ----          -------             ---------------------------
Sathers Inc.     A Delaware  Manufactures, packages and distributes food
                 Corporation  products at wholesale. Sales are nationwide
                              and are primarily made on credit.
                              Approximately 11% of sales and 12% of
                              accounts receivable are represented by one
                              customer in 1995.
Sather Trucking  An Iowa     Provides trucking service to Sathers Inc. and
 Corporation     Corporation  other non-related companies.
Sather Realty    A Minnesota Owns and leases land, buildings and equipment to
 Company         Partnership  Sathers Inc. and Sather Trucking Corporation.

                                                                        AMOUNT
                                                                       --------
Sathers Inc.
  Class A voting, $1 par value, 1,000 shares authorized,
   500 shares issued and outstanding.................................. $    500
  Class B nonvoting, $1 par value, 100,000 shares authorized, issued and outstanding....................................................  100,000
Sather Trucking Corporation
  $1 par value, 10,000 shares authorized, 500 shares issued and
   outstanding........................................................      500
                                                                       --------
    Total............................................................. $101,000
                                                                       ========

  The above entities, referred to collectively as the Companies are under the common ownership and management of the Sather Family; however, the interests of the individual partners and stockholders may vary among the above entities. All significant intercompany transactions and balances have been eliminated from the combined financial statements. The Companies maintain a 52-53 week fiscal year ending on the Saturday nearest to December 31.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts

                       SATHERS INC. AND RELATED ENTITIES
of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories

  Inventories are valued using the last-in, first-out (LIFO) method of determining inventory costs. Inventories are not priced in excess of market. (See Note 3.)

 Other Assets

  A noncompete agreement, purchased at a cost of $800,000, is being amortized by use of the straight-line method over a period of five years. The balance, net of amortization, was $144,889 and $72,444 at December 30, 1995 and June 22, 1996 (unaudited), respectively.

  In addition, other assets include premium advances collateralized by cash surrender values of life insurance (see Note 8) and certain deferred costs.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation charges are computed based on estimated useful lives using the straight-line method for financial reporting purposes. The useful lives of the principal asset categories are shown below:

      DESCRIPTION                                                          YEARS
      -----------                                                          -----
      Buildings and building improvements................................. 10-40
      Transportation equipment............................................  3-7
      Other equipment.....................................................  3-10

  Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred. Gains or losses on dispositions of property, plant and equipment are included in income.

 Income Taxes

  The Corporations have elected to be taxed under the Subchapter S provisions of the Internal Revenue Code. As a result of the election, income taxes on the net earnings of the Corporations are payable personally by the stockholders and no provision is made for Federal income taxes in the accompanying financial statements. The income tax provisions consist of State income taxes.

  No provision for Federal and State income taxes has been made for the Partnership's results of operations in the accompanying financial statements since such tax liability or benefit accrues to the partners as individuals.

  The Companies file separate Federal income tax returns.

                       SATHERS INC. AND RELATED ENTITIES

2. SALE OF ASSETS (UNAUDITED)

  On August 15, 1996, Sathers Inc. and Sather Trucking Corporation adopted a plan of complete liquidation and dissolution. On August 31, 1996, Sathers Inc. and Related Entities sold substantially all their assets, net of liabilities excluding bank indebtedness. Subsequently, the bank indebtedness was paid in full.

  Subsequent to the sale, the buyer of the assets will not be an S corporation. Sathers Inc. and Sather Trucking Corporation changed their corporate names to DJLR, Inc. and DJLR Trucking Corporation, respectively, in conjunction with the sale of assets.

3. INVENTORIES

  The inventories consist of the following:

                                                        DECEMBER    JUNE 22,
                                                        30, 1995      1996
                                                       ----------- -----------
                                                                   (UNAUDITED)
   Raw materials...................................... $10,570,006 $13,415,409
   Work in process....................................     318,958     410,641
   Finished goods.....................................   5,868,700   7,712,183
   Total at first-in, first-out (FIFO) cost method....  16,757,664  21,538,233
   Less: Amount to reduce inventories to last-in,
    first-out (LIFO) cost method......................   2,714,410   2,810,410
                                                       ----------- -----------
       Total LIFO Cost................................ $14,043,254 $18,727,823
                                                       =========== ===========

  The amount to reduce inventories to the last-in, first-out (LIFO) cost method increased by $258,730 for the year ended December 30, 1995.

4. BANK OVERDRAFTS AND NOTES PAYABLE

  Notes payable at December 30, 1995 and June 22, 1996 (unaudited) were $965,194 and $10,594,317, respectively. These notes bear interest at the bank's prime rate of 8.5% and 8.25% at December 30, 1995 and June 22, 1996 (unaudited), respectively. Included in the notes payable at June 22, 1996 (unaudited) were $1,335,000 of notes payable to stockholders.

  The notes payable to the bank represent borrowings under a $20,000,000 line of credit (see Note 10) of which a maximum of $6,000,000 is available for standby letters of credit. At December 30, 1995, letters of credit outstanding were $3,750,000, and the amount available under the line of credit was $15,284,806. At June 22, 1996 (unaudited), letters of credit outstanding were $2,565,414, and the amount available under the line of credit was $8,175,270. Under the terms of the line of credit, the maximum amount that may be borrowed at any time is restricted to a level equal to 85% of current accounts receivable plus 60% of eligible inventories. The notes are guaranteed by certain of the stockholders/partners of the Companies, and collateralized by accounts receivable and inventories.

                       SATHERS INC. AND RELATED ENTITIES

  The Companies have arrangements with their principal bank whereby the bank notifies the Companies whenever checks clearing exceed collected balances on hand. The Companies cover the bank overdraft with a transfer of funds from their lending bank, through advances under their line of credit.

5. LONG-TERM DEBT

  Long-term debt at December 30, 1995 and June 22, 1996 (unaudited) consists of the following:

                                                       DECEMBER 30,  JUNE 22,
                                                           1995        1996
                                                       ------------ -----------
                                                                    (UNAUDITED)
Industrial Development Revenue Refunding Bonds City
 of Chattanooga, Tennessee. Payable in annual in-
 stallments ranging from $350,000 to $400,000 of
 principal plus monthly payments of interest at a
 variable rate based on the prevailing bond market
 rate, final payment due October, 1999; collateral-
 ized by a letter of
 credit..............................................   $1,500,000  $1,500,000
10.375% mortgage note payable, due in monthly in-
 stallments of $40,271 including interest, final pay-
 ment due August, 1997; collateralized by certain
 land and
 buildings and the assignment of future rents........      736,714     528,859
9.89% note payable, due in monthly installments of
 $16,131 including interest, final payment due Decem-
 ber, 1996; collateralized by certain equipment......      183,587      94,053
6.5% note payable, due in monthly installments of
 $8,805 including interest, final payment due March,
 1996; collateralized by certain equipment...........       26,138         --
Note payable, due in monthly installments of $20,233
 including interest at 2% over the specified certifi-
 cate of deposit rate, final payment due March, 1996;
 collateralized by certain equipment.................       59,939         --
8.65% note payable, due in monthly installments of
 $41,178 including interest, final payment due Octo-
 ber, 1996; collateralized by certain equipment......      395,913     201,510
Noninterest-bearing covenant not to compete payable
 in monthly installments of $16,667 through November,
 1996................................................      183,333      83,333
10.41% mortgage note payable, due in monthly install-
 ments of $54,991 including interest, final payment
 due August, 2006; collateralized by a first mortgage
 on certain real estate..............................    4,222,571   4,129,162
5% mortgage note payable, due in monthly installments
 of $15,816 including
 interest, final payment due August, 2006; collater-
 alized by a second mortgage on certain real es-
 tate................................................    1,557,254   1,510,227
8.55% note payable, due in monthly installments of
 $12,336 including interest, final payment due July,
 1996; collateralized by certain equipment...........       83,314      11,596
                                                        ----------  ----------
    Totals Carried Forward...........................   $8,948,763  $8,058,740
                                                        ----------  ----------

                       SATHERS INC. AND RELATED ENTITIES

                                                       DECEMBER
                                                          30,       JUNE 22,
                                                         1995         1996
                                                      -----------  -----------
                                                                   (UNAUDITED)
    Totals Brought Forward..........................  $ 8,948,763  $ 8,058,740
8.35% note payable, due in monthly installments of
 $81,777 including interest, final payment due May,
 1997; collateralized by certain equipment..........    1,306,859      863,100
9.625% mortgage note payable, due in monthly
 installments of $18,143 including interest, final
 payment due August, 2007; collateralized by a first
 mortgage on certain real estate....................    1,522,808    1,486,513
6.50% note payable, due in monthly installments of
 $5,510 including interest, final payment due
 February, 1997; collateralized by certain
 equipment..........................................       74,099       48,280
7.60% note payable, due in monthly installments of
 $5,797 including interest, final payment due
 February, 1997; collateralized by certain
 equipment..........................................       77,249       50,166
9.75% note payable, due in monthly installments of
 $2,539 including interest, final payment due
 February, 1997; collateralized by certain
 equipment..........................................       33,394       21,846
6.10% note payable, due in monthly installments of
 $48,448 including interest, final payment due
 November, 1998; collateralized by certain
 equipment..........................................    1,549,812    1,344,888
Note payable, due in monthly installments of $56,258
 including interest at 1.8% over the 30-day LIBOR
 rate, final payment due July, 1999; collateralized
 by certain equipment...............................    2,055,648    1,835,836
Note payable, due with monthly principal payments
 ranging from $59,000 to $85,000 plus interest at
 the better of LIBOR plus 1.75% or commercial high
 grade plus 1.75%; final payment due May, 2000;
 collateralized by certain equipment................    3,791,782    3,426,446
9.50% mortgage note payable, due in monthly
 installments of $9,398 including interest, final
 payment due January, 2010; collateralized by a
 first mortgage on certain real estate..............      873,983      858,812
Other...............................................        2,244          --
                                                      -----------  -----------
                                                       20,236,641   17,994,627
Less: Amounts Due Within One Year ..................    5,005,454    4,464,477
                                                      -----------  -----------
    Amounts Due Subsequent to One Year..............  $15,231,187  $13,530,150
                                                      ===========  ===========

  Maturities of long-term debt for years subsequent to December 30, 1995 are as follows:

             FISCAL YEAR                         AMOUNT
             -----------                       -----------
             1997............................. $ 3,521,164
             1998.............................   2,953,058
             1999.............................   2,234,351
             2000.............................   1,061,660
             2001 and thereafter..............   5,460,954
                                               -----------
                                               $15,231,187
                                               ===========

                       SATHERS INC. AND RELATED ENTITIES

  Maturities of long-term debt for years subsequent to June 22, 1997 (unaudited) are as follows:

             YEAR ENDING JUNE,                   AMOUNT
             -----------------                 -----------
                                               (UNAUDITED)
             1998............................. $ 2,948,118
             1999.............................   2,799,235
             2000.............................   1,936,999
             2001.............................     670,178
             2002 and thereafter..............   5,175,620
                                               -----------
                                               $13,530,150
                                               ===========

  During 1989, Sather Realty Company refinanced its Industrial Development Revenue Bonds through the issuance of Revenue Refunding Bonds by the City of Chattanooga, Tennessee. As required by the refinancing, the Company maintains a letter of credit of approximately $1,535,000 at December 30, 1995. This letter of credit is collateralized by the land and building acquired with the original bond proceeds.

  Certain notes contain covenants which require specific financial performance standards and are personally guaranteed by the owners of the Companies.

6. QUALIFIED PROFIT SHARING PLAN

  The Companies have a qualified profit sharing and 401(k) plan covering all eligible employees, as defined, with a specified period of service. The contribution is discretionary with the Board of Directors and the plan may be amended or terminated at any time. Contributions for the year ended December 30, 1995 and the twenty-five weeks ended June 24, 1995 (unaudited) and June 22, 1996 (unaudited) were $1,700,000, $850,000 and $900,000, respectively. The
Companies have a matching contribution feature as part of their plan and made matching contributions for the year ended December 30, 1995 and the twenty-five weeks ended June 24, 1995 (unaudited) and June 22, 1996 (unaudited) of approximately $260,000, $126,000 and $147,000, respectively.

7. COMMITMENTS

  The Companies have employment and wage agreements at December 30, 1995 and June 22, 1996 (unaudited) with eight key employees requiring the payment of salaries of approximately $1,165,000 annually, plus a bonus agreement with one employee providing for an annual bonus based on the profitability of the Companies. The Companies have agreements with the stockholders to make annual S corporation dividend distributions of a base amount of $9.96 per share to each of the stockholders, plus 48% of excess taxable income over the base dividend distribution. The Companies declared dividends of $344,324 which were unpaid at December 30, 1995.

  At December 30, 1995 and June 22, 1996 (unaudited), the Companies have leased one hundred tractors and thirty trailers, having an approximate original cost to the owner-operators of approximately $6,600,000. All owner-operator leases remain in effect until canceled by either party.

                       SATHERS INC. AND RELATED ENTITIES

8. LIFE INSURANCE

  The Companies make payments on life insurance policies owned by life insurance trusts set up by the stockholders, with a total face value of approximately $24,000,000. The policies insure the lives of the Companies' stockholders and partners. Premiums for these policies were recorded as a receivable from the trusts of $1,071,404 and $1,210,999 at December 30, 1995 and June 22, 1996 (unaudited), respectively. The Companies hold a collateral assignment on the life insurance policies.

9. LEASE AGREEMENTS

  The Companies lease transportation and other equipment under the terms of leases expiring through 2002. The leases provide that the Companies are responsible for taxes, insurance and maintenance.

  Minimum rental commitments under the noncancelable operating leases at December 30, 1995 are as follows:

                                           MINIMUM
             FISCAL YEAR               RENTAL PAYMENTS
             -----------               ---------------
             1996.....................   $1,736,148
             1997.....................    1,713,196
             1998.....................    1,469,653
             1999.....................      890,198
             2000.....................      403,640
             2001 and thereafter......      310,329
                                         ----------
                                         $6,523,164
                                         ==========

  Minimum rental commitments under the noncancelable operating leases at June 22, 1996 (unaudited) are as follows:

                                           MINIMUM
             FISCAL YEAR               RENTAL PAYMENTS
             -----------               ---------------
                                         (UNAUDITED)
             1997.....................   $2,254,743
             1998.....................    2,202,909
             1999.....................    1,651,124
             2000.....................    1,148,766
             2001.....................      727,223
             2002 and thereafter......      667,931
                                         ----------
                                         $8,652,696
                                         ==========

  Rent expense for operating leases was approximately $1,820,000, $864,000 and $1,095,000 for the year ended December 30, 1995 and the twenty-five weeks ended June 24, 1995 (unaudited) and June 22, 1996 (unaudited), respectively.

10. STOCK RESTRICTIONS

  Under the covenants of the Companies' line of credit agreement, the Companies may not declare or pay dividend distributions (except as indicated in Note 7), purchase, redeem or retire any shares of stock or issue additional shares of stock without prior notification and consent of the bank.

                       SATHERS INC. AND RELATED ENTITIES

  In addition, under the terms of a buy/sell agreement between the Companies and their stockholders, under certain circumstances, the Companies have the option to repurchase shares from the estate of a deceased stockholder and have the right of first refusal on any stock being presented for sale.

11. CONCENTRATIONS OF RISK

  The Companies maintain cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Kidd & Company, Inc.
Ligonier, Indiana

  We have audited the accompanying balance sheet of Kidd & Company, Inc. as of December 31, 1995, and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kidd & Company, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          McGladrey & Pullen, LLP

Goshen, Indiana
January 25, 1996

                              KIDD & COMPANY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                              ASSETS
                              ------
Current Assets:
  Cash............................................................. $    18,515
  Receivables......................................................   2,731,383
  Inventories......................................................   1,921,391
  Prepaid expenses.................................................      26,750
  Deferred tax assets..............................................     135,000
                                                                    -----------
    Total current assets...........................................   4,833,039
                                                                    -----------
Leasehold improvements and equipment, at depreciated cost..........   5,416,415
Other assets.......................................................     439,778
                                                                    -----------
                                                                    $10,689,232
                                                                    ===========
               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Current Liabilities:
  Note payable, bank............................................... $ 2,485,218
  Current maturities of long-term debt.............................   1,343,494
  Accounts payable.................................................   2,824,593
  Accrued expenses.................................................     840,465
                                                                    -----------
    Total current liabilities......................................   7,493,770
                                                                    -----------
Long-term debt, less current maturities............................     328,346
Deferred tax liabilities...........................................     419,000
Commitments and contingencies .....................................
Stockholders' equity
  Common stock.....................................................      45,478
  Additional paid-in capital.......................................     348,077
  Retained earnings................................................   2,054,561
                                                                    -----------
                                                                      2,448,116
                                                                    -----------
                                                                    $10,689,232
                                                                    ===========


                       See Notes to Financial Statements.

                              KIDD & COMPANY, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                    YEAR ENDED
                                                                     DECEMBER
                                                                     31, 1995
                                                                    -----------
Net sales.......................................................... $32,506,108
Cost of goods sold.................................................  24,233,058
                                                                    -----------
Gross profit.......................................................   8,273,050
                                                                    -----------
Operating expenses:
  Delivery, net....................................................   3,749,338
  Selling, general, and administrative.............................   3,397,608
  Contribution to employee benefit trust...........................      68,803
                                                                    -----------
                                                                      7,215,749
                                                                    -----------
Operating income...................................................   1,057,301
Interest expense...................................................     431,395
                                                                    -----------
Income before income taxes.........................................     625,906
Federal and state income taxes.....................................     149,000
                                                                    -----------
Net income......................................................... $   476,906
                                                                    ===========



                       See Notes to Financial Statements.

                              KIDD & COMPANY, INC.

                         STATEMENT OF RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
Balance, beginning of period.......................................  $1,577,655
Net income.........................................................     476,906
                                                                     ----------
Balance, end of period.............................................  $2,054,561
                                                                     ==========





                       See Notes to Financial Statements.

                              KIDD & COMPANY, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
Cash Flows from Operating Activities:
Net income....................................................... $   476,906
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation...................................................     499,893
  Amortization...................................................     109,101
  Loss on sale of equipment......................................       1,388
  Deferred income taxes..........................................      39,000
  Changes in assets and liabilities:
    Decrease (increase) in:
      Trade receivables..........................................    (876,473)
      Income tax refund claim....................................     (98,386)
      Inventories................................................    (237,486)
      Prepaid expenses...........................................      24,202
    Increase (decrease) in:
      Accounts payable...........................................     521,589
      Accrued expenses...........................................     193,567
                                                                  -----------
        Net cash provided by operating activities................     653,301
                                                                  -----------
Cash Flows from Investing Activities:
  Purchase of leasehold improvements and equipment...............  (1,365,379)
  Increase in package design costs...............................    (104,054)
  Increase in cash value of life insurance.......................     (52,421)
  Increase in deposits...........................................      (1,095)
                                                                  -----------
        Net cash used in investing activities....................  (1,522,949)
                                                                  -----------
Cash Flows from Financing Activities:
  Net borrowings on revolving credit agreement...................   1,253,348
  Proceeds from life insurance policy loans......................     162,170
  Principal payments on long-term borrowings.....................    (532,643)
                                                                  -----------
        Net cash provided by financing activities................     882,875
                                                                  -----------
        Increase in cash.........................................      13,227
  Cash, beginning of period......................................       5,288
                                                                  -----------
  Cash, end of period............................................ $    18,515
                                                                  ===========

                       See Notes to Financial Statements.

                              KIDD & COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS, USE OF ESTIMATES, AND SIGNIFICANT ACCOUNTING
POLICIES

 NATURE OF BUSINESS:

  The Company is a manufacturer of marshmallows and marshmallow cream products, with facilities in Ligonier, Indiana and Henderson, Nevada. The Company sells its products primarily to customers throughout the United States and Canada, generally on terms of 30 days.

 USE OF ESTIMATES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 SIGNIFICANT ACCOUNTING POLICIES:

 Cash

  The Company has cash on deposit in a financial institution which, at times, may be in excess of FDIC limits.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out method) or market.

  The Company purchases its raw materials, principally corn syrup, gelatin, sugar, and coconut, under purchase agreements entered into at the beginning of the calendar year. These agreements require minimum purchase quantities at a predetermined price.

 Leasehold Improvements and Equipment

  Depreciation of leasehold improvements and equipment is computed principally by the straight-line method over the following estimated useful lives:

                                                 YEARS
                                                 -----
             Leasehold improvements............. 12-20
             Machinery and equipment............    12
             Automobiles and trucks.............   5-7
             Office equipment...................  5-12

                              KIDD & COMPANY, INC.

 Amortization

  Amortization of package design costs is computed by the straight-line method over a 60-month period.

NOTE 2. RECEIVABLES

  Receivables in the accompanying balance sheet at December 31, 1995 consist of the following:

                                                                        1995
                                                                     ----------
      Trade, less allowance for doubtful accounts of $50,000........ $2,596,714
      Income tax refund claim.......................................    134,669
                                                                     ----------
                                                                     $2,731,383
                                                                     ==========

NOTE 3. INVENTORIES

  The composition of inventories at December 31, 1995 is as follows:

                                                                         1995
                                                                      ----------
      Raw materials.................................................. $  261,992
      Finished goods.................................................    480,132
      Packaging supplies.............................................  1,099,414
      Purchased for resale...........................................     79,853
                                                                      ----------
                                                                      $1,921,391
                                                                      ==========

NOTE 4. LEASEHOLD IMPROVEMENTS AND EQUIPMENT

  The cost of leasehold improvements and equipment and the related accumulated depreciation at December 31, 1995 is as follows:

                                                                        1995
                                                                     ----------
      Leasehold improvements........................................ $2,045,514
      Machinery and equipment.......................................  6,620,243
      Automobiles and trucks........................................    123,195
      Office equipment..............................................    266,973
                                                                     ----------
                                                                      9,055,925
      Less accumulated depreciation.................................  3,639,510
                                                                     ----------
                                                                     $5,416,415
                                                                     ==========

NOTE 5. OTHER ASSETS

  Other assets at December 31, 1995 consist of the following:

                                                                        1995
                                                                      --------
      Cash value of life insurance, less policy loans of $391,351.... $ 74,920
      Package design costs, at amortized cost........................  313,663
      Deposits.......................................................   51,195
                                                                      --------
                                                                      $439,778
                                                                      ========

                              KIDD & COMPANY, INC.

NOTE 6. PLEDGED ASSETS, NOTE PAYABLE, AND LONG-TERM DEBT

  The Company has a loan agreement with a bank which permits it to borrow a maximum of $3,000,000, of which $2,485,218 was outstanding at December 31, 1995. Borrowings under the agreement are due on demand, bear interest at prime (8.5% at December 31, 1995) plus 1.25%, are collateralized by accounts receivable, inventories, and equipment, and are personally guaranteed by a stockholder and spouse. This agreement contains certain restrictive covenants which were complied with at December 31, 1995. Long-term debt and related collateral at December 31, 1995 consist of the following:

                                                                         1995
                                                                      ----------
Note payable, bank, due in monthly installments of $17,718 plus interest at prime (8.5% at December 31, 1995) plus 1.125%,
 guaranteed by an officer-stockholder, his wife, and a related partnership, collateralized by accounts receivable, inventories, and machinery and equipment, final payment due July 1996...........  $1,252,256
Note payable, bank, due in monthly installments of $10,947 including interest at 10.6%, collateralized by inventories and equipment,
 final payment due November 1999....................................     419,584
                                                                      ----------
                                                                       1,671,840
Less current maturities.............................................   1,343,494
                                                                      ----------
                                                                      $  328,346
                                                                      ==========

  Aggregate maturities of long-term debt for the years ending December 31, 1997 through 1999 are as follows: 1997 $101,393; 1998 $112,679; and 1999 $114,274.

  Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the debt instruments approximates their carrying value as of December 31, 1995. In addition, the Company believes it will be able to refinance its obligations that will become due in 1996.

NOTE 7. ACCRUED EXPENSES

  Accrued expenses at December 31, 1995 consist of the following:

                                                                          1995
                                                                        --------
      Salaries and wages............................................... $187,984
      Payroll taxes....................................................   38,343
      Property taxes...................................................   87,363
      Brokerage fees...................................................  193,904
      Group insurance..................................................   72,000
      Truck expense....................................................   68,000
      Other............................................................  192,871
                                                                        --------
                                                                        $840,465
                                                                        ========

NOTE 8. COMMON STOCK

  At December 31, 1995, there were 200,000 shares of no par value common stock authorized with a stated value of $1 per share, of which 45,478 shares were issued.

                              KIDD & COMPANY, INC.

NOTE 9. EMPLOYEE STOCK OWNERSHIP PLAN

  In 1982, the Company established an Employee Stock Ownership Plan to provide additional retirement benefits to substantially all employees. During the year ended December 31, 1990, it obtained a bank loan which has been repaid as of December 31, 1995, the proceeds of which were used to purchase 488 shares of issued and outstanding common stock from two stockholders. The note was collateralized by the stock which had not been allocated to individual participant accounts. The Company committed to make cash payments to the plan in annual amounts sufficient for it to meet the debt service requirements. Accordingly, the debt was recorded with a corresponding deduction from stockholders' equity. The debt and the deduction from stockholders' equity were reduced as the plan made principal payments to the bank; the final $26,339 payment under this agreement was made during the year ended December 31, 1995. In the event a plan participant desires to sell his or her shares of the Company's stock, the Company may be required to purchase the shares from the participant at their fair market value or make cash contributions to the ESOP to enable the ESOP to purchase the shares. At December 31, 1995, approximately 12,500 shares of the Company's stock were held by the plan participants with a fair market value of approximately $67.00 per share.

NOTE 10. INCOME TAXES

  Deferred taxes are provided on a liability method whereby deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  The composition of the deferred tax assets and liabilities at December 31, 1995 is as follows:

                                                                       1995
                                                                     ---------
      Gross deferred tax liabilities, depreciation.................. $(696,000)
                                                                     ---------
      Gross deferred tax assets:
        Bad debt allowance..........................................    19,000
        Operating loss carryforwards................................    93,000
        Alternative minimum tax credit..............................   277,000
        Other.......................................................    23,000
                                                                     ---------
                                                                       412,000
                                                                     ---------
        Net deferred tax (liabilities).............................. $(284,000)
                                                                     =========
      Reflected in the accompanying balance sheet as follows:
        Current assets.............................................. $ 135,000
        Long-term liabilities.......................................  (419,000)
                                                                     ---------
                                                                     $(284,000)
                                                                     =========

                              KIDD & COMPANY, INC.

  During the year ended December 31, 1994, the Company recorded a valuation allowance of $110,000 against the deferred tax assets to reduce the total to an amount that management believed would ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. The elimination of this allowance during the year ended December 31, 1995 reflected management's belief that the assets were fully realizable.

  Operating loss carryforwards for tax purposes totaling approximately $225,000 as of December 31, 1995 expire in 2009.

  The alternative minimum tax (AMT) credit carryforward may be carried forward indefinitely to reduce future regular federal income taxes payable.

  The provision for federal and state income taxes for the year ended December 31, 1995 is as follows:

                                                                    FOR THE YEAR
                                                                       ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
      Federal:
        Current....................................................  $  99,000
        Deferred...................................................     26,000
                                                                     ---------
                                                                       125,000
                                                                     ---------
      State:
        Current....................................................     11,000
        Deferred...................................................     13,000
                                                                     ---------
                                                                        24,000
                                                                     ---------
                                                                     $ 149,000
                                                                     =========
      Current tax expense..........................................  $ 110,000
      Change in valuation allowance................................   (110,000)
      Deferred tax expense.........................................    149,000
                                                                     ---------
                                                                     $ 149,000
                                                                     =========

NOTE 11. LEASE COMMITMENTS AND TOTAL RENTAL EXPENSE

  The Company leases its Ligonier facilities from related parties under noncancellable agreements. The agreements expire at various dates through May 2015 and require minimum annual rentals of $279,600, plus the payment of property taxes and insurance on the property. The total minimum rental commitment under the agreements at December 31, 1995 is $3,946,000.

  The Company leases its Nevada facilities from a related party under noncancellable agreements. The agreements expire at various dates through February 2009 and require minimum annual rentals totaling $356,400, plus the payment of property taxes and insurance on the property. The total minimum rental commitment under the agreements is $3,874,200 at December 31, 1995.

                              KIDD & COMPANY, INC.

  The Company also leases delivery equipment under noncancellable agreements which expire at various dates through April 2005. The agreements require monthly rentals totaling $87,150. The total minimum rental commitment at December 31, 1995 under these agreements is $4,859,982. Included in the rental expense for these leases for the year ended December 31, 1995 is approximately $220,000 in additional rent based on a vehicle mileage charge. Included in these agreements is delivery equipment under noncancellable agreements with two stockholders and an employee which expire at various dates through December 1999. These agreements require monthly rentals of $8,190.

  The total minimum rental commitment at December 31, 1995 under the lease agreements in the preceding paragraphs is $12,680,182 which is due as follows:

                                               RELATED
                                               PARTIES     OTHER       TOTAL
                                              ---------- ---------- -----------
   During the year ending December 31,
     1996.................................... $  748,960 $  910,856 $ 1,659,816
     1997....................................    745,840    910,856   1,656,696
     1998....................................    717,280    857,384   1,574,664
     1999....................................    676,480    839,560   1,516,040
     2000....................................    549,600    642,957   1,192,557
     Thereafter..............................  4,741,000    339,409   5,080,409
                                              ---------- ---------- -----------
                                              $8,179,160 $4,501,022 $12,680,182
                                              ========== ========== ===========

  The total rent expense included in the income statement for the year ended December 31, 1995 is as follows:

                                                                   FOR THE YEAR
                                                                      ENDED
                                                                   DECEMBER 31,
                                                                       1995
                                                                   ------------
      Ligonier facilities, related parties.......................  $   263,600
      Henderson facilities, related party........................      356,400
      Delivery equipment, including $143,000 paid to related
       parties...................................................    1,327,699
      Miscellaneous rent paid on a month-to-month basis..........        6,987
                                                                   -----------
                                                                   $ 1,954,686
                                                                   ===========

NOTE 12. EMPLOYEE HEALTH PLAN

  The Company has a self-insured health plan for its employees for up to $50,000 per participant and approximately $700,000 in aggregate. The excess loss portion of the employees' coverage has been reinsured with a commercial carrier. The total amount of claims paid for the year ended December 31, 1995 was approximately $400,000. The total amount of premiums paid for excess loss coverage for the year ended December 31, 1995 was approximately $143,000.

                              KIDD & COMPANY, INC.

NOTE 13. CASH FLOWS INFORMATION

  Supplemental information relative to the statements of cash flows for the year ended December 31, 1995 is as follows:

                                                                    FOR THE YEAR
                                                                       ENDED
                                                                    DECEMBER 31,
                                                                        1995
                                                                    ------------
   Supplemental disclosures of cash flows information:
     Cash payments for:
       Interest....................................................   $431,395
                                                                      ========
       Income taxes................................................   $208,368
                                                                      ========

NOTE 14. SUBSEQUENT EVENT (UNAUDITED)

  On June 16,1996, the controlling shareholder of Favorite Brands
International, Inc., acquired all of the common stock of the Company and repaid the notes payable to the bank.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Dae Julie, Inc.
Des Plaines, Illinois 60018

  We have audited the accompanying balance sheet of Dae Julie, Inc. (an Illinois S Corporation) as of December 31, 1996 and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dae Julie, Inc., as of December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  On January 27, 1997, the Company sold substantially all of their assets. The results of this transaction are summarized in Note 6.

                                          Respectfully submitted,

                                          Wolf, Grieco & Co.
Chicago, Illinois
April 11, 1997

                                DAE JULIE, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1996

                                                                     DECEMBER
                              ASSETS                                 31, 1996
                              ------                                -----------
Current Assets
  Cash............................................................. $       --
  Accounts Receivable--Trade (Net of Allowance of $163,396)........   2,469,319
  Accounts and Note Receivable--Other..............................     149,317
  Inventory........................................................   6,139,743
  Prepaid Expenses.................................................     179,382
                                                                    -----------
    Total Current Assets........................................... $ 8,937,761
Fixed Assets
  Property, Plant, and Equipment at Cost (Net of Accumulated
   Depreciation)...................................................  13,612,306
Other Assets
  Cash Surrender Value, Life Insurance.............................     182,757
  Unamortized Loan Acquisition Costs...............................      23,619
                                                                    -----------
                                                                        206,376
                                                                    -----------
    Total Assets................................................... $22,756,443
                                                                    ===========
               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Current Liabilities
  Accounts Payable................................................. $ 1,747,373
  Cash Overdrafts..................................................      95,802
  Note Payable--Bank...............................................   2,591,000
  Current Portion of Long-Term Debt................................   2,665,239
  Accrued Expenses.................................................     500,876
                                                                    -----------
    Total Current Liabilities...................................... $ 7,600,290
Long-Term Liabilities
  Long-Term Debt................................................... $10,655,930
  Accrued Rent--Maintenance Reserve................................     213,808
                                                                    -----------
    Total Long-Term Liabilities....................................  10,869,738
Shareholders' Equity
  Common Stock, No Par Value, 1,000 Shares Authorized, Issued and
   Outstanding.....................................................      51,000
  Retained Earnings................................................   4,235,415
                                                                    -----------
    Total Shareholders' Equity..................................... $ 4,286,415
                                                                    -----------
    Total Liabilities and Shareholders' Equity..................... $22,756,443
                                                                    ===========

            See Accompanying Notes and Independent Auditors' Report.

                                DAE JULIE, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                      FOR THE
                                                                    YEAR ENDED
                                                                     DECEMBER
                                                                     31, 1996
                                                                    -----------
Sales (Net)........................................................ $33,621,596
Cost of Goods Sold.................................................  27,903,676
                                                                    -----------
Gross Profit from Operations....................................... $ 5,717,920
Selling Expenses................................................... $ 2,490,513
Administrative Expenses............................................   2,488,101
                                                                    -----------
                                                                      4,978,614
                                                                    -----------
Income Before Other Income/(Expenses).............................. $   739,306
Net Other Income (Expenses)........................................    (618,679)
                                                                    -----------
Net Income Before Provision for Taxes.............................. $   120,627
Provision for Taxes................................................         --
                                                                    -----------
Net Income......................................................... $   120,627
Retained Earnings--Beginning.......................................   4,309,769
Dividend Distributions.............................................     194,981
                                                                    -----------
Retained Earnings--Ending.......................................... $ 4,235,415
                                                                    ===========




            See Accompanying Notes and Independent Auditors' Report.

                                DAE JULIE, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                     FOR THE
                                                                   YEAR ENDED
                                                                    DECEMBER
                                                                    31, 1996
                                                                   -----------
Cash Flows from Operating Activities:
  Net Income...................................................... $   120,627
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and Amortization................................. $ 1,448,768
    Increase in Life Insurance Cash Value.........................     (12,875)
    Provision for losses on Accounts Receivable...................
  Changes in operating assets and liabilities:
    Increase in receivables.......................................    (249,066)
    Increase in inventory.........................................  (1,533,722)
    Decrease in prepaid expenses..................................     125,052
    Increase in accounts payable..................................     537,533
    Decrease in cash overdraft....................................    (407,941)
    Decrease in accrued expenses..................................     (17,747)
                                                                   -----------
      Total Adjustments...........................................    (109,998)
                                                                   -----------
      Net Cash Provided by Operating Activities................... $    10,629
Cash Flows from Investing Activities:
  Purchases of fixed assets.......................................  (7,426,197)
                                                                   -----------
      Net Cash Used in Investing Activities.......................  (7,426,197)
Cash Flows from Financing Activities:
  Proceeds from bank loans........................................ $10,563,476
  Principal payments on bank loans................................  (2,828,289)
  Principal payments on related party debt........................    (200,000)
  Unpaid interest expense.........................................      50,124
  Dividend distributions to shareholders..........................    (194,981)
                                                                   -----------
      Net Cash Provided from Financing Activities.................   7,390,330
                                                                   -----------
Net Decrease in Cash.............................................. $   (25,238)
Cash--Beginning...................................................      25,238
                                                                   -----------
Cash--Ending...................................................... $       -0-
                                                                   -----------
Supplemental disclosures of cash flow information:
Cash paid during the year for:
  Interest........................................................ $   838,049
                                                                   ===========
  Income Taxes....................................................       3,334
                                                                   ===========

            See Accompanying Notes and Independent Auditors' Report.

                                DAE JULIE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  The Company's operations solely involve the production and sale of candy to other manufacturers, wholesalers, distributors, and retailers.

 Inventory

  Inventory is valued at lower of cost or market. Cost which includes labor, material and factory overhead is determined on the first-in, first-out ("FIFO") basis: Inventory on hand at December 31, 1996 contained dated, stale, and unusable finished goods and packaging material. Accordingly, at December 31, 1996, inventory of goods and packaging materials has been written down to its estimated net realized value, and results of operations for 1996 include a corresponding charge of $200,000.

  The components of ending inventory are comprised of the following as of December 31, 1996:

      Finished Goods................................................ $3,919,123
      Work in Process...............................................     47,215
      Raw Materials and Supplies....................................  2,173,405
                                                                     ----------
                                                                     $6,139,743
                                                                     ==========

 Property, Plant and Equipment

  The Company's policy is to depreciate plant and equipment over the estimated useful lives of the assets as indicated in the following tabulation by use of straight line and accelerated methods.

                                                                          YEARS
                                                                          -----
      Leasehold Improvements............................................ 31.5-39
      Office Equipment..................................................     5-7
      Machinery and Equipment...........................................      10

  The components of property, plant and equipment are as follows as of December 31, 1996:

      Machinery and Equipment...................................... $19,050,133
      Office Equipment.............................................     489,218
      Leasehold Improvements.......................................     269,346
                                                                    -----------
                                                                    $19,808,697
      Accumulated Depreciation.....................................   6,196,391
                                                                    -----------
                                                                     13,612,306
      Production Facilities Currently Under Construction...........         --
                                                                    -----------
                                                                    $13,612,306
                                                                    ===========

                                DAE JULIE, INC.

 Concentration of Credit Risk

  The Company maintains substantially all of its cash balances at Firstar Bank in Milwaukee, Wisconsin. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996, the Company's uninsured cash balances totaled $186,948.

 Business Combination

  On December 21, 1995, the Company and Candyland Candies, Inc. agreed in principle to an Agreement and Plan of Merger, with the surviving corporation being Dae Julie, Inc. The effective date of the merger was January 1, 1996. The merger was accounted for as a pooling of interests and, accordingly, the financial statements for the period presented have been restated to include the accounts of Candyland Candies, Inc. The sole shareholder of each separate company, David E. Babiarz, remained the sole shareholder of the surviving corporation. Each of the 1,000 shares of Candyland Candies, Inc. issued and outstanding stock on the effective date of the merger was cancelled and ceased to exist. Each of the 100 shares of Dae Julie, Inc. issued and outstanding stock on the effective date of the merger continued to be issued and outstanding and represent 100 shares of common stock of the surviving corporation. The net assets of Candyland Candies, Inc. on December 31, 1995 were $1,914,680.

  The following schedule reflects the operating results as if the merger occurred on January 1, 1995:

                                                                     DECEMBER
                                                                     31, 1995
                                                                    -----------
      Sales and Revenues
        Dae Julie, Inc............................................. $12,582,207
        Candyland Candies, Inc.....................................  27,040,422
        Eliminations...............................................  (4,615,609)
                                                                    -----------
          Total.................................................... $35,007,020
                                                                    ===========
      Net Income
        Dae Julie, Inc............................................. $   237,251
        Candyland Candies, Inc.....................................   1,115,326
        Eliminations...............................................       2,567
                                                                    -----------
          Total.................................................... $ 1,355,144
                                                                    ===========

  The net income elimination represents Candyland Candies, Inc. profit within Dae Julie, Inc.'s ending inventory.

 Profit-Sharing Plan

  The Company has a profit sharing plan and savings plan for all employees not covered by a collective bargaining agreement who have been employed for the full fiscal year and have completed at least 1,000 hours of service during the fiscal year. The plan provides for contributions in such

                                DAE JULIE, INC.

amounts as the board of directors may determine. For year 1996, the board has determined that no contribution will be made.

 Income Taxes

  The Company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for certain state taxes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--SHORT-TERM BORROWINGS

  The Company has an available line of credit totalling $4,000,000 with Firstar Bank, Milwaukee N.A. The line of credit is secured by a blanket lien on all corporate assets. The line bears interest at the rate of prime, 8.5% at December 31, 1996 and is due on April 30, 1997. At December 31, 1996, $2,591,000 of the line has been used. In addition, the Company has a foreign exchange line of credit totalling $1,200,000 which is unused and unsecured.

NOTE 3--LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1996:

Secured term bank note, payable in monthly installments of $66,667 plus interest through February, 1998 with a balloon payment of
 $1,800,000 due on February 28, 1998, with interest payable at prime, collateralized by a blanket lien on all corporate assets..  $ 2,733,319
Secured, multiple advance $8,000,000 term loan with advances available through April 1, 1997. Payable in monthly installments of $186,047 plus interest at .25% less than prime through June,
 2000 assuming full use...........................................    7,316,093
Unsecured note, payable in annual installments of $200,000 due
 each March 31, bearing interest at 6%............................      600,000
Accrued interest on above, payable each March 31 at an amount equal to the accrued interest on the date multiplied by a frac-
 tion expressed as the lesser of $200,000 or unpaid principal over
 the unpaid principal at the date.................................      341,004
Subordinated unsecured note due related parties, payable December
 11, 2000, bearing simple interest at 7.11% due at maturity.......    1,628,578
Accrued interest due related parties payable December 11, 2000....      702,175
                                                                    -----------
    Total long-term obligations...................................  $13,321,169
Less--Current portion of long-term debt...........................    2,665,239
                                                                    -----------
                                                                    $10,655,930
                                                                    ===========

                                DAE JULIE, INC.

  In accordance with terms of the bank loan agreements, the Company has agreed to, among other things, restrict the incurrence of additional debt and limit officers compensation and dividend distributions.

  As of December 31, 1996, the maturities of the long-term obligations are as follows:

             1997......................... $ 3,346,236
             1998.........................   4,479,547
             1999.........................   2,546,232
             2000.........................   2,949,154
                                           -----------
                                           $13,321,169
                                           ===========

NOTE 4--OPERATING LEASES

  On September 28, 1992, the Company entered into a lease for office and warehouse space with an unrelated third party. The Company's commencement date was December 1, 1992. The following is a schedule by year of future minimum rental payments under the operating lease:

             Year Ending December 31
               1997.......................... $217,438
               1998..........................  223,961
               1999..........................  230,680
                                              --------
                                              $672,079
                                              ========

  The lease requires the payment of real estate taxes, insurance, and building expenses. In addition, the lease stipulates that the termination date is midnight, on the last day of the month in which the seventh anniversary of the commencement date occurs with two five year options.

NOTE 5--RELATED PARTY TRANSACTIONS

  The Company leases office, plant and warehouse space under an operating lease from the sole shareholder through November 30, 1999. Total rental expense under this lease was $685,021 for 1996. The following is a schedule of future minimum lease payments required under the lease:

             1997.......................... $  685,021
             1998..........................    685,021
             1999..........................    641,069
                                            ----------
                                            $2,011,111
                                            ==========

  The lease requires the payment of real estate taxes, in excess of those taxes assessed for 1992, insurance, and building expenses.

                                DAE JULIE, INC.

NOTE 6--SUBSEQUENT EVENTS

  On January 27, 1997, the Company sold substantially all its assets to Favorite Brands International, Inc., who also assumed certain liabilities. Effective as of the date of sale, the Company changed its name to Babiarz, Inc. All liabilities, as described in Note 3, were paid as of the closing date. In addition, as of the date of sale, the Company ceased operation and is in the process of winding up its affairs.

NOTE 7--OFFICERS LIFE INSURANCE

  A collateral assignment by David Babiarz, sole shareholder of Dae Julie, Inc. and the insured, of a life insurance policy, was effective as of the policy issue date, October 15, 1986. The assignment amounts to the total premiums advanced by Dae Julie, Inc. The total premium advances to date are $79,220. As of December 31, 1996, the cash surrender value of said policy is $92,789.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Dae-Julie, Inc.
Des Plaines, Illinois 60018

  We have audited the accompanying balance sheet of Dae-Julie, Inc. (an Illinois S Corporation) as of December 31, 1995 and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dae-Julie, Inc., as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Respectfully submitted,
                                          Wolf, Grieco & Co.

Chicago, Illinois
February 16, 1996

                                                                       EXHIBIT A

                                DAE-JULIE, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                               ASSETS
                               ------
Current Assets
  Cash in Banks and on Hand (Note 1)................................ $   25,238
  Accounts Receivable--Trade (Note 2) (Net of Allowance of
   $42,407).........................................................    934,307
  Notes and Accounts Receivable--Other (Note 2).....................     95,644
  Loan to Employee..................................................      1,450
  Inventory (Notes 1 & 2)...........................................  1,738,427
  Prepaid Expenses..................................................    116,821
                                                                     ----------
    Total Current Assets............................................ $2,911,887
Fixed Assets (Note 1)
 (Net of Accumulated Depreciation)..................................    105,475
Other Assets
  Cash Surrender Value, Life Insurance (Note 5)..................... $  169,883
  Note Receivable (Net of Current Portion) (Note 2).................     35,519
                                                                     ----------
                                                                        205,402
                                                                     ----------
    Total Assets.................................................... $3,222,764
                                                                     ==========
                LIABILITIES AND SHAREHOLDER'S EQUITY
                ------------------------------------
Current Liabilities
  Accounts Payable--Trade (Note 2).................................. $  647,513
  Refund Payable....................................................     10,000
  Accrued Expenses..................................................    119,162
                                                                     ----------
    Total Current Liabilities....................................... $  776,675
Shareholder's Equity
  Common Stock, No Par Value, 2,000 shares authorized, 100 shares
   issued and outstanding........................................... $    1,000
  Retained Earnings.................................................  2,445,089
                                                                     ----------
    Total Shareholders' Equity......................................  2,446,089
                                                                     ----------
    Total Liabilities and Shareholder's Equity...................... $3,222,764
                                                                     ==========


            See Accompanying Notes and Independent Auditors Report.

                                                                       EXHIBIT B

                                DAE-JULIE, INC.

                              STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Sales (Net)....................................................... $12,582,207
Cost of Sales.....................................................   9,730,731
                                                                   -----------
Gross Profit on Sales............................................. $ 2,851,476
Operating Expenses
  Warehouse Expenses.............................................. $   504,566
  Selling Expenses................................................   1,993,656
  Administrative Expenses.........................................     980,300
                                                                   -----------
                                                                     3,478,522
                                                                   -----------
Net Income (Loss) Before Other Income/(Expense)................... $  (627,046)
Other Income (Note 2)............................................. $   959,035
Other Expense (Note 1)............................................      90,966
                                                                   -----------
  Net Other Income/(Expense)......................................     868,069
                                                                   -----------
Net Income Before Provision for Taxes............................. $   241,023
Provision for Taxes (Note 1)......................................       3,772
                                                                   -----------
Net Income........................................................ $   237,251
  Retained Earnings--Beginning....................................   2,036,832
  Accumulated Adjustments Account.................................     226,556
  Distributions...................................................      55,550
                                                                   -----------
Retained Earnings--Ending......................................... $ 2,445,089
                                                                   ===========



            See Accompanying Notes and Independent Auditors' Report.

                                                                       EXHIBIT C

                                DAE-JULIE, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash Flows from Operating Activities:
  Net Income...................................................... $   237,251
  Adjustments to reconcile net income to net cash provided by operating activities:
    Increase in Life Insurance Cash Value......................... $   (13,529)
    Depreciation and Amortization.................................      34,602
    Provision for Losses on Accounts Receivable...................       6,825
  Changes in operating assets and liabilities:
    Increase in receivables.......................................     (12,870)
    Decrease in inventory.........................................     305,786
    Increase in prepaid expenses..................................     (53,343)
    Increase in accounts payable..................................     530,719
    Decrease in accrued expenses..................................    (318,301)
                                                                   -----------
      Total Adjustments...........................................     479,889
                                                                   -----------
      Net Cash Provided by Operating Activities................... $   717,140
Cash Flows from Investing Activities:
  Purchases of fixed assets....................................... $   (26,334)
  Note Receivable (Note 2)........................................      25,073
                                                                   -----------
      Net Cash Used by Investing Activities.......................      (1,261)
Cash Flows from Financing Activities:
  Proceeds of secured debt (Note 3)............................... $ 4,989,500
  Principal payments on secured debt (Note 3).....................  (5,964,500)
  Income distribution to shareholder..............................     (55,550)
                                                                   -----------
      Net Cash used in Financing Activities.......................  (1,030,550)
                                                                   -----------
Net Decrease in Cash.............................................. $  (314,671)
Cash, January 1, 1995.............................................     339,909
                                                                   -----------
Cash, December 31, 1995........................................... $    25,238
                                                                   ===========
Supplemental disclosures of cash flow information:
  Cash paid during this year for:
    Income Taxes.................................................. $     1,143
    Interest......................................................      40,795

            See Accompanying Notes and Independent Auditor's Report.

                                DAE-JULIE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  The company operates principally as a distributor of specialty candies to wholesalers and retailers.

 Inventory

  Inventory is valued at lower of cost or market. Cost which includes labor, material and factory overhead is determined on the first-in, first-out ("FIFO") basis. Inventory on hand at December 31, 1995 contained dated, stale, and unuseable goods, packaging, and display material inventory. Accordingly, at December 31, 1995, inventory of goods, packaging, and display material has been written down to its estimated net realized value, and results of operations for 1995 include a corresponding charge of $163,431.

 Property, Plant and Equipment

  The company's policy is to depreciate plant and equipment over the estimated useful lives of the assets as indicated in the following tabulation by use of straight line method.

                                                                         YEARS
                                                                       ---------
      Leasehold Improvements.......................................... 31.5 - 39
      Furniture, Fixtures and Office Equipment........................      5
      Vehicles........................................................      5
      Machinery.......................................................      7

  The components of property, plant, and equipment are as follows:

      Vehicles........................................................ $  8,075
      Office Equipment................................................  176,143
      Leasehold Improvements..........................................   11,183
      Machinery.......................................................    7,279
                                                                       --------
                                                                       $202,680
      Accumulated Depreciation........................................   97,205
                                                                       --------
      Total Fixed Assets.............................................. $105,475
                                                                       ========

 Profit-Sharing Plan

  The company has a profit sharing plan for all employees not covered by a collective bargaining agreement who have been employed for the full fiscal year and have completed at least 1,000 hours of service during the fiscal year. The plan provides for contributions in such amounts as the board of directors may determine. For year 1995, the board has determined that a $10,000 contribution will be made.

                                DAE-JULIE, INC.

 Income Taxes

  The company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for certain state taxes.

 Concentration of Credit Risk

  The Company maintains substantially all of its cash balances at Firstar Bank in Milwaukee, Wisconsin. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1995, the company's uninsured cash balances totaled $27,862.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Business Combination

  On December 21, 1995, the Company and Candyland Candies, Inc. agreed in principle to an Agreement and Plan of Merger, with the surviving corporation being DAE-JULIE, INC. The effective date of the merger would be January 1, 1996. The merger would be accounted for as a pooling of interests. The sole shareholder of each separate Company, David E. Babiarz, shall remain the sole shareholder of the surviving corporation. Each of the 1,000 shares of Candyland Candies, Inc. issued and outstanding stock on the effective date of the merger shall be cancelled and cease to exist. Each of the 100 shares of Dae-Julie, Inc. issued and outstanding stock on the effective date of the merger shall continue to be issued and outstanding and represent 100 shares of common stock of the surviving corporation. The following schedule reflects the operating results as if the merger occurred on January 1, 1995.

      SALES AND REVENUES                                       DECEMBER 31, 1995
      ------------------                                       -----------------
      Dae-Julie, Inc..........................................    $12,582,207
      Candyland Candies, Inc..................................     27,040,422
      Eliminations............................................     (4,615,609)
                                                                  -----------
          Total...............................................    $35,007,020
                                                                  ===========
      NET INCOME
      ----------
      Dae-Julie, Inc..........................................    $   237,251
      Candyland Candies, Inc..................................      1,115,326
      Eliminations............................................        (15,402)
                                                                  -----------
          Total...............................................    $ 1,337,175
                                                                  ===========

  The net income elimination represents Candyland Candies, Inc. profit within Dae-Julie, Inc.'s ending inventory.

                                DAE-JULIE, INC.

NOTE 2--RELATED PARTY TRANSACTIONS

  Various transactions were entered into with a company related through common ownership, Candyland Candies, Inc. The following is a description of the major transactions which occurred:

  . Purchases of Candyland Candies, Inc. products amount to $4,615,609.

  . SEC income received for sale of the company's products totalled $795,589 and is reflected in other income.

  . Accounts Receivable as of December 31, 1995 amounted to $69,347.

  . Accounts Payable as of December 31, 1995 amounted to $248,846.

  . Notes Receivable is in respect to the sale of equipment during 1992.
    Total receivable is $60,698 with $25,073 due currently.

NOTE 3--SHORT-TERM BORROWINGS

  The company has an available line of credit totalling $2,000,000 with Firstar Bank. The line of credit is secured by substantially all assets of the Company and any borrowings under this line bear interest at prime as announced by the Northern Trust Company of Chicago. In addition, the Company has a foreign exchange line of credit totalling $150,000 with Firstar Bank. This line of credit is unsecured.

NOTE 4--OPERATING LEASES

  On September 28, 1992, the Company entered into a lease for office and warehouse space with an unrelated third party. As per the lease, the Company's commencement date was December 1, 1992. The following is a schedule by year of future minimum rental payments under the operating lease:

      YEAR ENDING
      DECEMBER 31,
      ------------
       1996............................................................ $211,105
       1997............................................................  217,438
       1998............................................................  223,961
       1999............................................................  230,680
                                                                        --------
                                                                        $883,184
                                                                        ========

  The real estate lease is net, requiring the payment of real estate taxes, insurance, and building expenses. In addition, the lease stipulates that the termination date is midnight, on the last day of the month in which the seventh anniversary of the commencement date occurs with two five year options.

NOTE 5--OFFICERS LIFE INSURANCE

  A collateral assignment by David Babiarz, sole shareholder of Dae-Julie, Inc., of the Valley Forge Life Insurance Co., Policy Number 84000806, was effective as of the policy issue date, October 15, 1986. The assignment amounts to the total premiums advanced by Dae-Julie, Inc. The total premium advances to date are $91,862. As of December 31, 1995, the cash surrender value of said policy is $82,193.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Candyland Candies, Inc.
Des Plaines, Illinois 60018

  We have audited the accompanying balance sheet of Candyland Candies, Inc. as of December 31, 1995 and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the account principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Candyland Candies, Inc. as of December 31, 1995, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          Respectfully submitted,
                                          Wolf, Grieco & Co.

February 21, 1996

                                                                       EXHIBIT A

                            CANDYLAND CANDIES, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1995

                         ASSETS
                         ------
Current Assets
  Accounts Receivable--Trade (Note 4) (Net of Allowance
   of $81,014).......................................... $1,673,893
  Accounts Receivable--Other............................      1,934
  Notes Receivable--Employees...........................      5,608
  Inventory (Note 1)....................................  2,867,594
  Prepaid Expenses......................................    187,613
                                                         ----------
    Total Current Assets................................            $ 4,736,642
Fixed Assets
  Property, Plant, and Equipment at Cost (Notes 1 & 6)
   (Net of Accumulated Depreciation)....................              7,515,870
Other Assets
  Unamortized Loan Acquisition Costs....................                 37,150
                                                                    -----------
Total Assets............................................            $12,289,662
                                                                    ===========
          LIABILITIES AND SHAREHOLDERS' EQUITY
          ------------------------------------
Current Liabilities
  Accounts Payable (Note 4)............................. $  880,520
  Cash Overdrafts.......................................  1,121,000
  Note Payable--Bank (Note 2)...........................    503,743
  Current Portion of Long-Term Debt (Note 3)............  1,129,784
  Accrued Expenses......................................    442,913
                                                         ----------
    Total Current Liabilities...........................            $ 4,077,960
Long-Term Liabilities
  Long-Term Debt (Note 3)............................... $6,136,666
  Accrued Rent--Maintenance Reserve (Note 4)............    160,356
                                                         ----------
    Total Long-Term Liabilities.........................              6,297,022
Shareholders' Equity
  Common Stock, No Par Value, 1,000 Shares Authorized,
   Issued and Outstanding............................... $   50,000
  Retained Earnings.....................................  1,864,680
                                                         ----------
    Total Shareholders' Equity..........................              1,914,680
                                                                    -----------
Total Liabilities and Shareholders' Equity..............            $12,289,662
                                                                    ===========

            See Accompanying Notes and Independent Auditors' Report.

                                                                       EXHIBIT B

                            CANDYLAND CANDIES, INC.

                                INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Sales (Net) (Notes 4 & 5)...............................            $27,040,422
Cost of goods sold (Note 1).............................             22,583,765
                                                                    -----------
Gross profit from operations............................            $ 4,456,657
Selling expenses........................................ $1,577,874
Administrative expenses.................................  1,223,240
                                                         ----------
                                                                      2,801,114
                                                                    -----------
Income before other income/(expenses) (Note 1)..........            $ 1,655,543
Net other expenses......................................                537,650
                                                                    -----------
Net Income                                                          $ 1,117,893
  Retained Earnings--Beginning..........................              1,052,716
  Dividend Distributions................................               (305,929)
                                                                    -----------
Retained earnings--ending...............................            $ 1,864,680
                                                                    ===========



            See Accompanying Notes and Independent Auditor's Report.

                                                                       EXHIBIT C

                            CANDYLAND CANDIES, INC.

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash Flows from Operating Activities:
  Net Income.........................................              $ 1,117,893
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and Amortization.................... $   961,371
  Changes in operating assets and liabilities:
    Increase in receivables..........................     (22,591)
    Increase in inventory............................    (901,213)
    Increase in prepaid expenses.....................     (66,213)
    Decrease in accounts payable.....................    (354,187)
    Increase in cash overdraft.......................     503,743
    Increase in accrued expenses.....................     158,647
                                                      -----------
      Total Adjustments..............................                  279,557
                                                                   -----------
      Net Cash Provided by Operating Activities......              $ 1,397,450
Cash Flows from Investing Activities:
  Purchases of fixed assets.......................... $ 1,610,337
                                                      -----------
      Net Cash Used in Investing Activities..........               (1,610,337)
Cash Flows from Financing Activities:
  Proceeds from bank loans........................... $ 1,871,795
  Principal payments on bank loans...................  (1,300,004)
  Principal payments on related party debt...........    (224,960)
  Unpaid interest expense............................      62,038
  Income distributions to shareholders...............    (305,929)
                                                      -----------
      Net Cash Provided from Financing Activities....                  102,940
                                                                   -----------
Net Decrease in Cash.................................              $   109,947
Cash, January 1, 1995................................                  109,947
                                                                   -----------
Cash, December 31, 1995..............................              $       --
                                                                   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest.........................................              $   398,628
    Income Taxes.....................................                      --

            See Accompanying Notes and Independent Auditors' Report.

                            CANDYLAND CANDIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  The company's operations solely involve the production and sale of candy to other manufacturers, wholesalers, distributors, and retailers.

 Inventory

  Inventory is valued at lower of cost or market. Cost which includes labor, material and factory overhead is determined on the first-in, first-out ("FIFO") basis. Inventory on hand at December 31, 1995 contained dated, stale, and unuseable goods and packaging material. Accordingly, at December 31, 1995, inventory of goods and packaging material has been written down to its estimated net realized value, and results of operations for 1995 include a corresponding charge of $82,515.

  The components of ending inventory are comprised of the following:

      Finished Goods................................................ $1,568,434
      Work in Process...............................................     25,459
      Raw Materials and Supplies....................................  1,273,701
                                                                     ----------
                                                                     $2,867,594
                                                                     ==========

 Property, Plant and Equipment

  The Company's policy is to depreciate plant and equipment over the estimated useful lives of the assets as indicated in the following tabulation by use of straight line and accelerated methods.

                                                                          YEARS
                                                                         -------
      Leasehold Improvements............................................ 31.5-39
      Office Equipment..................................................    5-7
      Machinery and Equipment........................................... 10

  The components of property, plant, and equipment are as follows:

      Machinery and Equipment...................................... $10,497,069
      Office Equipment.............................................     172,719
      Leasehold Improvements.......................................     258,504
                                                                    -----------
                                                                    $10,928,292
      Accumulated Depreciation.....................................   4,638,342
                                                                    -----------
                                                                    $ 6,289,950
      Production Facilities Currently Under Construction...........   1,225,920
                                                                    -----------
                                                                    $ 7,515,870
                                                                    ===========

                            CANDYLAND CANDIES, INC.

 Profit-Sharing Plan

  The company has a profit sharing plan for all employees not covered by a collective bargaining agreement who have been employed for the full fiscal year and have completed at least 1,000 hours of service during the fiscal year. The plan provides for contributions in such amounts as the board of directors may determine. For year 1995, the board has determined that a $15,000 contribution will be made.

 Income Taxes

  The company has elected to be taxed as an S corporation under provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect income taxes, except for certain state taxes.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Business Combination

  On December 21, 1995, the Company and Dae-Julie, Inc. agreed in principle to an Agreement and Plan of Merger, with the surviving corporation being DAE-JULIE, INC. The effective date of the merger is January 1, 1996. The merger would be accounted for as a pooling of interests. The sole shareholder of each separate company, David E. Babiarz, shall remain the sole shareholder of the surviving corporation. Each of the 1,000 shares of Candyland Candies, Inc. issued and outstanding stock on the effective date of the merger shall be cancelled and cease to exist.

NOTE 2--SHORT-TERM BORROWINGS

  The company has an available line of credit totalling $2,000,000 with Firstar Bank, Milwaukee N.A. The line of credit is secured by a blanket lien on all corporate assets. The line bears interest at the rate of prime, 8.5% at December 31, 1995 and is due on April 30, 1996. At December 31, 1995, $1,121,000 of the line has been used. In addition, the company has a foreign exchange line of credit totalling $1,200,000 which is unused and unsecured.

                            CANDYLAND CANDIES, INC.

NOTE 3--LONG-TERM DEBT

  Long-term debt consists of the following at December 31, 1995:

Secured term bank note, payable in monthly installments of $66,667 plus interest through February, 1998 with a balloon payment of
 $1,800,000 due on February 28, 1998, with interest payable at prime, collateralized by a blanket lien on all corporate assets...  $3,533,323
Multiple advance, $7,000,000 credit facility bearing interest at prime. The facility is to be used for an ongoing plant expansion with a start-up date expected to be in the second quarter, 1996.
 Interest only, payable monthly through July, 1996 with
 installments of $108,696, assuming full use, plus interest, payable monthly from August, 1996 to May, 1999 with a balloon
 payment of $2,000,0000 due June, 1999.............................     250,795
Unsecured note, payable n annual installments of $200,000 due each
 March 31, bearing interest at 6%..................................     800,000
Accrued interest on above, payable each March 31 at an amount equal to the accrued interest on that date multiplied by a fraction expressed at $200,000 or unpaid principal, if less, over the
 unpaid principal at that date.....................................     406,671
Subordinated unsecured note due related parties, payable December
 11, 2000, bearing simple interest at 7.11% due at maturity........   1,628,578
Unsecured term note due Dae-Julie, Inc., a company related through common ownership, payable in monthly installments of $2,090
 through May, 1998.................................................      60,698
Accrued interest due related parties payable December 11, 2000.....     586,385
                                                                     ----------
    Total long-term obligations....................................  $7,266,450
Less--Current portion of long-term debt............................   1,129,784
                                                                     ----------
                                                                     $6,136,666
                                                                     ==========

  In accordance with terms of the bank loan agreements, the company has agreed to, among other things, restrict the incurrence of additional debt and limit officers compensation and dividend distributions.

  As of December 31, 1995, the maturities of the long-term obligations are as follows:

      1996........................................................... $1,129,784
      1997...........................................................  1,116,585
      1998...........................................................  2,250,604
      1999...........................................................    306,752
      Thereafter.....................................................  2,462,725
                                                                      ----------
                                                                      $7,266,450
                                                                      ==========

                            CANDYLAND CANDIES, INC.

NOTE 4--RELATED PARTY TRANSACTIONS

  The company leases office, plant, and warehouse space under an operating lease from the sole shareholder through November 30, 1999. Total rental expenses under this lease were $601,551. The following is a schedule of future minimum lease payments required under the lease:

      1996........................................................... $  601,551
      1997...........................................................    601,551
      1998...........................................................    601,551
      1999...........................................................    551,421
                                                                      ----------
                                                                      $2,356,074
                                                                      ==========

  The lease requires the payment of real estate taxes, in excess of those taxes assessed for 1992, insurance, and building expenses.

  Various transactions were entered into with a company related through common ownership, Dae-Julie, Inc. The following is a description of the major transactions which occurred:

  . Sales of Dae-Julie, Inc. accounted for approximately $4,615,609 of the company's net sales.

  . Commissions paid for sales of the company's product totalled $795,589.

  Open balances in respect to Dae-Julie, Inc. are included as Accounts Receivable and Accounts Payable as $248,846 and $69,347, respectively.

NOTE 5--MAJOR CUSTOMERS

  One customer accounted for approximately 21% of the company's sales for the year ended December 31, 1995.

NOTE 6--COMMITMENTS

  The company has begun construction of a third production facility. As of December 31, 1995, the company was committed to the estimated costs of completion of approximately $6,800,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Mederer Corporation:

  We have audited the accompanying combined component balance sheets of Mederer Corporation's U.S. Confectionary Operations (Component) as of December 31, 1996 and 1995, and the related combined statements of component income and equity, and of component cash flows for the years then ended. These financial statements are the responsibility of Mederer Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Component as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

  As discussed in Note 8 to the financial statements, on February 24, 1997, Favorite Brands International, Inc. entered into a Stock Purchase Agreement with Mederer Corporation and its stockholders to acquire the Component.

                                          Deloitte & Touche LLP

Des Moines, Iowa
March 3, 1997

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                       COMBINED COMPONENT BALANCE SHEETS

                           DECEMBER 31, 1995 AND 1996

                                                        DECEMBER 31,  DECEMBER
                        ASSETS                              1995      31, 1996
                        ------                          ------------ -----------
Current Assets:
  Cash................................................. $       --   $   157,337
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of
     $33,000 and $64,884 at December 31, 1995 and
     December 31, 1996, respectively...................   2,449,312    3,748,615
    Related parties....................................     263,822      273,218
    Other..............................................     364,248      152,945
  Inventories:
    Raw materials......................................   1,830,576    3,010,763
    Finished goods.....................................   2,936,232    2,354,167
  Deferred income taxes................................      29,000       62,000
Prepaid expenses.......................................     611,101      752,308
                                                        -----------  -----------
      Total current assets.............................   8,484,291   10,511,353
                                                        -----------  -----------
Property and Equipment:
  Building and leasehold improvements..................   5,281,691    8,102,740
  Machinery and equipment..............................  21,535,686   27,837,602
                                                        -----------  -----------
                                                         26,817,377   35,940,342
  Less accumulated depreciation and amortization.......  11,195,212   13,829,029
                                                        -----------  -----------
  Property and equipment, net..........................  15,622,165   22,111,313
                                                        -----------  -----------
Other Assets...........................................      36,898       34,653
                                                        -----------  -----------
Total Assets........................................... $24,143,354  $32,657,319
                                                        ===========  ===========
           LIABILITIES AND COMPONENT EQUITY
           --------------------------------
Current Liabilities:
  Checks written in excess of bank balances............ $   199,453  $       --
  Accounts payable:
    Trade..............................................   3,940,273    6,858,904
    Related parties....................................     532,623      181,218
  Accrued expenses:
    Payroll and related costs..........................     297,955      643,997
    Property taxes.....................................     177,608      289,533
    Promotional programs...............................     379,938      493,265
    Income taxes.......................................                  427,488
    Other..............................................       1,640      237,347
  Notes payable........................................   1,319,000    2,834,000
  Current maturities of long-term debt.................   1,280,000    1,280,000
  Current portion of capital lease obligations.........   1,616,983    1,682,762
                                                        -----------  -----------
      Total current liabilities........................   9,745,473   14,928,514
Long-Term Debt, less current maturities................   4,430,000    3,150,000
Capital Lease Obligations, less current portion........   4,904,572    4,072,498
Deferred Income Taxes..................................     809,000      689,000
                                                        -----------  -----------
      Total liabilities................................  19,889,045   22,840,012
                                                        -----------  -----------
Commitments and Contingencies (Note 7)
Component Equity.......................................   4,254,309    9,817,307
                                                        -----------  -----------
      Total Liabilities and Component Equity........... $24,143,354  $32,657,319
                                                        ===========  ===========

                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

               COMBINED STATEMENTS OF COMPONENT INCOME AND EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                      YEAR ENDED DECEMBER 31
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
Net Sales............................................ $49,400,861  $62,115,380
                                                      -----------  -----------
Operating Costs and Expenses:
  Cost of goods sold, excluding depreciation and
   amortization......................................  24,171,727   29,607,201
  General and administrative, excluding depreciation
   and amortization..................................  10,033,647   11,878,213
  Selling, excluding depreciation and amortization...   6,098,568    7,690,094
  Depreciation and amortization......................   2,721,613    2,632,178
                                                      -----------  -----------
    Total operating costs and expenses...............  43,025,555   51,807,686
                                                      -----------  -----------
Income from Operations...............................   6,375,306   10,307,694
                                                      -----------  -----------
Other Income (Expense):
  Interest income....................................       3,772       22,538
  Interest expense...................................  (1,062,595)    (963,043)
  Other..............................................      49,394       38,046
                                                      -----------  -----------
    Total other expense..............................  (1,009,429)    (902,459)
                                                      -----------  -----------
Income before Income Taxes...........................   5,365,877    9,405,235
Income Tax Expense...................................   1,743,390    3,138,258
                                                      -----------  -----------
Net Income...........................................   3,622,487    6,266,977
Component Equity, Beginning of Year..................   6,494,718    4,254,309
Distributions to Fund Other Mederer Corporation
 Activities..........................................  (5,862,896)    (703,979)
                                                      -----------  -----------
Component Equity, End of Year........................ $ 4,254,309  $ 9,817,307
                                                      ===========  ===========



                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                  COMBINED STATEMENTS OF COMPONENT CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                            YEAR ENDED
                                                            DECEMBER 31
                                                      ------------------------
                                                         1995         1996
                                                      -----------  -----------
Cash Flows from Operating Activities:
  Net income......................................... $ 3,622,487  $ 6,266,977
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................   2,721,613    2,632,178
    Loss on sale of property and equipment...........          14          --
    Write-down of property and equipment.............         --       323,541
    Deferred income taxes............................     (29,000)    (153,000)
    Changes in:
      Accounts receivable............................    (395,124)  (1,097,396)
      Inventories....................................  (1,589,734)    (598,122)
      Prepaid expenses...............................    (443,312)    (141,207)
      Other assets...................................     (33,247)      (1,922)
      Accounts payable...............................   2,604,693    2,567,225
      Accrued expenses...............................     (22,891)   1,234,489
                                                      -----------  -----------
        Net cash from operating activities...........   6,435,499   11,032,763
                                                      -----------  -----------
Cash Flows from Investing Activities:
  Proceeds from sale of property and equipment.......       5,200          --
  Purchases of property and equipment................  (1,904,608)  (8,222,158)
                                                      -----------  -----------
        Net cash from investing activities...........  (1,899,408)  (8,222,158)
                                                      -----------  -----------
Cash Flows from Financing Activities:
  Net borrowings on notes payable....................   1,180,100    1,515,000
  Change in checks written in excess of bank
   balances..........................................    (292,349)    (199,453)
  Proceeds from long-term debt.......................   2,620,000          --
  Repayments of long-term debt.......................  (2,099,528)  (1,280,000)
  Principal repayments on capital lease obligations..  (1,401,418)  (1,984,836)
  Distributions to fund other Mederer Corporation
   activities, net...................................  (4,542,896)    (703,979)
                                                      -----------  -----------
        Net cash from financing activities...........  (4,536,091)  (2,653,268)
                                                      -----------  -----------
Net Change in Cash...................................         --       157,337
Cash, Beginning of Period............................         --           --
                                                      -----------  -----------
Cash, End of Period.................................. $       --   $   157,337
                                                      ===========  ===========
Supplemental Schedule of Noncash Investing and
 Financing Activities:
  Capital lease obligation incurred for new equipment
   and leasehold improvements........................ $ 1,495,766  $ 1,218,541
  Long-term debt incurred in connection with the
   advance of funds used to retire stock of Mederer
   Corporation.......................................   1,320,000          --
Cash Paid for:
  Interest........................................... $ 1,021,411  $ 1,131,871
  Income taxes.......................................   2,104,494    2,516,500

                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                NOTES TO COMBINED COMPONENT FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The combined financial statements of Mederer Corporation's U.S. Confectionary Operations reflect the manufacturing and distribution activities of Mederer Corporation (Mederer) and its wholly-owned U.S. subsidiaries Trolli, Inc. (Trolli) and Gelex Corporation International, Ltd. (Gelex) (a foreign sales corporation), collectively referred to as the "Component." All significant intercompany accounts and transactions between these entities have been eliminated. These combined financial statements do not reflect Mederer Corporation's non-confectionary operations which include its wholly-owned subsidiary Charqui Inc. (Charqui) or its foreign confectionary operations which include its 90% ownership of Trolli Iberica S.A. (Iberica) and its 99% owned subsidiary Trolli de Mexico S.A. de C.V. (Mexico), collectively referred to as the "Excluded Operations." All significant accounts and transactions between Mederer Corporation's U.S. Confectionary Operations and the Excluded Operations are excluded from the combined balance sheets and net income and are reflected as a change in Component equity.

  Description of Component Business--Mederer manufactures and distributes candy for human consumption. Mederer distributes its products through Trolli who markets them primarily in the United States. Mederer also sells directly to customers in other countries through Gelex. Sales to one customer, who individually accounted for greater than 10% of total Component sales, were approximately $7.8 million and $10.5 million in 1995 and 1996, respectively.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The fair value of amounts borrowed under the Component's external credit facilities approximates the carrying value as the terms and rates are similar to those currently available to the Component.

  Cash Equivalents--All highly liquid investments with a maturity, at time of purchase, of three months or less are considered to be cash equivalents.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment--Property and equipment are recorded at historical cost. Depreciation and amortization of property and equipment is provided using the straight-line method over the following estimated useful lives of the assets.

      Buildings and leasehold improvements........................... 7-40 years
      Machinery and equipment........................................ 3-10 years

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  Long-Lived Assets--The Component assesses at each balance sheet date whether there has been a permanent impairment in the value of long-lived assets.

  Income Taxes--The Component is included in the consolidated tax returns of Mederer Corporation. For financial statement purposes, income taxes are recorded as if the Component filed separate income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefit is based on the changes in the deferred tax assets or liabilities from period to period.

2. LEASES

  Mederer leases a building from an affiliated partnership, Mederer Associates, and accounts for it as a capital lease. The lease expires in 2003. Mederer also leases equipment from unrelated parties under capital leases which expire from 1997 through 2000.

  Assets under capital leases consist of the following at December 31, 1995 and 1996:

                                    1995                   1996
                                 ----------- ---------------------------------
                                              RELATED
                                    TOTAL     PARTIES     OTHER       TOTAL
                                 ----------- ---------- ---------- -----------
   Building..................... $ 2,712,547 $3,931,091 $      --  $ 3,931,091
   Equipment....................   9,358,612  1,086,386  8,272,225   9,358,611
                                 ----------- ---------- ---------- -----------
                                  12,071,159  5,017,477  8,272,225  13,289,702
   Less accumulated
    amortization................   4,459,220  1,451,024  4,285,770   5,736,794
                                 ----------- ---------- ---------- -----------
                                 $ 7,611,939 $3,566,453 $3,986,455 $ 7,552,908
                                 =========== ========== ========== ===========

  The following is a schedule of future minimum lease payments under capital leases, together with the present value of those payments as of December 31, 1996:

                                                RELATED
                                                PARTIES     OTHER      TOTAL
                                               ---------- ---------- ----------
Year ended:
  1997.......................................  $  580,671 $1,529,012 $2,109,683
  1998.......................................     580,671  1,028,836  1,609,507
  1999.......................................     580,671    454,065  1,034,736
  2000.......................................     580,671    235,315    815,986
  2001.......................................     580,671        --     580,671
  Thereafter.................................     879,615        --     879,615
                                               ---------- ---------- ----------
Total minimum lease payments.................   3,782,970  3,247,228  7,030,198
Less amount representing interest............     966,543    308,395  1,274,938
                                               ---------- ---------- ----------
Present value of net minimum lease payments..   2,816,427  2,938,833  5,755,260
Amounts due within one year..................     327,998  1,354,764  1,682,762
                                               ---------- ---------- ----------
Obligations under capital leases due after
 one year....................................  $2,488,429 $1,584,069 $4,072,498
                                               ========== ========== ==========

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  Under the terms of the leases, Mederer is responsible for maintenance, insurance, taxes and licenses.

  The Component leases equipment and office space under various operating leases which expire through 2001. The following is a schedule of future minimum rental payments applicable to operating leases at December 31, 1996:

             1997............................ $165,909
             1998............................  133,842
             1999............................  107,813
             2000............................  109,775
             2001............................   94,045
                                              --------
             Total minimum rental payments
              required....................... $611,384
                                              ========

  Total rent expense under operating leases was $199,244 and $246,633 for 1995 and 1996, respectively.

3. NOTES PAYABLE AND OTHER LONG-TERM DEBT

  Notes Payable--Mederer has entered into a revolving line of credit agreement with a bank with interest payable monthly at .5% above the bank's base rate (8.75% at December 31, 1996). The balances outstanding on the line of credit were $1,319,000 and $2,834,000 at December 31, 1995 and 1996, respectively.

  Long-Term Debt--Mederer has entered into a revolving term loan note with a bank with interest payable monthly at .75% above the bank's base rate (9.00% at December 31, 1996). The initial amount of the available term loan was $4,200,000. In October 1995, the loan agreement was amended, increasing the available amount to $4,600,000. The available amount decreases quarterly by $210,000 through December 31, 1999, and is limited to the most current borrowing base (as defined by the agreement). The balances outstanding on this reducing revolving term loan were $4,390,000 and $3,550,000 at December 31, 1995 and 1996, respectively.

  Borrowings under the line of credit and long-term debt agreements are secured by substantially all Mederer's assets not otherwise encumbered.

  Mederer's credit agreements contain several covenants and require Mederer to maintain certain financial ratios. The most restrictive covenants limit payments of dividends, limit future loans and advances, require a minimum book net worth (in total and in proportion to indebtedness), and requires a minimum cash flow coverage ratio. Mederer was in compliance with such covenants as of December 31, 1996.

  In September 1995, Mederer entered into a $1,320,000 unsecured installment note with a former stockholder in connection with the advance of $885,000 in cash used to retire stock of Mederer. Interest is payable quarterly at 2% below prime rate (6.25% at December 31, 1996). The balance of this note at December 31, 1996, $880,000, is due in annual payments of $440,000.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  Future maturities of long-term debt at December 31, 1996 are as follows:

             1997.......................... $1,280,000
             1998..........................  1,280,000
             1999..........................  1,870,000
                                            ----------
                                            $4,430,000
                                            ==========

4. INCOME TAXES

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1995 and 1996 were as follows:

                                                            1995       1996
                                                          ---------  ---------
      Current deferred taxes:
        Allowance for doubtful accounts.................. $  11,000  $  24,000
        Inventories......................................  (161,000)   (49,000)
        Accruals.........................................   179,000     87,000
                                                          ---------  ---------
                                                          $  29,000  $  62,000
                                                          ---------  ---------
      Noncurrent deferred taxes:
        Property and equipment........................... $(774,000) $(623,000)
        Capital leases...................................   (37,000)   (70,000)
        Other............................................     2,000      4,000
                                                          ---------  ---------
                                                          $(809,000) $(689,000)
                                                          =========  =========

  The components of income tax expense are as follows:

                                                            1995        1996
                                                         ----------  ----------
      Current........................................... $1,772,390  $3,291,258
      Deferred..........................................    (29,000)   (153,000)
                                                         ----------  ----------
        Total........................................... $1,743,390  $3,138,258
                                                         ==========  ==========

  There are no individual items which cause the effective tax rate to materially differ from the federal statutory rate.

5. RELATED PARTY TRANSACTIONS

  The Component entered into various transactions with related parties during 1995 and 1996. A description of those related party transactions are as follows:

  . The Component pays fees and enters into various other transactions with officers or other individuals having indirect ownership in Mederer.

  . In accordance with a technology and assistance agreement, the Component paid Mederer GmbH (owner of 67.10% of Mederer at December 31, 1996) royalties representing 2% of net sales for the year ended December 31, 1995 and 3.5% of net branded sales for the year ended December 31, 1996.

  . Mederer Associates is a partnership affiliated through common ownership.
    Mederer leases its U.S. manufacturing facilities from Mederer Associates under an agreement accounted for as a capital lease. See Note 2.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  . The Component incurred legal fees with a law firm, Foley & Lardner, in which a member of Mederer's Board of Directors was a partner in 1995.

  . The Component sells product to two outlet stores, Gummi Bear Paradise and United Gummi Bears, Inc., which are owned by an individual related to a stockholder.

  . Mederer sells product to PT Yupi Jelly Gum, an affiliate of Mederer GmbH.

  . Mederer buys raw materials from GMI Products, Inc., which has common ownership with Mederer.

  . The Component sells product under a distribution agreement to Trolli de
    Colombia, which has common ownership with Mederer. The agreement has an initial five year term, expiring in 2001, and contains annual minimum purchase requirements.

  As of December 31:

                                             1995                 1996
                                     -------------------- --------------------
                                     RECEIVABLES PAYABLES RECEIVABLES PAYABLES
                                     ----------- -------- ----------- --------
Officers and other individuals with
 indirect ownership.................  $ 43,912   $ 20,400  $ 87,398   $ 24,000
Mederer GmbH........................     1,600    475,036       --      54,319
Mederer Associates..................    88,274        --     58,274        --
Foley & Lardner.....................       --      35,324       --         --
Trolli de Colombia..................   126,555        --    114,237        --
GMI Products, Inc...................     3,481      1,863     3,080    102,899
United Gummi Bears, Inc.............       --         --     10,229        --
                                      --------   --------  --------   --------
  Total.............................  $263,822   $532,623  $273,218   $181,218
                                      ========   ========  ========   ========

  For the year ended December 31, 1995:

                                             ROYALTIES  LEGAL    RENT   EQUIPMENT ADMINISTRATIVE
                           SALES   PURCHASES   PAID     FEES     PAID   PURCHASED      FEES
                          -------- --------- --------- ------- -------- --------- --------------
Officers and other
 individuals with
 indirect ownership.....  $    --  $    --   $    --   $   --  $    --   $   --      $144,000
Mederer GmbH............     1,575   17,000   745,574      --    71,600   22,000       18,000
Mederer Associates......       --       --        --       --   314,400      --           --
Foley & Lardner.........       --       --        --    85,375      --       --           --
Trolli de Colombia......   631,844      --        --       --       --       --           --
GMI Products, Inc.......       --   452,336       --       --       --       --        45,188
                          -------- --------  --------  ------- --------  -------     --------
 Totals.................  $633,419 $469,336  $745,574  $85,375 $386,000  $22,000     $207,188
                          ======== ========  ========  ======= ========  =======     ========

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  For the year ended December 31, 1996:

                                                                HANDLING                    ADMINIS-
                                             ROYALTIES INTEREST CHARGES    RENT   EQUIPMENT TRATIVE
                           SALES   PURCHASES   PAID      PAID     PAID     PAID   PURCHASED   FEES   MISCELLANEOUS
                          -------- --------- --------- -------- -------- -------- --------- -------- -------------
Officers and other
 individuals with
 indirect ownership.....  $    --  $    --   $    --   $    --  $   --   $    --   $   --   $144,000    $   --
Mederer GmbH............     4,152      --    764,419   100,252  47,616       --    68,394    18,000     23,194
Mederer Associates......       --       --        --        --      --    470,480      --        --         --
Trolli de Colombia......   710,683      --        --        --      --        --       --        --         --
GMI Products, Inc.......     1,914  489,100       --        --      --        --       --        --         --
United Gummi Bears,
 Inc....................    25,548      --        --        --      --        --       --        --         --
Gummi Bear Paradise.....    63,173      --        --        --      --        --       --        --         --
PT Yupi Jelly Gum.......    67,357      --        --        --      --        --       --        --         --
                          -------- --------  --------  -------- -------  --------  -------  --------    -------
 Totals.................  $872,827 $489,100  $764,419  $100,252 $47,616  $470,480  $68,394  $162,000    $23,194
                          ======== ========  ========  ======== =======  ========  =======  ========    =======

6. EMPLOYEE RETIREMENT PLAN

  Mederer has a 401(k) plan which covers substantially all employees of the Component who meet minimum age and service requirements. Mederer is required to match one-half of the employee's contributions up to a maximum Mederer contribution of 2% of employee compensation. Plan expense for 1995 and 1996, was $46,140 and $60,229, respectively.

7. COMMITMENTS AND CONTINGENCIES

  Under an agreement with a bank, Mederer has guaranteed a term loan of Mederer Associates. At December 31, 1996, the approximate amount guaranteed by Mederer under this term loan aggregated $2,816,427.

  In the normal course of business the Component enters into forward purchase contracts at prevailing market prices for certain raw materials used in the manufacturing process. All such contracts are scheduled for fulfillment within one year. Additionally, in the normal course of business the Component has entered into various manufacturing and contract packaging agreements with customers. Management does not anticipate any loss to be sustained from the fulfillment of or inability to fulfill these contracts and agreements.

  The Component is subject to various claims and legal matters arising in the normal course of business. The Component believes that the outcome of all such matters will not have a material effect on the financial statements of the Component.

8. SUBSEQUENT EVENT

  On February 24, 1997, Favorite Brands International, Inc. (FBI) entered into a Stock Purchase Agreement with Mederer and its stockholders to acquire all the issued and outstanding capital stock of Mederer. At or prior to the closing, which is anticipated to occur on or around April 1, 1997, all

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT) investments in and advances to Charqui and Iberica and related liabilities will be sold to or assumed by the Mederer stockholders, directly or indirectly. In connection with the disposition of Iberica the stockholders will assume a long-term obligation to Mederer GmbH. Additionally, at or prior to closing, the stockholders shall cause the underlying real property assets of Mederer Associates to be conveyed to Mederer for (1) approximately $400,000; plus (2) assumption of an existing mortgage for the real property approximating $2,800,000; and (3) the discharge of a receivable due from Mederer Associates of approximately $58,000.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                        COMBINED COMPONENT BALANCE SHEET

                           (UNAUDITED) MARCH 31, 1997

                                                                     MARCH 31,
                              ASSETS                                    1997
                              ------                                ------------
Current Assets:
  Cash............................................................. $  1,082,900
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $73,354.......    5,472,178
    Related parties................................................      335,031
    Other..........................................................      153,396
  Inventories:
    Raw materials..................................................    4,034,846
    Finished goods.................................................    2,921,872
  Deferred income taxes............................................          --
Prepaid expenses...................................................      840,317
                                                                    ------------
      Total current assets.........................................   14,840,540
                                                                    ------------
Property and Equipment:
  Building and leasehold improvements..............................    8,102,740
  Machinery and equipment..........................................   33,180,270
                                                                    ------------
                                                                      41,283,010
  Less accumulated depreciation and amortization...................  (14,569,997)
                                                                    ------------
  Property and equipment, net......................................   26,713,013
                                                                    ------------
Other Assets.......................................................       72,099
                                                                    ------------
Total Assets....................................................... $ 41,625,652
                                                                    ============
                 LIABILITIES AND COMPONENT EQUITY
                 --------------------------------
Current Liabilities:
  Checks written in excess of bank balances........................ $        --
  Accounts payable:
    Trade..........................................................    7,622,075
    Related parties................................................          --
  Accrued expenses:
    Payroll and related costs......................................    1,037,057
    Property taxes.................................................      258,553
    Promotional programs...........................................      547,425
    Income taxes...................................................    1,335,938
    Other..........................................................      155,661
  Notes payable....................................................    3,622,000
  Current maturities of long-term debt.............................    1,280,000
  Current portion of capital lease obligations.....................    1,659,577
                                                                    ------------
      Total current liabilities....................................   17,518,286
Long-Term Debt, less current maturities............................    3,150,000
Capital Lease Obligations, less current portion....................    8,557,547
Deferred Income Taxes..............................................      689,000
                                                                    ------------
      Total liabilities............................................   29,914,833
                                                                    ------------
Component Equity...................................................   11,710,819
                                                                    ------------
      Total Liabilities and Component Equity....................... $ 41,625,652
                                                                    ============

                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

               COMBINED STATEMENTS OF COMPONENT INCOME AND EQUITY

         (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                        THREE MONTHS ENDED
                                                             MARCH 31
                                                      ------------------------
                                                         1996         1997
                                                      -----------  -----------
Net Sales............................................ $19,492,268  $18,415,967
                                                      -----------  -----------
Operating Costs and Expenses:
  Cost of goods sold, excluding depreciation and
   amortization......................................  11,830,018    9,921,447
  General and administrative, excluding depreciation
   and amortization..................................   2,609,113    2,620,589
  Selling, excluding depreciation and amortization...   1,926,763    1,822,989
  Depreciation and amortization......................     673,412      745,241
                                                      -----------  -----------
    Total operating costs and expenses...............  17,039,306   15,110,266
                                                      -----------  -----------
Income from Operations...............................   2,452,962    3,305,701
                                                      -----------  -----------
Other Income (Expense):
  Interest income....................................         --           --
  Interest expense...................................    (323,652)    (364,540)
  Other..............................................      23,284          --
                                                      -----------  -----------
    Total other expense..............................    (300,368)    (364,540)
                                                      -----------  -----------
Income before Income Taxes...........................   2,152,594    2,941,161
Income Tax Expense...................................     735,729    1,016,027
                                                      -----------  -----------
Net Income...........................................   1,416,865    1,925,134
Component Equity, Beginning of Period................   4,254,309    9,817,307
Distributions to Fund Other Mederer Corporation
 Activities..........................................         --       (31,622)
                                                      -----------  -----------
Component Equity, End of Period...................... $ 5,671,174  $11,710,819
                                                      ===========  ===========



                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                  COMBINED STATEMENTS OF COMPONENT CASH FLOWS

         (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
Cash Flows from Operating Activities:
  Net income........................................... $1,416,865  $1,925,134
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization......................    673,412     745,241
    Loss on sale of property and equipment.............        --          --
    Write-down of property and equipment...............        --          --
    Deferred income taxes..............................     29,000      62,000
    Changes in:
      Accounts receivable.............................. (2,263,585) (1,785,827)
      Inventories......................................   (252,040) (1,591,788)
      Prepaid expenses.................................    (81,791)    (88,009)
      Other assets.....................................    (19,557)    (41,719)
      Accounts payable.................................    331,943     391,552
      Accrued expenses.................................  1,128,381   1,433,405
                                                        ----------  ----------
        Net cash from operating activities.............    962,628   1,049,989
                                                        ----------  ----------
Cash Flows from Investing Activities:
  Proceeds from sale of property and equipment.........
  Purchases of property and equipment..................   (452,395) (5,342,668)
                                                        ----------  ----------
        Net cash from investing activities.............   (452,395) (5,342,668)
                                                        ----------  ----------
Cash Flows from Financing Activities:
  Net borrowings on notes payable......................  1,370,000     788,000
  Change in checks written in excess of bank balances..        --          --
  Proceeds from long-term debt.........................        --          --
  Repayments of long-term debt......................... (2,635,482)        --
  Principal repayments on capital lease obligations.     1,019,282   4,461,864
  Distributions to fund other Mederer Corporation
   activities, net.....................................        --      (31,622)
                                                        ----------  ----------
        Net cash from financing activities.............   (246,200)  5,218,242
                                                        ----------  ----------
Net Change in Cash.....................................    264,033     925,563
Cash, Beginning of Period..............................        --      157,337
                                                        ----------  ----------
Cash, End of Period.................................... $  264,033  $1,082,900
                                                        ==========  ==========
Cash Paid for:
  Interest............................................. $  255,353  $  282,968
  Income taxes.........................................    319,400     107,577

                  See notes to combined financial statements.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

                NOTES TO COMBINED COMPONENT FINANCIAL STATEMENTS

        (UNAUDITED) FOR THE THREE MONTHS ENDING MARCH 31, 1996 AND 1997

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation--The combined financial statements of Mederer Corporation's U.S. Confectionary Operations reflect the manufacturing and distribution activities of Mederer Corporation (Mederer) and its wholly-owned U.S. subsidiaries Trolli, Inc. (Trolli) and Gelex Corporation International, Ltd. (Gelex) (a foreign sales corporation), collectively referred to as the "Component." All significant intercompany accounts and transactions between these entities have been eliminated. These combined financial statements do not reflect Mederer Corporation's non-confectionary operations which include its wholly-owned subsidiary Charqui Inc. (Charqui) or its foreign confectionary operations which include its 90% ownership of Trolli Iberica S.A. (Iberica) and its 99% owned subsidiary Trolli de Mexico S.A. de C.V. (Mexico), collectively referred to as the "Excluded Operations." All significant accounts and transactions between Mederer Corporation's U.S. Confectionary Operations and the Excluded Operations are excluded from the combined balance sheets and net income and are reflected as a change in Component equity.

  Description of Component Business--Mederer manufactures and distributes candy for human consumption. Mederer distributes its products through Trolli who markets them primarily in the United States. Mederer also sells directly to customers in other countries through Gelex.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments--The fair value of amounts borrowed under the Component's external credit facilities approximates the carrying value as the terms and rates are similar to those currently available to the Component.

  Cash Equivalents--All highly liquid investments with a maturity, at time of purchase, of three months or less are considered to be cash equivalents.

  Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

  Property and Equipment--Property and equipment are recorded at historical cost. Depreciation and amortization of property and equipment is provided using the straight-line method over the following estimated useful lives of the assets.

      Buildings and leasehold improvements........................... 7-40 years
      Machinery and equipment........................................ 3-10 years

  Long-Lived Assets--The Component assesses at each balance sheet date whether there has been a permanent impairment in the value of long-lived assets.

        MEDERER CORPORATION'S U.S. CONFECTIONARY OPERATIONS (COMPONENT)

  Income Taxes--The Component is included in the consolidated tax returns of Mederer Corporation. For financial statement purposes, income taxes are recorded as if the Component filed separate income tax returns. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefit is based on the changes in the deferred tax assets or liabilities from period to period.

INTERIM FINANCIAL INFORMATION

  Interim financial information for the three months ended March 31, 1996 and 1997 included herein is unaudited; however, in the opinion of management, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the three months ended March 31, 1996 and 1997 are not necessarily indicative of the results to be expected for the years ended December 31, 1997 and 1998, due to the seasonal nature of the Company's operations. These financial statements should be read in conjunction with the Component financial statements as of and for the year ended December 31, 1996.

2. STOCK PURCHASE

  On February 24, 1997, Favorite Brands International, Inc. (FBI) entered into a Stock Purchase Agreement with Mederer and its stockholders to acquire all the issued and outstanding capital stock of Mederer. At or prior to the closing, which is anticipated to occur on or around April 1, 1997, all investments in and advances to Charqui and Iberica and related liabilities will be sold to or assumed by the Mederer stockholders, directly or indirectly. In connection with the disposition of Iberica the stockholders will assume a long-term obligation to Mederer GmbH. Additionally, at or prior to closing, the stockholders shall cause the underlying real property assets of Mederer Associates to be conveyed to Mederer for (1) approximately $400,000; plus (2) assumption of an existing mortgage for the real property approximating $2,800,000; and (3) the discharge of a receivable due from Mederer Associates of approximately $58,000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL ARE AN OFFER TO SELL OR TO BUY ONLY THE SECURITIES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL ARE CURRENT ONLY AS OF THEIR RESPECTIVE DATES.

--------------------------------------------------------------------------------


THROUGH AND INCLUDING          , 1999 (THE 90TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Certificate of Incorporation of the Registrant provides that the Registrant will indemnify each of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and may indemnify certain other persons as authorized by the DGCL.
Section 145 of the DGCL provides as follows:

145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE--

  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  (d) Any Indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under this section.

  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

  The Registrant also carries liability insurance covering officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS. A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

  (b) FINANCIAL STATEMENT SCHEDULES. A schedule of valuation and qualifying accounts is included as Schedule I. Other financial statement schedules have been omitted since the required information is not present, or not present in amounts sufficient to require submission of the schedule, or because the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                      FAVORITE BRANDS INTERNATIONAL, INC.
                                AND SUBSIDIARIES
                 (A WHOLLY-OWNED SUBSIDIARY OF FAVORITE BRANDS
                          INTERNATIONAL HOLDING CORP.)

                 SCHEDULE I--VALUATION AND QUALIFYING ACCOUNTS

                                                    ADDITIONS
                                           BALANCE   CHARGED
                                             AT        TO                BALANCE
                                          BEGINNING COSTS AND            AT END
CLASSIFICATION                             OF YEAR  EXPENSES  DEDUCTIONS OF YEAR
--------------                            --------- --------- ---------- -------
1998:
  Reserve for bad debts..................  $7,650    $18,356   $(11,406) $14,600
                                           ------    -------   --------  -------

1997:
  Reserve for bad debts..................  $  500    $ 7,268   $   (118) $ 7,650
                                           ------    -------   --------  -------

1996:
  Reserve for bad debts..................  $  --     $   500   $    --   $   500
                                           ------    -------   --------  -------

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 28, 1998.

                                          Favorite Brands International, Inc.

                                                /s/ Richard R. Harshman
                                          By: _________________________________
                                          Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on December 28, 1998.

        /s/ Richard R. Harshman
-------------------------------------------
            Richard R. Harshman             Chief Executive Officer
         /s/ Steven F. Kaplan
-------------------------------------------
             Steven F. Kaplan               President, Chief Financial Officer and
                                             Chief Operating Officer
            /s/ Ann Hughes
-------------------------------------------
                Ann Hughes                  Interim Assistant Controller
                                             (Chief Accountant)
         /s/ Alexander Seaver
-------------------------------------------
             Alexander Seaver               Director
        /s/ William S. Price III
-------------------------------------------
           William S. Price III             Director

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 28, 1998.

                                          Trolli Inc.

                                                /s/ Richard R. Harshman
                                          By: _________________________________
                                          Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on December 28, 1998.

        /s/ Richard R. Harshman
-------------------------------------------
            Richard R. Harshman             Chief Executive Officer
         /s/ Steven F. Kaplan
-------------------------------------------
             Steven F. Kaplan               Chief Financial Officer and Chief Operating
                                             Officer
            /s/ Ann Hughes
-------------------------------------------
                Ann Hughes                  Interim Assistant Controller
                                             (Chief Accountant)
         /s/ Alexander Seaver
-------------------------------------------
             Alexander Seaver               Director
        /s/ William S. Price III
-------------------------------------------
           William S. Price III             Director

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, each registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnshire, State of Illinois, on December 28, 1998.

                                          Sather Trucking Corporation

                                                /s/ Richard R. Harshman
                                          By: _________________________________
                                          Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on December 28, 1998.

        /s/ Richard R. Harshman
-------------------------------------------
            Richard R. Harshman             Chief Executive Officer
         /s/ Steven F. Kaplan
-------------------------------------------
             Steven F. Kaplan               President, Chief Financial Officer and
                                             Chief Operating Officer
            /s/ Ann Hughes
-------------------------------------------
                Ann Hughes                  Interim Assistant Controller
                                             (Chief Accountant)
         /s/ Alexander Seaver
-------------------------------------------
             Alexander Seaver               Director
       /s/ William S. Price III
-------------------------------------------
           William S. Price III             Director

                                 EXHIBIT INDEX

 3.1  Certificate of Incorporation of Favorite Brands International, Inc.**
 3.2  Bylaws of Favorite Brands International, Inc.**


 4.1  Indenture, dated as of May 19, 1998, among Favorite Brands International,
      Inc., as issuer, the Subsidiary Guarantors party thereto and LaSalle
      National Bank, as trustee, relating to the 10 3/4% Senior Notes due 2006
      (the "Indenture")**
 4.2  Form of 10 3/4% Senior Notes due 2006 of Favorite Brands International,
      Inc. (the "Initial Notes") (included as Exhibit A to the Indenture filed as Exhibit 4.1)
 4.3  Form of 10 3/4% Senior Notes due 2006 of Favorite Brands International,
      Inc. (the "Exchange Notes") (included as Exhibit B to the Indenture filed as Exhibit 4.1)
 4.4 Form of Subsidiary Guarantee among Favorite Brands International, Inc., the subsidiary guarantors of Favorite Brands International, Inc. that are signatories thereto and LaSalle National Bank, as trustee (included as Exhibit C to the Indenture filed as Exhibit 4.1)
 4.5  Registration Rights Agreement, dated as of May 13 1998, by and among
      Favorite Brands International, Inc., Trolli Inc. and Sather Trucking
      Corp., as Guarantors, and the Initial Purchasers named therein relating to $200,000,000 aggregate principal amount of the Initial Notes*
 4.6  Credit Agreement, dated as of May 19, 1998, among Favorite Brands
      International, Inc., Favorite Brands International Holding Corp., The
      Chase Manhattan Bank, as Administrative Agent, Swingline Lender and Co-
      Syndication Agent, Bank of America National Trust and Savings
      Association, as Documentation Agent and Co-Syndication Agent, and the other financial institutions party thereto (the "Credit Agreement")**
 4.7  First Amendment and Waiver to the Credit Agreement, dated as of August
      26, 1998**
 4.8 Second Amendment and Waiver to the Credit Agreement, dated as of September 25, 1998**
 4.9  10% Senior Note Due 2005 payable to TPG Partners, L.P.*
 4.10 Amended and Restated Senior Subordinated Note Agreement, dated as of
      September 12, 1997 related to Series A Senior Subordinated Notes due
      August 20, 2007 of Favorite Brands International, Inc. ("Amended and
      Restated Senior Subordinated Note Agreement")**
 4.11 Form of Series A Senior Subordinated Note due August 20, 2007 (included as Exhibit I to Amended and Restated Senior Subordinated Note Agreement filed as Exhibit 4.10)
 4.12 Form of Indenture among Favorite Brands International, Inc., the restricted subsidiaries of Favorite Brands International, Inc., as Guarantors, and the trustee party thereto, relating to Senior
      Subordinated Notes due August 20, 2007 (included as Exhibit V to Amended and Restated Senior Subordinated Note Agreement filed as Exhibit 4.10)
 4.13 Amendment No. 1 to the Amended and Restated Senior Subordinated Note
      Agreement, dated as of March 20, 1998**
 4.14 Amendment No. 2 to the Amended and Restated Senior Subordinated Note
      Agreement, dated as of June 19, 1998**
 5.1  Opinion of Cleary, Gottlieb, Steen & Hamilton regarding legality of the
      Exchange Notes**
 10.1 Operating Services Agreement, dated as of July 13, 1998, by and between
      Favorite Brands International, Inc. and Exel Logistics, Inc.**
 10.2 Operating Services Agreement, dated as of July 27, 1998, by and between
      Favorite Brands International, Inc. and Exel Logistics, Inc.**

 10.3 Lease Agreement, dated as of September 26, 1994, between FLLC, L.L.C., as Landlord, and Farley Candy Company, d/b/a Farley Foods, U.S.A., as
       Tenant**
 10.4  Lease Agreement, dated as of December 23, 1996, between David E.
       Babiarz, as Lessor, and D.J. Acquisition Corp., as Lessee**
 10.5  Lease Agreement, dated as of May 12, 1994, between American National
       Bank and Trust Company Land Trust 65387, as Landlord, and Farley Candy
       Company, as Tenant, and addendum thereto*
 10.6  Transition Agreement, dated April 1, 1997, by and among Mederer
       Corporation, Favorite Brands International, Inc. and Jose Minski**
 10.7 The Merrill Lynch Special Non-Qualified Deferred Compensation Plan, effective as of January 1, 1997**
 10.8  Stock Option Agreement, dated as of August 31, 1996 between Favorite
       Brands International Holding Corp. and Alexander M. Seaver**
 10.9 Favorite Brands International Holding Corp. Stock Option Plan, effective as of September 25, 1995**
 10.10 Employment Agreement, dated as of May 5, 1997, between Favorite Brands
       International, Inc. and Al Multari, and amendment thereto, dated as of May 15, 1997**
 10.11 Employment Agreement, dated as of August 15, 1996, between Favorite
       Brands International, Inc. and Dennis J. Nemeth**
 10.12 Form of Change of Control Agreement**
 12.1  Calculation of Ratio of Earnings to Fixed Charges**
 21.1  Subsidiaries of Favorite Brands International, Inc.**
 23.1  Consent of PricewaterhouseCoopers LLP, independent accountants*
 23.2 Consent of Friedman Eisenstein Raemer and Schwartz, LLP, independent accountants*
 23.3  Consent of McGladrey & Pullen, independent accountants*
 23.4  Consent of Wolf, Grieco & Co., independent accountants*
 23.5  Consent of Deloitte & Touche LLP, independent accountants*
 23.6 Consent of Cleary, Gottlieb, Steen & Hamilton (included in its opinion filed as Exhibit 5.1)
 25.1 Form T-1 with respect to the eligibility of LaSalle National Bank with respect to the Indenture**
 27.1  Financial Data Schedule**
 99.1  Form of Letter of Transmittal**
 99.2  Form of Notice of Guaranteed Delivery**
 99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees**
 99.4  Form of Letter to Clients**

--------
   *Filed Herewith.

  **Previously filed.

                                       2